Australia and New Zealand Banking Group Limited

ABN 11 005 357 522

Half Year

31 March 2011

Consolidated Financial Report

Dividend Announcement and

Appendix 4D

This document contains the information required by Appendix 4D of the Australian Securities Exchange Listing Rules. It should be read in conjunction with ANZ’s 2010 Annual Report, and is lodged with the Australian Securities Exchange under listing rule 4.2A.

RESULTS FOR ANNOUNCEMENT TO THE MARKET	APPENDIX 4D

Name of Company:	Australia and New Zealand Banking Group Limited ABN 11 005 357 522

Report for the half year ended 31 March 2011

		A$ million
Operating income	ñ 19%* to	8,605
Net statutory profit attributable to shareholders	ñ 38%* to	2,664
Underlying profit ^	ñ 23%* to	2,818
Proposed interim dividend per ordinary share, fully franked at 30% tax rate		64 cents
March 2010 interim dividend per ordinary share, fully franked at 30% tax rate		52 cents
Record date for determining entitlements to the proposed interim dividend		18 May 2011
Payment date for the proposed interim dividend		1 July 2011

Dividend Reinvestment Plan and Bonus Option Plan

Australia and New Zealand Banking Group Limited (ANZ) has a Dividend Reinvestment Plan (DRP) and a Bonus Option Plan (BOP) that will operate in respect of the 2011 interim dividend. For the 2011 interim dividend, ANZ intends to provide shares under the DRP and BOP through the issue of new shares. The ‘Acquisition Price’ to be used in determining the number of shares to be provided under the DRP and BOP will be calculated by reference to the arithmetic average of the daily volume weighted average sale price of fully paid ANZ ordinary shares sold on the ASX during the seven trading days commencing on 20 May 2011 less a 1.5% discount, and then rounded to the nearest whole cent. Shares provided under the DRP and BOP will rank equally in all respects with existing fully paid ANZ ordinary shares. Election notices from shareholders wanting to commence, cease or vary their participation in the DRP or BOP for the 2011 interim dividend must be received by ANZ’s Share Registrar by 5.00 pm (Melbourne time) on 18 May 2011. Subject to receiving effective contrary instructions from the shareholder, dividends payable to shareholders with a registered address in Great Britain (including the Channel Islands and the Isle of Man) or New Zealand will be converted to pounds sterling and New Zealand dollars respectively at ANZ’s exchange rate at 5.00 pm (Melbourne time) on 20 May 2011. There is no foreign conduit income attributed to the dividend.

*	Compared to 31 March 2010
^	Adjusted to reflect result for the ongoing business activities of the Group. Refer pages 11 to 13 of the ANZ Condensed Consolidated Financial Report, Dividend Announcement and Appendix 4D for the half year 31 March 2011.

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED	ABN 11 005 357 522

CONSOLIDATED FINANCIAL REPORT, DIVIDEND ANNOUNCEMENT and APPENDIX 4D

Half year ended 31 March 2011

This Results Announcement has been prepared for Australia and New Zealand Banking Group Limited (the “Company”) together with its subsidiaries which are variously described as “ANZ”, “Group”, “ANZ Group”, “us”, “we” or “our”.

All amounts are in Australian dollars unless otherwise stated. The Company has a formally constituted Audit Committee of the Board of Directors. The signing of this final report was approved by resolution of a Committee of the Board of Directors on 2 May 2011.

When used in this Results Announcement the words “estimate”, “project”, “intend”, “anticipate”, “believe”, “expect”, “should” and similar expressions, as they relate to ANZ and its management, are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ANZ does not undertake any obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED	ABN 11 005 357 522

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AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED	ABN 11 005 357 522

Media Release
For Release: 3 May 2011

ANZ 2011 Half Year Result

Good underlying momentum in core businesses continues

ANZ today announced underlying profit of $2.8 billion and statutory profit of $2.7 billion for the half year ended 31 March 2011 both up 3% on the preceding half (HOH). Underlying profit was 23% higher than for the prior corresponding period (PCP) while statutory profit was 38% higher PCP.

The proposed interim dividend of 64 cents per share fully franked is up 12 cents or 23% PCP.

Group Key Points1

•

Underlying profit growth was driven by a 3% increase in profit before provisions (PBP) and a 9% decrease in the provision charge. PBP increased 7% PCP with provisions down 40%. The stronger Australian Dollar reduced profit growth by around 2%.

•	Underlying earnings per share was up 2% HOH and up 20% PCP. The weighted average number of shares increased 1% HOH and 2% PCP.

•	Return on equity up 30 basis points (bps) HOH to 16.7%.

•	The revenue and cost growth differential or “jaws” was neutral HOH.

•

Customer deposits grew 4% (6% FX adjusted) driven by Commercial and Retail in Australia and Institutional in Asia Pacific Europe & America (APEA). Lending grew 2% (4% FX adjusted) largely driven by Retail in Australia and Institutional in Australia and APEA.

•

Group net interest margins excluding Global Markets rose 3 bps[2] to 2.81% reflecting some recovery of higher funding and deposit costs in Australia and New Zealand offset by a mix change in Institutional with higher volume growth from Asia.

•

Total provision coverage[3] remains strong at 2.1% of Credit Risk Weighted Assets (CRWA) with the collective provision ratio at 1.36% of CRWA. In New Zealand, collective provision was reallocated to cover the impacts of the earthquakes. A provision was established in relation to various natural disasters in Australia, in particular flooding in Queensland, including an additional $79 million charge.

Business Key Points1

•

Australia region profit increased 2% reflecting income growth in the Australia Division offset by lower Institutional Global Markets income. Increased provision charges related to various natural disasters offset continuing improvements in Institutional asset quality.

•	APEA region pro forma[4] US Dollar profit was up 12%, PBP up 22% driven by an improved Retail contribution and a strong performance from Institutional.

•

New Zealand region NZ Dollar profit was up 19% driven by Institutional Global Markets income, good cost management and lower provisions. Some existing collective provision was reallocated to cover earthquake impacts.

•	Institutional profit was up 12% pro forma with income up 4%, expenses up 8% and provisions down 50%. Other income up 24% driven largely by Global Markets in APEA.

ANZ Chief Executive Officer Mike Smith said: “This result is in line with our first quarter trading update demonstrating good underlying momentum in our core businesses and continued progress with our strategic goals.

“In key businesses our position is continuing to improve with market share gains and strong customer satisfaction.

[1]	All comparisons in the Group Key Points and Business Key Points are underlying and HOH unless otherwise stated
[2]	Including Global Markets, Group net interest margins declined 3 bps to 2.47%
[3]	Total provision coverage ratio is individual provisions plus collective provisions as a proportion of CRWA. Collective provision ratio is CP as a proportion of CRWA
[4]	Pro forma analysis adjusts for the financial impact of recent acquisitions and exchange rates

MEDIA RELEASE

“Our APEA Division continues to perform strongly. We saw good results in Institutional particularly in New Zealand and in Asia; a continued improvement in the New Zealand business; and a solid but uneven outcome in Australia with Retail performing well but Commercial and Wealth impacted by natural disasters. These results have also benefited from improved credit quality trends in Institutional and New Zealand although provisions have increased in Australia.

“The operating environment is continuing to present challenges. Parts of the Australian economy have hit a flat spot with consumers and businesses becoming more conservative after the financial crisis. In other areas we are starting to see the effects of a structural change underway as the Australian economy continues the shift toward being based much more on hard and soft commodities. One of those changes is the stronger Australian Dollar which has impacted our international earnings. We are also managing the impact of the floods in Australia and the earthquake in New Zealand on economic activity and credit quality.

“Nevertheless our Super Regional strategy is giving us a greater exposure to Asia’s growth and it’s aligning us closely to the new and emerging growth segments of the Australian and New Zealand economies as evidenced by the lift we are seeing in non-interest income and cross-border flows. We are investing aggressively in these opportunities, particularly in APEA and in Institutional.

“While this is a long-term game we recognise the need to continue to deliver in the near-term. Having put a number of building blocks in place, including through acquisition and the investments made in building capability, we believe there is further upside in the business. This includes our performance in Wealth, Commercial and Institutional in Australia and Retail and Wealth in Asia. There is also the opportunity across the bank to continue developing stronger customer propositions, driving productivity gains from our hubs and integrating the Super Regional strategy into all our businesses.

“This gives us confidence that we are well positioned going into the second half,” Mr Smith said.

PERFORMANCE BY REGION5

Australia

Regional profit grew 2%, the result of continued revenue growth in Retail offset by higher expense growth in Institutional and Commercial. Provisions include a natural disaster overlay. Overall Regional revenue growth was 2% while expenses grew 4%.

Australia Division (Retail, Wealth, Commercial) PBP increased 4%, net profit was impacted by a 69% increase in the provision charge largely due to the impacts from severe weather events.

Lending growth of 3% was largely driven by increased volume in Mortgages, Small Business and the Business Bank. Mortgages grew at 4% (1.2 times system) while household customer deposits grew 7% (1.6 times system) and Commercial deposits grew 10%.

ANZ is continuing to develop links to the fast growing Asia Pacific region to become the bank of choice for migrants from New Zealand, the Pacific and Asia. Examples of some of the initiatives supporting this drive include simplified account opening procedures for New Zealand customers and customers of Shanghai Rural Commercial Bank, and the rollout of multi-lingual ATMs.

The Retail business performed well delivering PBP growth of 7%. Increased provision charges impacted profit which was up 2%. The business grew market share in key categories and has market leading customer satisfaction levels.

The Commercial business was particularly impacted by increased flood related provisioning. A good outcome in the Business Bank (revenue and PBP up 4% HOH), and in SME (revenue up 5%, PBP up 4%), was offset by more difficult conditions for the Regional Commercial (revenue down 1%, costs flat, PBP down 2%) and Esanda businesses (revenue down 2%, costs down 8%, PBP flat).

[5]	All comparisons use underlying profit and are HOH unless otherwise noted

MEDIA RELEASE

Wealth is making good progress on the OnePath integration program. The cost to income ratio improved 60 bps and management has been strengthened with new appointments to a number of leadership roles.

The insurance business performed well despite impacts in General Insurance from the recent flooding, with annual in-force premiums up 5% and lapse rates improving 140 bps. Wealth Management growth rates are expected to improve as the integration benefits take hold. The focus is on distribution efficiency and developing products which more easily integrate into the bank channel and work well in a simpler superannuation environment.

Institutional Australia profit increased 10% assisted by a 57% decrease in provisions. Income declined 4% impacted by the increasing geographic diversification of Global Markets revenues and strong deposit competition while costs were up 6% as investment in key strategic initiatives, such as the cash management platform, payments infrastructure and customer data management capabilities continued.

Across the Australian Region we are seeing divergent credit trends with an improving corporate credit environment being offset by pockets of stress in the Retail and Rural portfolios. The agriculture sector remains under pressure from adverse long term weather conditions, as well as recent flooding, and there are some signs of stress in Retail, particularly in Queensland where unemployment rates peaked higher and later than the national average and remain elevated.

Asia Pacific, Europe & America (all figures in USD)

Momentum in the underlying business continues to build. While Institutional and Partnerships delivered the majority of profit, the Retail business has begun to see benefits emerging from the RBS acquisition.

Pro forma profit in the region grew 12% with income up 18% and jaws positive 3%. Other income grew 29% reflecting a strong contribution from the Institutional Global Markets business with increased FX volumes, Commodities Trading and Fixed Income sales reflecting the continued investment in our Markets capabilities together with favourable markets conditions and increased client activity.

The APEA business has continued to invest for growth with much of the recent focus on expanding and supporting distribution including continued investment in systems, core banking capabilities, operations support and risk management. Staff numbers increased 5% mainly in client facing roles in Asia.

Customer deposits grew 22%, with lending up 19% driven mainly by continued growth in Transaction Banking through increased customer penetration and sales activity. Retail deposits increased 53% PCP to almost $13 billion driven by the RBS acquisition and continued client acquisition.

Progress is being made on organic expansion with ANZ’s local incorporation in China in October, the opening of a new branch in Chongqing in February and ANZ’s first branch in India to be opened mid-May. ANZ deepened its relationship with its Chinese partner, Shanghai Rural Commercial Bank, with a further RMB1.65 billion (AUD250 million) investment as part of a RMB8.1 billion (AUD1.2 billion) capital-raising to support its continued growth.

ANZ is also investing in the Retail and Wealth business and this has started to build momentum with an increased focus on affluent customer acquisition in consumer finance. Non-core segments from the former RBS businesses have been exited, including the sale of restructured cards portfolios in Taiwan.

In the Pacific we are implementing a strategy to modernise each of our businesses to deliver a more focussed and efficient customer offering, including the introduction of an affluent banking proposition for Retail. We are also broadening customer offerings in Corporate and Institutional banking, for example with the arrangement of a Fiji Sovereign Bond.

New Zealand (all figures in NZD)

Regional profit grew 19% with pro forma income up 4% assisted by a 17% increase in other income reflecting the contribution from Global Markets, and a 35% reduction in the provision charge.

For the New Zealand Businesses, a 1% increase in income and a 41% decline in the provision charge saw profit rise 20%. Costs were well managed down 4%.

MEDIA RELEASE

The emerging economic recovery has been disrupted by the Christchurch earthquakes and the broader consumer and business deleveraging trend. It is expected the Rugby World Cup will deliver a boost to the economy in the second half of the year.

Initiatives to simplify the business, drive efficiencies and improve customer experience have been taken including the move to a single banking technology platform. An NZ$98 million post tax charge related to that project is reflected in the half-year accounts.

The business is also leveraging the Group’s Super Regional strategy to deliver opportunities for customers including becoming the first major New Zealand bank to complete an RMB denominated trade settlement for a New Zealand company.

Margin recovery in the New Zealand businesses has continued up 5bps with lending margin improvements partially offset by higher costs for wholesale funding and deposits. Fixed rate loans now comprise 46% of the mortgage book versus 68% for the same period last year.

Credit quality has continued to improve. While loss rates have shown a steady reduction PCP, the February earthquake in Christchurch is likely to have an impact on individual provisions over the short to medium term. While it is still too early to quantify fully the impact of the earthquake, ANZ considers it holds sufficient collective provisions in New Zealand to cover foreseeable losses.

INSTITUTIONAL (all figures pro forma and FX adjusted)

Institutional profit rose 12%, driven by a 4% increase in revenue and a 50% reduction in the credit impairment charge. Other revenue grew 24% reflecting a strong contribution from Global Markets and reduced reliance on interest income.

The Division continues to invest in diversification of Global Markets revenues and in the Super Regional strategy with expenses up 8%. This includes building out the Cash Management platform and Global Markets capabilities. In February ANZ became the first Australian bank to offer a Tran-Tasman Cash Management solution. Employee numbers were up 3% with the largest increase in Asia (up 7%).

Institutional is diversifying its client base, revenue streams and geographic footprint while investing in underlying support systems, delivering more revenue from more customers in more products across more markets than ever before. More than 670 new relationships were added during the half, a 10% increase, while customer franchise revenues improved 6% and cross border revenues grew further 10%.

Global Markets income grew 12%. The proportion of revenue coming from Foreign Exchange and Commodities grew to 36% during the half up from 32% and 29% in the previous two halves.

ANZ is raising more debt capital for Australian borrowers in the Asian region than any other bank rising to first position on the Dealogic Asia Pacific (Ex-Japan) International Loan bookrunner ranking table for the quarter to March6.

In Transaction Banking trade revenues were up 8% driven by strong growth in Asia where new customers were up over 250% and funded volumes grew 26%. Competitive pressure impacted deposit revenues in Australia while deposit growth was strong in Asia with volumes up $2.9 billion.

Margins (ex Global Markets) declined 9 bps. Excluding an interest write back in the prior half, underlying margins were 4 bps lower mainly due to mix impacts from lower margin but higher volume lending growth in Asia. However competitive pressures are building across all regions.

Deposits grew 4% FX Adjusted (21% PCP); lending volumes have improved up 8% FX adjusted (13% PCP).

CREDIT QUALITY

The total underlying provision charge reduced 9% HOH and 40% PCP to $660 million.

[6]	Dealogic Asia Pacific (ex-Japan) International* loan bookrunner ranking table (*defined as AUD, USD, HKD, Singapore Dollar, Euro, NZD, Sterling and JPY)

MEDIA RELEASE

Total gross impaired assets declined 5% reflecting a 14% decrease in impaired loans and NPCCDs7 and the sale of $720 million of Centro debt. While new impaired loans and NPCCDs decreased 21% the inclusion of Oswal in restructured items saw new impaired assets increase 5%. ANZ continues to expect a full recovery in relation to the Oswal exposure.

The collective provision charge was $66 million. Increased collective provision in Australia was primarily related to natural disasters, in particular the Queensland flooding. In New Zealand the collective provision charge reduced; ANZ expects to be able to absorb the impact from the Christchurch earthquakes within the existing collective provision balance. Based on current information and assumptions the Group provision charge for the year is expected to be around $1.3 billion.

The coverage ratios remain strong with the total provision ratio at over 2.1% of CRWA and the collective provision ratio steady at 1.36% of CRWA.

CAPITAL AND FUNDING

ANZ is well capitalised with a Tier 1 ratio as at 31 March 2011 of 10.5% and a Core Tier 1 ratio of 8.5%.

The Core Tier 1 ratio equates to a Pro forma Core Tier 1 ratio under Basel III (assuming full harmonisation) of circa 9.5%. While this is well above the 7% effective Core Tier 1 minimum under Basel III, we await Australian Prudential Regulation Authority’s interpretation of these revised standards.

The ongoing improvement in funding profile has continued during the half with deposit growth. Reliance on short-term wholesale debt has continued to reduce and now represents 11% of the funding base while customer deposits are at 60% of funding. This outcome is likely to see our annual term debt issuance at the lower end of the $20 billion to $25 billion range. We are well progressed against this target with $14 billion of term debt issued to end March.

NON-CORE ITEMS

ANZ provides underlying profit figures which adjust statutory profit for non-core items. The Group believes that separating out non-core items helps with the analysis of the underlying business trends.

There was a net $154 million charge in non-core items during the half. The key items were a $75 million charge to move to a single core banking system in New Zealand and $72 million in integration and amortisation costs associated largely with the OnePath and RBS acquisitions.

For media enquiries contact:

Paul Edwards	Stephen Ries
Group GM, Corporate Communications	Senior Manager, Media Relations
Tel: +61-3-8654 9999 or +61-434-070101	Tel: +61-3-8654 3659 or +61-409-655551
Email: Paul.Edwards@anz.com	Email: Stephen.Ries@anz.com

For investor and analyst enquiries contact:

Jill Craig	Ben Heath
Group GM, Investor Relations	Manager, Investor Relations
Tel: +61-3-8654 7749 or +61-412-047448	Tel: +61-3-8654 7793 or +61-435-655033
Email: Jill.Craig@anz.com	Email: Ben.Heath@anz.com

[7]	NPCCDs—non performing commitments, contingents and derivatives

MEDIA RELEASE

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FINANCIAL HIGHLIGHTS

Profit

	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 v. $M	Movt Mar 11 Sep 10 v. %	Movt Mar11 Mar10%
Net interest income	5,646	5,633	5,236	0%	8%
Other operating income	2,959	2,842	1,981	4%	49%

Operating income	8,605	8,475	7,217	2%	19%
Operating expenses	(4,026)	(3,922)	(3,382)	3%	19%

Profit before credit impairment and income tax	4,579	4,553	3,835	1%	19%
Provision for credit impairment	(675)	(705)	(1,082)	-4%	-38%

Profit before income tax	3,904	3,848	2,753	1%	42%
Income tax expense	(1,235)	(1,270)	(826)	-3%	50%
Non-controlling interests	(5)	(2)	(2)	large	large

Profit attributable to shareholders of the Company	2,664	2,576	1,925	3%	38%

Underlying profit

Profit has been adjusted to exclude non-core items to arrive at underlying profit, the result for the ongoing business activities of the Group. These adjustments have been determined on a consistent basis with those made in prior periods. The adjustments made to statutory profit to calculate underlying profit are not subject to audit or review. Refer pages 11 to 13 for further details regarding the definition of underlying profit and an explanation of adjustments. Throughout this document figures and ratios that are calculated on an ‘underlying’ basis have been shaded to distinguish them from figures calculated on a statutory basis. Pro forma results (refer page 14) have also been provided and have been shaded in a lighter colour.

	Reference Page	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 v. $M	Movt Mar 11 Sep 10 v. %	Movt Mar 11 Mar 10%
Statutory profit attributable to shareholders of the Company		2,664	2,576	1,925	3%	38%
Adjust for the following gains/(losses) included instatutory profit (net of tax)
New Zealand technology integration	11	(75)	—	—	n/a	n/a
Acquisition costs and valuation adjustments	11	(72)	(158)	(322)	-54%	-78%
Treasury shares adjustment	12	(15)	20	(52)	large	-71%
Tax on New Zealand conduits	12	—	—	38	n/a	-100%
Changes in New Zealand tax legislation	12	3	(36)	—	large	n/a
Economic hedging—fair value gains/(losses)	12	(114)	(8)	(138)	large	-17%
Revenue and net investment hedges	12	30	1	23	large	30%
NZ managed funds impacts	13	42	9	25	large	68%
Non continuing businesses	13
Credit intermediation trades		45	3	51	large	-12%
Other		2	18	2	-89%	0%

Underlying profit		2,818	2,727	2,298	3%	23%

Underlying profit by key line item
Net interest income		5,642	5,623	5,239	0%	8%
Other operating income		2,788	2,592	2,328	8%	20%

Operating income		8,430	8,215	7,567	3%	11%
Operating expenses		(3,821)	(3,722)	(3,249)	3%	18%

Profit before credit impairment and income tax		4,609	4,493	4,318	3%	7%
Provision for credit impairment		(660)	(722)	(1,098)	-9%	-40%

Profit before income tax		3,949	3,771	3,220	5%	23%
Income tax expense		(1,126)	(1,040)	(920)	8%	22%
Non-controlling interests		(5)	(4)	(2)	25%	large

Underlying profit		2,818	2,727	2,298	3%	23%

FINANCIAL HIGHLIGHTS

Pro forma profit excluding exchange rate movements

Pro forma results have been prepared on the assumption that the acquisitions which occurred during 2010 took effect from 1 October 2009, effectively restating the Group’s underlying profit for the March 2010 half year and September 2010 half year. The pro forma results have also been adjusted for exchange rate movements which have impacted the current half year results. This analysis enables readers to understand the estimated growth rates of the ongoing business performance of the Group, including the financial impact of exchange rates and acquisitions. Refer pages 14 to 16 for further details of pro forma adjustments and exchange rate movements.

	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Net interest income	5,642	5,548	5,317	2%	6%
Other operating income	2,788	2,554	2,524	9%	10%

Operating income	8,430	8,102	7,841	4%	8%
Operating expenses	(3,821)	(3,669)	(3,477)	4%	10%

Profit before credit impairment and income tax	4,609	4,433	4,364	4%	6%
Provision for credit impairment	(660)	(726)	(1,120)	-9%	-41%

Profit before income tax	3,949	3,707	3,244	7%	22%
Income tax expense	(1,126)	(1,032)	(930)	9%	21%
Non-controlling interests	(5)	(4)	(2)	25%	large

Pro forma profit	2,818	2,671	2,312	6%	22%

Earnings per share

	Reference Page	Half year Mar 11	Half year Sep 10	Half year Mar 10	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Earnings per ordinary share (cents)
Basic	95	104.2	102.1	76.8	2%	36%
Diluted	95	101.2	99.0	75.4	2%	34%
Underlying[1]	28	109.6	107.4	91.3	2%	20%
Number of fully paid ordinary shares on issue (M)	95	2,596.4	2,559.7	2,533.5	1%	2%
Weighted average number of ordinary shares (M)	95	2,550.1	2,518.7	2,499.8	1%	2%
Weighted average number of ordinary shares—underlying (M)[2]	28	2,566.7	2,535.4	2,511.0	1%	2%
Adjusted weighted average number of shares—diluted (M)	95	2,748.3	2,719.6	2,640.5	1%	4%

1.	Underlying Basic reflects adjustments between statutory profit and underlying profit. Refer pages 11 to 13 for an explanation of the adjustments
2.	Includes Treasury shares held in OnePath Australia

Balance Sheet: Key Items

	Reference Page	As at Mar 11 $M	As at Sep 10 $M	As at Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Net loans and advances including acceptances[1]	32,96	375,883	366,851	352,597	2%	7%
Total assets	84	537,478	531,739	506,708	1%	6%
Customer deposits	35	268,705	257,964	238,212	4%	13%
Total equity	104	35,129	34,155	32,583	3%	8%

1.	2010 comparatives have been adjusted to include bill acceptances (Sep 2010: $6,035 million; Mar 2010: $4,735 million), previously included as trading securities

FINANCIAL HIGHLIGHTS

	Reference Page	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M
Profitability ratios
Return on:
Average ordinary shareholders’ equity[1]		15.8%	15.5%	12.2%
Average ordinary shareholders’ equity
(underlying)[1,2]		16.7%	16.4%	14.7%
Average assets		0.96%	0.94%	0.76%
Average assets (underlying)[2]		1.02%	1.00%	0.91%
Total income		14.8%	15.0%	13.4%
Net interest margin	17	2.47%	2.50%	2.45%
Net interest margin (excluding Global Markets)	17	2.81%	2.78%	2.69%
Underlying profit per average FTE ($)		60,930	59,937	56,876

Efficiency ratios
Operating expenses to operating income		46.8%	46.3%	46.8%
Operating expenses to average assets		1.45%	1.44%	1.34%
Operating expenses to operating income (underlying)[2]		45.3%	45.3%	42.9%
Operating expenses to average assets (underlying)[2]		1.38%	1.36%	1.29%
Operating expenses to operating income (pro forma)[3]		45.3%	45.4%	44.4%

Credit impairment provisioning
Collective provision charge ($M)	23	65	(40)	36
Individual provision charge ($M)	22	610	745	1,046
Total provision charge ($M)	22	675	705	1,082
Individual provision charge as a % of average net advances[4,5]		0.32%	0.41%	0.60%
Total provision charge as a % of average net advances[4,5]		0.35%	0.38%	0.62%
Underlying collective provision charge ($M)	23	66	(40)	36
Underlying individual provision charge ($M)	22	594	762	1,062
Total underlying provision charge ($M)	22	660	722	1,098
Individual provision charge as a % of average net advances[4,5]		0.31%	0.42%	0.61%
Total provision charge as a % of average net advances[4,5]		0.35%	0.39%	0.63%
Credit risk on derivatives—credit intermediation trade related (loss) / gain ($M)	24	55	5	64

Ordinary share dividends (cents)
Interim—100% franked (Mar 2010: 100% franked)	29	64	n/a	52
Final—100% franked (Sep 2010: 100% franked)	29	n/a	74	n/a
Ordinary share dividend payout ratio[6]	29	62.5%	73.7%	68.7%
Underlying ordinary share dividend payout ratio[6]	29	59.1%	69.7%	57.5%

Preference share dividend ($M)
Dividend paid[7]		6	5	6

1.	Average ordinary shareholders’ equity excludes non-controlling interests and preference shares
2.	Adjusted to reflect result for the ongoing business activities of the Group. Refer pages 11 to 13 for explanation of adjustments
3.	Adjusted for the impact of acquisitions and exchange rate movements. Refer pages 14 to 16 for explanation of adjustments
4.	For the purposes of this ratio the individual provision charge excludes impairment expense on available-for-sale assets
5.	2010 comparatives have been adjusted to include average bill acceptances (Sep 2010: $5,430 million; Mar 2010: $4,930 million), previously included as trading securities
6.	Dividend payout ratio is calculated using the 31 March 2010 interim, 30 September 2010 final and the proposed 31 March 2011 interim dividends
7.	Represents dividends paid on Euro Trust Securities issued on 13 December 2004

FINANCIAL HIGHLIGHTS

Financial ratios, cont’d

	Reference Page	As at Mar 11	As at Sep 10	As at Mar 10	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Net Assets
Net tangible assets per ordinary share ($)[1]		10.61	10.38	9.99	2%	6%
Net tangible assets attributable to ordinary shareholders ($M)[1]		27,557	26,590	25,317	4%	9%

Capital adequacy ratio (%)
Core Tier 1	36	8.5%	8.0%	8.5%
Tier 1	36	10.5%	10.1%	10.7%
Tier 2	36	1.6%	1.8%	2.3%
Total capital ratio	36	12.1%	11.9%	13.0%
Credit risk weighted assets ($M)	128	233,246	233,517	220,375	0%	6%
Total risk weighted assets ($M)	128	264,236	264,242	248,961	0%	6%

Impaired assets
Collective provision ($M)	102	3,177	3,153	3,037	1%	5%
Collective provision as a % of credit risk weighted assets		1.36%	1.35%	1.38%	1%	n/a
Gross impaired assets ($M)	26	6,221	6,561	6,561	-5%	-5%
Net impaired assets ($M)	26	4,504	4,686	4,968	-4%	-9%
New impaired assets ($M)	26	2,437	2,319	3,126	5%	-22%
Individual provision as a % of gross impaired loans[2]		32.7%	30.4%	29.3%	8%	12%
Gross impaired loans as % of net advances[2,3]		1.38%	1.66%	1.51%	-17%	-9%
Net impaired loans as a % of net advances[2,3]		0.93%	1.15%	1.07%	-19%	-13%
Net impaired assets as a % of shareholders’ equity[4]		12.8%	13.7%	15.3%	-7%	-16%

Other information
Full time equivalent staff (FTE)		48,460	47,099	42,144	3%	15%
Assets per FTE ($M)		11.1	11.3	12.0	-2%	-8%
Market capitalisation of ordinary shares ($M)[5]		61,820	60,614	64,250	2%	-4%

1.	Equals shareholders’ equity less preference share capital, non-controlling interests, unamortised goodwill and other intangibles
2.	Excludes impaired commitments and contingencies of $17 million (Sep 2010: $26 million; Mar 2010: $33 million)
3.	2010 comparatives have been adjusted to include bill acceptances (Sep 2010: $6,035 million; Mar 2010 $4,735 million), previously included as trading securities
4.	Includes non-controlling interests
5.	As at period end

CHIEF FINANCIAL OFFICER’S REVIEW

Underlying profit

This result includes a number of significant and unusual items which sit outside the ongoing business activities of the Group. Underlying profit has been provided to assist readers to understand the Group’s underlying performance. The adjustments made to statutory profit to calculate underlying profit are not subject to audit or review.

	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Statutory profit attributable to shareholders of the Company	2,664	2,576	1,925	3%	38%
Adjust for the following gains/(losses) included in statutory profit (net of tax)
New Zealand technology integration	(75)	—	—	n/a	n/a
Acquisition costs and valuation adjustments	(72)	(158)	(322)	-54%	-78%
Treasury shares adjustment	(15)	20	(52)	large	-71%
Tax on New Zealand conduits	—	—	38	n/a	-100%
Changes in New Zealand tax legislation	3	(36)	—	large	n/a
Economic hedging—fair value gains/(losses)	(114)	(8)	(138)	large	-17%
Revenue and net investment hedges	30	1	23	large	30%
NZ managed funds impacts	42	9	25	large	68%
Non continuing businesses
Credit intermediation trades	45	3	51	large	-12%
Other	2	18	2	-89%	0%

Underlying profit	2,818	2,727	2,298	3%	23%

Refer pages 114 to 118 within Supplementary Information for a detailed reconciliation of statutory profit to underlying profit.

Explanation of adjustments between statutory profit and underlying profit

•	New Zealand technology integration

On 25 November 2010, ANZ announced it would adopt a single core banking system across the ANZ and The National Bank networks in New Zealand to simplify its business and improve products and services for customers. As a result, ANZ has incurred costs of $108 million ($75 million after tax) associated with the system integration. Further costs of around $10 million are expected in the second half. This project is expected to result in lower operational and technology costs.

•	Acquisition costs and valuation adjustments

	Pre-tax			Net of tax
	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M
OnePath step acquisition[1]	—	4	181	—	4	181
AFS reserve write-off[2]	—	—	32	—	—	32
Integration and transaction costs (refer below)	68	165	110	55	136	95
Amortisation of intangibles relating to acquisition	24	26	20	17	18	14

Total	92	195	343	72	158	322

1.	Valuation adjustment following recalculation of the fair value of the Group’s pre-existing 49% interest on acquisition date under the provisions of AASB 3R Business Combinations (Revised)
2.	Adjustment to write-off previously equity accounted debit available-for-sale reserves

Integration and transaction costs were as follows:

•	Royal Bank of Scotland acquired assets—$36 million ($32 million net of tax) relating to the exiting of the

•

Transitional Services Agreement with RBS and costs associated with converting the technology and processes of the acquired businesses to those of ANZ. The integration is on track to be completed by September 2011 with further costs in the second half of approximately $30 million—$40 million (net of tax).

•

OnePath—$28 million ($20 million net of tax) includes costs associated with the launch of the OnePath brand, harmonisation with ANZ’s policies across risk, finance, technology, governance, shared services and operations, integration of OnePath employees onto ANZ employee terms and conditions, migration to ANZ payroll and disengagement from ING Groep. Further costs of approximately $12 million (net of tax) are expected to complete the integration.

•

Landmark—$4 million ($3 million net of tax) associated with costs of transitioning loans onto ANZ systems. The integration is on track to be completed by September 2011 with further costs in the second half of approximately $3 million (net of tax).

CHIEF FINANCIAL OFFICER’S REVIEW

Explanation of adjustments between statutory profit and underlying profit, cont’d

•	Treasury shares adjustment

ANZ shares held by ANZ in the consolidated managed funds and life business are deemed to be Treasury shares. Realised and unrealised gains and losses from these shares and dividends received on these shares are reversed as these are not permitted to be recognised in income. In deriving underlying profit, these earnings are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policyholder liabilities which are revalued in deriving income. Accordingly, an adjustment to statutory profit of $16 million loss (Sep 2010 half: $22 million gain; Mar 2010 half: $57 million loss), after tax impact $15 million loss (Sep 2010 half $20 million gain; Mar 2010: $52 million loss) has been recognised.

•	Tax on New Zealand conduits

The New Zealand Inland Revenue Department (IRD) had disputed the treatment of a number of structured finance transactions as part of an audit of the 2000 to 2005 tax years. During 2009, a provision of $196 million (NZD240 million) was recognised net of indemnities provided by Lloyds Banking Group plc. During the March 2010 half year, the Group reached a settlement with the IRD in respect of all the transactions in dispute, therefore enabling the release of $38 million in tax provisions.

•	Changes in New Zealand tax legislation

In May 2010 legislation was passed to reduce the New Zealand corporate tax rate from 30% to 28% and to remove the ability to claim tax depreciation on buildings with an estimated useful life greater than 50 years, effective for the 2011-2012 income tax year. The estimated impact on the value of deferred tax was $36 million in the September 2010 half, with a subsequent adjustment of $3 million in the March 2011 half.

•	Economic hedging – fair value gains/(losses) and mark-to-market adjustments on revenue and net investment hedges

The Group enters into economic hedges to manage its interest rate and foreign exchange risk. The application of AASB 139: Financial Instruments – Recognition and Measurement results in volatility within the income statement in relation to economic hedges as follows:

•	approved classes of derivatives not designated in accounting hedge relationships but that are considered to be economic hedges, including hedges of NZD and USD revenue;

•	income/(loss) arising from the use of the fair value option (principally arising from the valuation of the ‘own name’ credit spread on debt issues designated at fair value); and

•	ineffectiveness from designated accounting cash flow, fair value and net investment hedges.

ANZ separately reports the impact of volatility due to economic hedging as the profit or loss resulting from the transactions outlined above will reverse over time to be matched with the profit or loss from the economically hedged item as part of underlying profit.

Funding swaps are primarily foreign exchange rate swaps which are being used to convert the proceeds of foreign currency debt issuances into floating rate Australian dollar and New Zealand dollar debt (‘funding swaps’). As these swaps do not qualify for hedge accounting, movements in the fair values are recorded in the Income Statement. The main drivers of these fair values are currency basis spreads and the Australian dollar and New Zealand dollar fluctuation against other major funding currencies. This category also includes economic hedges of select structured finance and specialised leasing transactions that do not qualify for hedge accounting.

Over the first half of 2011, basis spreads remained relatively volatile with losses in the period driven by a widening of USD/EUR spreads, a contraction in NZD/USD spreads and a strong AUD.

Volatility arising from the use of the fair value option on own debt hedged by derivatives has been driven by a slight narrowing of credit spreads since September 2010.

CHIEF FINANCIAL OFFICER’S REVIEW

Explanation of adjustments between statutory profit and underlying profit, cont’d

Impact on income statement	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M
Timing differences where IFRS results in assymetry between the hedge and hedged items
Funding swaps	(158)	(94)	(159)
Use of the fair value option on own debt hedged by derivatives	(3)	59	(14)
Revenue and net investment hedges	43	1	33
Ineffective portion of cash flow and fair value hedges	6	25	(19)

Profit before tax	(112)	(9)	(159)

Profit after tax	(84)	(7)	(115)

Cumulative pre-tax timing differences relating to economic hedging	As at Mar 11 $M	As at Sep 10 $M	As at Mar 10 $M
Timing differences where IFRS results in assymetry between the hedge and hedged items
Funding swaps	(419)	(261)	(167)
Use of the fair value option on own debt hedged by derivatives	25	28	(31)
Revenue and net investment hedges	89	46	45
Ineffective portion of cash flow and fair value hedges	33	27	2

	(272)	(160)	(151)

•	NZ managed funds impacts

In February 2011 the collateralised debt obligations held within the ING Diversified Yield Fund and the ING Regular Income Fund were sold, resulting in a gain of $45 million ($31 million after tax) being recognised in profit, of which $32 million ($22 million after tax) was transferred from the Available for Sale Reserve. During 2011 further income of $16 million ($11 million after tax) from the underlying securities was recognised up to the point of sale (Sep 2010 half: $9 million; Mar 2010 half: $25 million after tax).

•	Credit risk on impaired derivatives (nil profit after tax impact)

Reclassification of a charge to income for credit valuation adjustments on defaulted and impaired derivatives to provision for credit impairment of $15 million reversal (Sep 2010 half: $17 million charge; Mar 2010 half: $17 million charge).

•	Non continuing businesses

In 2009, Institutional reviewed its existing business portfolio in light of its new strategic and business goals to determine the optimal structure for the division. As a result, new business ceased in several product areas, including the Alternative Assets and Private Equity businesses. The Group’s structured credit intermediation trades are also included within non continuing businesses and will result in the profit/(loss) fluctuating as the credit risk adjustment is impacted by market movements in credit spreads and exchange rate movements. A summary of the impact of non continuing businesses follows:

Non continuing businesses	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Net interest income	—	1	1	-100%	-100%
Other operating income	58	38	72	53%	-19%

Operating income	58	39	73	49%	-21%
Operating expenses	(4)	(7)	(7)	-43%	-43%

Profit before credit impairment and income tax	54	32	66	69%	-18%
Provision for credit impairment	—	—	(1)	n/a	-100%

Profit before income tax	54	32	65	69%	-17%
Income tax expense	(7)	(11)	(12)	-36%	-42%

Profit/(Loss)	47	21	53	large	-11%

CHIEF FINANCIAL OFFICER’S REVIEW

Underlying profit

	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Net interest income	5,642	5,623	5,239	0%	8%
Other operating income	2,788	2,592	2,328	8%	20%

Operating income	8,430	8,215	7,567	3%	11%
Operating expenses	(3,821)	(3,722)	(3,249)	3%	18%

Profit before credit impairment and income tax	4,609	4,493	4,318	3%	7%
Provision for credit impairment	(660)	(722)	(1,098)	-9%	-40%

Profit before income tax	3,949	3,771	3,220	5%	23%
Income tax expense	(1,126)	(1,040)	(920)	8%	22%
Non-controlling interests	(5)	(4)	(2)	25%	large

Underlying profit	2,818	2,727	2,298	3%	23%

Pro forma review of underlying profit, exchange rate adjusted

To enhance the understanding and comparability of financial information between reporting periods, ‘Pro forma’ information has been prepared. The pro forma adjustments assume the increase in ownership in OnePath Australia and New Zealand acquisitions from 49% to 100%, and the Landmark and RBS acquisitions took effect from 1 October 2009, effectively restating the Group’s underlying profit for the March 2010 and September 2010 half years. This analysis provides the estimated growth rates of the ongoing business performance of the Group including recent acquisitions. The pro forma results below are also adjusted to exclude the impact of exchange rate movements. Details of the impact of exchange rate movements and pro forma adjustments follow on pages 15 to 16.

	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Net interest income	5,642	5,548	5,317	2%	6%
Other operating income	2,788	2,554	2,524	9%	10%

Operating income	8,430	8,102	7,841	4%	8%
Operating expenses	(3,821)	(3,669)	(3,477)	4%	10%

Profit before credit impairment and income tax	4,609	4,433	4,364	4%	6%
Provision for credit impairment	(660)	(726)	(1,120)	-9%	-41%

Profit before income tax	3,949	3,707	3,244	7%	22%
Income tax expense	(1,126)	(1,032)	(930)	9%	21%
Non-controlling interests	(5)	(4)	(2)	25%	large

Pro forma profit	2,818	2,671	2,312	6%	22%

•	March 2011 half year compared to September 2010 half year

•

Net interest income increased following growth in average interest earning assets (excluding Global Markets) of 2%, an increase in average customer deposits of 8% and a 3 basis point increase in net interest margin (excluding Global Markets). Other operating income increased 9%, driven by higher earnings from Global Markets and Wealth Management. Global Markets reduction in net interest income was more than offset by its growth in other income.

•

Operating expenses increased with growth primarily in Asia Pacific, Europe & America and Institutional as a result of ongoing investment in key strategic markets, and infrastructure and system enhancements to support future growth. Jaws are flat with investment phased to be in line with revenue growth.

•

The decrease in credit provisions was mainly due to the ongoing improvement as the global economy continues to recover from higher levels of personal bankruptcies, corporate insolvencies and commercial losses. These reductions were largely offset by additional provisioning for the Queensland and Victorian floods, and the Christchurch earthquake.

•	March 2011 half year compared to March 2010 half year

•

An increase in net interest margin (excluding Global Markets) of 12 basis points reflecting the re-pricing of the New Zealand and Institutional portfolios during 2010, and solid growth in average interest earning assets and average customer deposits of 8% and 15% respectively.

•	Institutional cost growth was up 20% driven by investment in technology, system enhancements and people, and Asia Pacific, Europe & America cost growth up 28% through continued investment.

•

The provision for credit impairment decreased 41% with improvements across the New Zealand, Institutional and Asia Pacific Europe and America portfolios. New Zealand provisions would have improved further had it not been for the impact of the Christchurch earthquake. An increase in the Australian Retail and Commercial books reflects provisioning for the impact of flooding in Queensland and Victoria.

CHIEF FINANCIAL OFFICER’S REVIEW

Impact of exchange rate movements

Presented below is an analysis of the impact of exchange rate movements on the income statement, net of earnings from economic revenue hedges put in place to hedge NZD and USD revenue.

Movements in exchange rates have resulted in a $53 million (2%) reduction in the growth in underlying profit for the half year compared to the September half (March 2010: $30 million decrease), principally due to losses in translation from foreign currencies in the Asia Pacific region and USD earnings net of associated hedges. This has been partly offset by gains in translation of NZD earnings net of associated revenue hedges which are booked in Australia as foreign exchange earnings. NZD earnings were translated at effective exchange rates of 1.2757 (March 2011) and 1.2214 (September 2010 half). USD earnings were translated at effective exchange rates of 0.9893 (March 2011) and 0.8990 (September 2010 half).

	Half Year Mar 2011 v. Half Year Sep 2010			Half Year Mar 2011 v. Half Year Mar 2010
	FX unadjusted % growth	FX adjusted % growth	FX Impact $M	FX unadjusted % growth	FX adjusted % growth	FX Impact $M
Net interest income	0%	2%	(99)	8%	9%	(76)
Other operating income	8%	9%	(50)	20%	21%	(32)

Operating income	3%	5%	(149)	11%	13%	(108)
Operating expenses	3%	5%	77	18%	20%	53

Profit before credit impairment and income tax	3%	4%	(72)	7%	8%	(55)
Provision for credit impairment	-9%	-7%	10	-40%	-39%	16

Profit before income tax	5%	7%	(62)	23%	24%	(39)
Income tax expense	8%	9%	9	22%	24%	9
Non-controlling interests	25%	60%	—	large	large	—

Underlying profit	3%	5%	(53)	23%	24%	(30)

Pro forma adjustments

The pro forma adjustments to the profit and loss statement have been calculated on the following basis:

•

OnePath Australia and OnePath New Zealand – additional 51% acquired on 30 November 2009. The March 2010 half includes the removal of two months of equity accounted results and the addition of two months assuming 100% ownership, including purchase price adjustments and intercompany eliminations.

•

Royal Bank of Scotland – various acquisitions, from 21 November 2009 to 12 June 2010. March 2010 and September 2010 pro forma numbers have been based on the estimated run rate extrapolated for the March and September half years. Expenses have been adjusted for items which would not have occurred had the acquisitions not taken place. Provisions have been based on estimates for each country using appropriate loss rates for each asset class under ANZ methodologies. Given the nature of the acquisition, reliable data on prior period profit and loss items are not available.

•

Landmark – purchased 1 March 2010. The March 2010 half adjustments have been calculated based on the seven months actuals for 2010. Provisions have been based on due diligence findings during the acquisition, adjusted to align to ANZ policies and risk estimates for 2010.

•	Funding and other adjustments – reversal of actual interest earned on $1.8 billion capital raised prior to ING acquisition and other intercompany elimination adjustments.

•	All pro forma adjustments are using March 2011 exchange rates. Pro forma adjustments have not been made to the balance sheet.

CHIEF FINANCIAL OFFICER’S REVIEW

March 2011 Half Year

			OnePath
	Landmark	RBS	Australia	New Zealand	Total OnePath	Funding Adj	Total acquisitions
Net interest income	—	—	—	—	—	—	—
Other operating income	—	—	—	—	—	—	—

Operating income	—	—	—	—	—	—	—
Operating expenses	—	—	—	—	—	—	—

Profit before credit impair’t and income tax	—	—	—	—	—	—	—
Provision for credit impairment	—	—	—	—	—	—	—

Profit before income tax	—	—	—	—	—	—	—
Income tax expense	—	—	—	—	—	—	—
Non-controlling interests	—	—	—	—	—	—	—

Pro forma adjustments	—	—	—	—	—	—	—

September 2010 Half Year

			OnePath
	Landmark	RBS	Australia	New Zealand	Total OnePath	Funding Adj	acquisitions Total
Net interest income	—	24	—	—	—	—	24
Other operating income	—	12	—	—	—	—	12

Operating income	—	36	—	—	—	—	36
Operating expenses	—	(24)	—	—	—	—	(24)

Profit before credit impair’t and income tax	—	12	—	—	—	—	12
Provision for credit impairment	—	(14)	—	—	—	—	(14)

Profit before income tax	—	(2)	—	—	—	—	(2)
Income tax expense	—	(1)	—	—	—	—	(1)
Non-controlling interests	—	—	—	—	—	—	—

Pro forma adjustments	—	(3)	—	—	—	—	(3)

March 2010 Half Year

			OnePath
	Landmark	RBS	Australia	New Zealand	Total OnePath	Funding Adj	Total acquisitions
Net interest income	36	116	4	—	4	(2)	154
Other operating income	1	85	145	13	158	(16)	228

Operating income	37	201	149	13	162	(18)	382
Operating expenses	(12)	(161)	(95)	(13)	(108)	—	(281)

Profit before credit impair’t and income tax	25	40	54	—	54	(18)	101
Provision for credit impairment	(15)	(23)	—	—	—	—	(38)

Profit before income tax	10	17	54	—	54	(18)	63
Income tax expense	(3)	(4)	(19)	2	(17)	5	(19)
Non-controlling interests	—	—	—	—	—	—	—

Pro forma adjustments	7	13	35	2	37	(13)	44

CHIEF FINANCIAL OFFICER’S REVIEW

Income and expenses

Net interest income

Net interest income reconciliation	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Pro forma net interest income	5,642	5,548	5,317	2%	6%
Foreign exchange adjustments	n/a	99	76	n/a	n/a
Pro forma adjustments	—	(24)	(154)	-100%	-100%

Underlying net interest income	5,642	5,623	5,239	0%	8%
Adjustments between statutory and underlying net interest income	4	10	(3)	-60%	large
Net interest income	5,646	5,633	5,236	0%	8%

Group
Net interest income	5,646	5,633	5,236	0%	8%
Average interest earning assets	458,029	449,861	428,636	2%	7%
Net interest margin (%)	2.47	2.50	2.45	-1%	1%

Group (excluding Global Markets)
Net interest income	5,375	5,224	4,781	3%	12%
Average interest earning assets	383,835	374,792	356,041	2%	8%
Net interest margin (%)	2.81	2.78	2.69	1%	4%

•	March 2011 half year compared to September 2010 half year

Volume

Growth in balance sheet volumes was suppressed by the appreciation of the Australian dollar against other currencies. The following explanations exclude the impact of exchange rate movements.

Growth in average interest earning assets was $16.9 billion (4%):

•

Growth was driven by an increase in net advances $19.8 billion (6%) with Australia increasing by $15.1 billion primarily in Mortgages $8.5 billion (6%) driven by continued customer demand for housing loans and increasing market share; and in Markets Australia ($5.2 billion) due to a reclassification of non traded acceptances from Trading Securities. Asia Pacific, Europe & America region increased $4.5 billion (20%), primarily through business expansion.

•

Other interest earning assets declined by $2.9 billion driven by lower trading and available-for-sale assets (-$3.6 billion) mainly due to Markets Australia (-$5.2 billion) bill acceptance reclassification. This was partly offset by higher due from other financial institutions ($1.3 billion) mainly in Asia.

Average deposits and other borrowings increased $23.1 billion (8%):

•

Customer deposits grew by $18.7 billion (8%). Australia grew by $11.1 billion (7%) mainly driven by an increase in Institutional and Retail term deposits. Asia Pacific, Europe & America region increased by $5.4 billion (12%) driven by deposit raising strategies and customer acquisitions. New Zealand increased by $2.1 billion (5%).

•

Wholesale funding increased by $4.5 billion (8%) driven by higher certificates of deposits ($7.9 billion) mainly in Australia partly offset by lower commercial paper (-$3.4 billion), mainly in New Zealand due to change in funding mix.

Other interest earning liabilities decreased by $5.1 billion driven by lower liability for acceptances ($10.1 billion) partly offset by higher due to other financial institutions ($5.0 billion).

Margin

Net interest margin decreased by 3 basis points to 2.47%. Excluding the impact of the Global Markets business, the Group margin increased by 3 basis points. The main drivers of improved margin performance excluding Global Markets were:

•

Improved asset margin (+7 basis points) from recovery of higher funding and deposit costs particularly in the Australian and New Zealand retail businesses, and improved fee returns in Institutional due to higher commitment and line fees

•

Funding and asset mix changes (+1 basis point) driven by reduced reliance on wholesale funding due to higher customer deposits as source of funding (+1 basis point) and increased benefits from higher free funds (+1 basis point), offset by negative asset mix impact mainly from an increase in lower margin Housing Loans (-1 basis point)

•

This was partly offset by a higher cost of deposits (-4 basis points). Deposit costs were higher due to competitive pressures (-2 basis points), continued customer migration to lower margin deposit products (-1 basis point) and lower returns from the replicating portfolio (-1 basis points).

•	Other items were lower (-1 basis point) including the impact of higher brokerage cost.

Global Markets had a -6 basis points impact on the total Group margin. This is mainly due to lower earnings from managing balance sheet risk (-4 basis points), higher funding costs associated with unrealised trading gains on derivatives (-1 basis point) and lower earnings from lending and investment activities (-1 basis point).

CHIEF FINANCIAL OFFICER’S REVIEW

Income and expenses cont’d

Net interest income, cont’d

•	March 2011 half year compared to March 2010 half year

Volume

Average interest earning assets increased $36.7 billion (9%) excluding exchange rate movements:

•

Net advances increased by $34.4 billion (10%). Australia increased by $24.8 billion (10%), primarily in Mortgages ($17.8 billion) as a result of continuing customer demand for retail housing, and Markets Australia ($4.0 billion) due to bill acceptance reclassification in the March 2011 half and Rural & Commercial Banking ($2.1 billion) following purchase of Landmark loans. Asia Pacific, Europe & America region increased $9.7 billion (56%), through growth and acquisitions in Asia.

•

Other interest earning assets increased by $2.3 billion (3%) mainly driven by higher due from other financial institutions in Asia for liquidity purposes, and higher trading and available-for-sale asset in Markets Australia & across Asia.

Average deposits and other borrowings increased $35.5 billion (12%) excluding exchange rate movements:

•

Customer deposits grew by $34.9 billion (15%). Australia region grew by $16.5 billion (11%) due primarily to an uplift in term deposits driven by competitive pricing by businesses and customer acquisition. Asia Pacific, Europe & America region grew by $17.2 billion (50%), mainly in Asia, driven by deposit raising strategies and business expansion in the region with the RBS acquisition. New Zealand increased $1.2 billion (3%).

•

Wholesale funding increased by $0.6 billion (1%), driven mainly by an increase in certificate of deposits partly offset by a reduction in commercial paper as a result of the global credit market conditions and growth in customer deposits.

Margin

Net interest margin increased by 2 basis points to 2.47%. Excluding the impact of the Global Markets business, the Group margin increased by 12 basis points. The main drivers of improved margin performance excluding Global Markets were:

•

Improved asset margin (+23 basis points) from the flow through of recovery of higher funding and deposit costs and rate adjustments, particularly in the Australian and New Zealand retail business, and improved fee returns in Institutional due to higher commitment and line fees.

•

This was partly offset by higher deposit costs (-10 basis points) and higher funding costs (-3 basis points). Deposit costs were higher due to the effects of strong competition to attract customer deposits (-5 basis points), continued customer migration to lower margin deposits (-4 basis points) and lower returns from the replicating portfolio (-1 basis point). Higher funding costs were mainly due to an increase in wholesale funding costs.

•	Other Items (+2 basis points) were mainly due to favourable mix impact from the acquisition of higher margin assets (RBS and Landmark).

Global Markets had a -10 basis points impact on the total Group margin. This is mainly due to lower earnings from managing balance sheet risk (-7 basis points) and higher funding costs associated with unrealised gains on derivatives (-1 basis point) and lower earnings from lending and investment activities (-2 basis points).

CHIEF FINANCIAL OFFICER’S REVIEW

Income and expenses, cont’d

Other operating income

	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Fee income	1,175	1,176	1,171	0%	0%
Foreign exchange earnings	388	351	366	11%	6%
Profit on trading instruments	334	152	161	large	large
Net income from wealth management	592	567	535	4%	11%
Other	299	308	291	-3%	3%

Pro forma other operating income	2,788	2,554	2,524	9%	10%
Foreign exchange adjustments	n/a	50	32	n/a	n/a
Pro forma adjustments	—	(12)	(228)	-100%	-100%

Underlying other operating income	2,788	2,592	2,328	8%	20%
Economic hedging—fair value gains/(losses)	(155)	(10)	(192)	large	-19%
Revenue and net investment hedges	43	1	33	large	30%
NZ managed fund impacts	60	5	27	large	large
Fair value impairment for OnePath Australia and OnePath NZ	—	(4)	(213)	-100%	-100%
Credit risk on impaired derivatives[1]	15	(17)	(17)	large	large
Treasury shares adjustment	(16)	22	(57)	large	-72%
Policyholder tax gross up	166	215	—	-23%	n/a
Non continuing businesses
Credit intermediation trades	55	5	64	large	-14%
Other	3	33	8	-91%	-63%

Other operating income	2,959	2,842	1,981	4%	49%

1. Reclassified to credit provisions on page 22

Composition of Global Markets Underlying income
Net interest income	271	409	455	-34%	-40%
Foreign exchange earnings	268	236	282	14%	-5%
Profit on trading instruments	333	151	161	large	large
Fee and other income	91	93	85	-2%	7%

Underlying Global Markets income	963	889	983	8%	-2%
Pro forma Global Markets income	963	863	956	12%	1%

Composition of Global Markets Underlying income by product class
Fixed income	413	370	503	12%	-18%
Foreign exchange	303	272	261	11%	16%
Capital markets	114	108	127	6%	-10%
Other	133	139	92	-4%	45%

Underlying Global Markets income	963	889	983	8%	-2%

The following explanations relate to pro forma underlying other operating income excluding exchange rate impacts:

•	March 2011 half year compared to September 2010 half year

•	Fee income decreased $1 million.

•	Lending fee income decreased $18 million

•

Australia decreased $20 million due mainly to reductions in Institutional, including a $6 million reduction in guarantee fees and a $5 million reduction in Global Loans (formerly Relationship Lending and Specialised Lending) due to lower volumes.

CHIEF FINANCIAL OFFICER’S REVIEW

Income and expenses, cont’d

Other operating income, cont’d

•	Non-lending fee income increased $17 million (2%):

•	Asia Pacific, Europe & America—$21 million increase mainly in Asia ($17 million increase) due to higher volumes in Singapore and America ($6 million increase) driven by higher underwriting fees.

•	New Zealand—$6 million increase due to higher income from capital markets transactions.

•

Australia—$10 million decrease primarily due to lower merchant service fees ($19 million decrease) as a result of merchant pricing competition and interchange rates, offset by seasonally higher fees in unsecured lending ($15 million).

•	Foreign exchange earnings increased $37 million. Refer to the comments below regarding Global Markets income.

•	Profit on trading instruments increased $182 million. Refer to the comments below regarding Global Markets income.

•	Net income from wealth management increased $25 million due to improved investment markets principally driven by OnePath Australia ($15 million increase) and Asia ($14 million increase).

•	Other income decreased $9 million:

•

Asia Pacific, Europe & America—$20 million decrease. The current half includes a $35 million write-down of the investment in Sacombank principally due to a decline in the Vietnamese currency. Equity accounted earnings increased $24 million due to higher earnings in Shanghai Rural Commercial Bank (SRCB) offset by lower earnings in AMMB Holdings Berhad (AMMB).

•	Australia—$14 million increase. Markets increased $9 million mainly due to increased equity accounted earnings from the Diversified Infrastructure Trust.

•

Total Global Markets income is affected by mix impacts between the categories within other operating income and net interest income. Total Global Markets income increased $74 million due to greater diversification across revenue streams with an increase in the proportion of revenue coming from the Foreign Exchange and Commodities businesses.

•	March 2011 half year compared to March 2010 half year

•	Fee income increased $4 million.

•

Lending fee income decreased $1 million. Australia decreased $5 million driven by lower exception fees in Deposits ($12 million), offset by higher volumes in Transaction Banking ($7 million). New Zealand decreased $4 million largely due to the impact from lower exception fees. Asia Pacific, Europe & America increased $8 million mainly due to a $4 million increase in the UK.

•

Non-lending fee income increased $3 million. Asia Pacific, Europe & America increased $19 million from a $9 million increase in Asia due to growth in Singapore and Indonesia, as well as a $7 million increase in America due to higher underwriting fees. Australia reduced $15 million driven by a decrease in Deposits ($14 million lower) as a result of lower exception fees. Other Retail Products decreased $14 million due to lower merchant service fees as a result of merchant pricing competition and interchange rates. Unsecured Lending increased $16 million as a result of higher interchange revenue from increased spend.

•

Foreign exchange earnings increased $22 million. Australia increased $14 million due to a $15 million increase in Transaction Banking as a result of increased volumes and pricing initiatives. New Zealand increased $14 million driven by higher Institutional foreign exchange trading gains. Global Markets reduced $5 million, refer comments below.

•	Profit on trading instruments increased $173 million. Refer to the comments below regarding Global Markets income.

•	Net income from wealth management increased $57 million as a result of improved investment markets, principally driven by OnePath Australia ($39 million increase) and Asia ($16 million increase).

•	Other income increased $8 million:

•

Asia Pacific, Europe & America—$28 million increase. Equity accounted earnings increased $96 million due to higher earnings in SRCB and AMMB. This was offset by the $35 million loss on the write-down of the investment in Sacombank compared to a separate $25 million gain in the first half of 2010 reversing an earlier writedown of the investment in SSI.

•	New Zealand—$10 million decrease due mainly to the de-consolidation of a previously owned controlled entity.

•	Australia—$9 million decrease due to a $9 million reduction in Mortgages as a result of reduced insurance premium income.

•

Total Global Markets income is affected by mix impacts between the categories within other operating income and net interest income. Total Global Markets income decreased $20 million impacted by reduced client activity and lower trading revenues in less volatile market conditions.

CHIEF FINANCIAL OFFICER’S REVIEW

Income and expenses, cont’d

Expenses

	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Personnel expenses	2,355	2,244	2,039	5%	16%
Premises expenses	341	327	329	4%	4%
Computer expenses	498	434	434	15%	15%
Other expenses	627	664	675	-6%	-7%

Pro forma operating expenses	3,821	3,669	3,477	4%	10%
Foreign exchange adjustments	n/a	77	53	n/a	n/a
Pro forma adjustments	—	(24)	(281)	-100%	-100%

Underlying operating expenses	3,821	3,722	3,249	3%	18%
New Zealand technology integration	108	—	—	n/a	n/a
Non continuing businesses	4	7	7	-43%	-43%
Integration and acquisition costs and amortisation of intangibles	93	193	126	-52%	-26%

Total operating expenses	4,026	3,922	3,382	3%	19%

Total employees	48,460	47,099	42,144	3%	15%

The following explanations relate to the pro forma underlying costs excluding exchange rate impact:

•	March 2011 half year compared to September 2010 half year

Pro forma operating expense growth of 4% was driven by our investment in Institutional and Asia Pacific, Europe & America. Institutional cost growth was 8% reflecting continued investment in the super regional strategy, including investment in the diversification of Global Markets revenues and the phased roll out of the new cash management platform. Asia Pacific, Europe & America cost growth of 13% reflects our expansion in the region and capability build across the Retail and Institutional franchises. The Australian division cost growth was 3% driven by salary increases in the March half and higher project spend. New Zealand Businesses costs decreased by 4% with run off of project activity concentrated in the second half of 2010 offsetting the impact of annual salary increases.

•

Personnel expenses were up 5% as result of annual salary increases and a 3% increase in staff numbers. Growth in staff numbers was mainly due to our investment in Asia Pacific, Europe & America (5%) and project related activity.

•	Premises costs were up 4% compared to September half 2010 due to minor increases across the Australia division, offset by a small decrease in New Zealand.

•	Computer costs were up 15% mainly driven by increased contractor costs ($20 million) largely associated with technology projects.

•	Other expenses decreased 6% with lower marketing expenses and a lower project related consulting spend.

•	March 2011 half year compared to March 2010 half year

Pro forma operating expense growth of 10% was driven by our investment in Institutional and Asia Pacific, Europe & America. Institutional cost growth was 20% as the division continued with investments in technology, system enhancements and people. Key capability builds include the cash management system and process automation through integrated workflows. Asia Pacific, Europe & America costs were up 28% with substantial investment in building regional operating and support capability across the region. New Zealand Businesses was flat. Australia division was up 4% mainly due to salary increases and volume related expenses.

•

Personnel costs were up 15% as a result of a 15% increase in staff numbers. Staff numbers in Asia Pacific, Europe & America were up 23% (excluding RBS) due to continued growth in the region. Institutional, up 19%, and the Group Centre was up 16% as a result of increased project expenditure in the centre. Australia division was up 6%. New Zealand was flat.

•	Premises costs increased 4% driven by minor increases in Australia and Asia Pacific, Europe & America.

•	Computer costs increased 15% mainly driven by an increase in project spend, with an increase in depreciation and amortisation costs, computer contractors and software purchased.

•	Other expenses decreased by 7% driven mainly by lower non-lending losses of $22 million and Institutional had a $22 million reduction in other costs.

CHIEF FINANCIAL OFFICER’S REVIEW

Credit risk (including credit risk on derivatives)

Provision for credit impairment charge

	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Australia	552	565	750	-2%	-26%
Asia Pacific, Europe & America[1]	43	62	119	-31%	-64%
New Zealand	65	99	251	-34%	-74%

Pro forma provision for credit impairment charge[1]	660	726	1,120	-9%	-41%
Foreign exchange adjustments	n/a	10	16	n/a	n/a
Pro forma adjustments	—	(14)	(38)	-100%	-100%

Underlying provision for credit impairment charge[1]	660	722	1,098	-9%	-40%

Non continuing businesses	—	—	1	n/a	-100%
Credit risk on impaired derivatives	15	(17)	(17)	large	large

Provision for credit impairment charge	675	705	1,082	-4%	-38%

1.	Includes impairment on AFS assets.

Individual provision charge

	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Australia	428	552	768	-22%	-44%
Asia Pacific, Europe & America	35	60	90	-42%	-61%
New Zealand	115	147	203	-22%	-43%

Pro forma individual provision charge for loans and advances	578	759	1,061	-24%	-46%
Foreign exchange adjustments	n/a	11	14	n/a	n/a
Pro forma adjustments	—	(9)	(33)	-100%	-100%

Underlying individual provision charge for loans and advances	578	761	1,042	-24%	-45%
Individual provision charge as a % of average net advances[1]	0.31%	0.42%	0.61%

Impairment on AFS assets[2]	16	1	20	large	-20%

Total underlying individual provision charge	594	762	1,062	-22%	-44%

Non continuing businesses	1	—	1	n/a	0%
Credit risk on impaired derivatives	15	(17)	(17)	large	large

Total individual provision charge	610	745	1,046	-18%	-42%

1.	2010 has been adjusted to include average bill acceptances (Sep 2010: $5,430 million; Mar 2010: $4,930 million) previously included as trading securities. Excludes impairment of AFS assets
2.	Impairment on AFS assets impacts on Asia Pacific, Europe & America

The pro forma underlying individual provision charge for loans and advances decreased $181 million, due mainly to reductions in Australia. The decrease in Australia of $124 million reflected improved Institutional portfolio quality and reduced provisions for large single name provisions. The decrease in New Zealand of $32 million reflects a slowly improving economy, however the impacts of the February Christchurch earthquake may change this trend. Asia Pacific, Europe & America experienced a reduction of $25 million reflecting improved economic conditions and recoveries.

CHIEF FINANCIAL OFFICER’S REVIEW

Credit risk (including credit risk on derivatives), cont’d

Individual Provision Charge, cont’d

Underlying new and increased provisions	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Australia	648	732	909	-11%	-29%
Asia Pacific, Europe & America	92	80	90	15%	2%
New Zealand	223	260	303	-14%	-26%

New and increased provisions for loans and advances	963	1,072	1,302	-10%	-26%

Underlying recoveries and writebacks
Australia	(220)	(180)	(156)	22%	41%
Asia Pacific, Europe & America	(57)	(25)	(13)	large	large
New Zealand	(108)	(106)	(91)	2%	19%

Recoveries and writebacks	(385)	(311)	(260)	24%	48%

Collective provision charge
Collective provision charge by source	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Lending growth	56	42	19	33%	large
Risk profile	(35)	(48)	(20)	-27%	75%
Portfolio mix	(16)	(32)	6	-50%	large
Economic cycle and concentration risk adjustment	60	(2)	31	large	94%

Collective provision charge	65	(40)	36	large	81%

Pro Forma collective provision charge by region
Australia	124	13	(18)	large	large
Asia Pacific, Europe & America	(8)	2	9	large	large
New Zealand	(50)	(48)	48	4%	large

Pro forma collective provision charge	66	(33)	39	large	69%
Foreign exchange adjustments	n/a	(2)	2	n/a	n/a
Pro forma adjustments	—	(5)	(5)	-100%	-100%

Underlying collective provision charge	66	(40)	36	large	83%

Non continuing businesses	(1)	—	—	n/a	n/a

Collective provision charge	65	(40)	36	large	81%

The pro forma collective provision charge increased by $99 million from the September 2010 half to $66 million. The $111 million increase in Australia was driven by a net charge of $79 million to the economic cycle adjustment due to natural disasters, coupled with an increase in delinquencies in the retail portfolio. The New Zealand release reflects improved credit quality resulting in a $19 million release to the economic cycle adjustment. The Asia Pacific, Europe & America decrease reflects improved credit quality and lower delinquencies offset partially by growth driven by Asia.

CHIEF FINANCIAL OFFICER’S REVIEW

Credit risk (including credit risk on derivatives), cont’d

Expected loss

Management believe that disclosure of modelled expected loss data for individual provisions will assist in assessing the longer term expected loss rates on the lending portfolio as it removes the volatility in reported earnings created by the use of IFRS credit loss provisioning. The expected loss methodology is used internally for return on equity analysis and economic profit reporting. The expected loss on the current portfolio was $1,752 million, an increase of $32 million over September 2010 half year.

Expected loss as a percentage of exposure at default	% of Group exposure at default	As at Mar 11	As at Sep 10	As at Mar 10
Australia	69%	0.31%	0.31%	0.32%
Asia Pacific, Europe & America	14%	0.33%	0.36%	0.35%
New Zealand	17%	0.26%	0.26%	0.28%

Total	100%	0.31%	0.31%	0.32%

Annual expected loss ($million)		1,752	1,720	1,669

Expected loss as a percentage of gross lending assets	% of Group gross lending assets	As at Mar 11	As at Sep 10	As at Mar 10
Australia	74%	0.44%	0.42%	0.43%
Asia Pacific, Europe & America	7%	0.94%	1.09%	1.15%
New Zealand	19%	0.35%	0.36%	0.37%

Total	100%	0.46%	0.45%	0.46%

Credit risk (gain)/loss on derivatives

ANZ recognised a gain of $70 million on credit risk on structured credit intermediation trades and impaired derivatives transacted with corporate customers during the half year ended 31 March 2011.

Credit risk on derivatives	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Credit intermediation trade related[1]	(55)	(5)	(64)	large	-14%
Credit risk on impaired derivatives	(15)	17	17	large	large

Credit risk on derivatives (gain)/loss	(70)	12	(47)	large	49%

1.

In 2009 and 2010 ANZ partially hedged the foreign currency exposure relating to structured credit intermediation trades. The March 2010 half year result includes $14 million loss on foreign currency hedges. All hedges were closed out before March 2010.

CHIEF FINANCIAL OFFICER’S REVIEW

Credit risk (including credit risk on derivatives), cont’d

Structured credit intermediation trades

ANZ entered into a series of structured credit intermediation trades from 2004 to 2007. The underlying structures involve credit default swaps (CDS) over synthetic collateralised debt obligations (CDOs), portfolios of external collateralised loan obligations (CLOs) or specific bonds/floating rate notes (FRNs). ANZ sold protection using credit default swaps over these structures and then to mitigate risk, purchased protection via credit default swaps over the same structures from eight US financial guarantors.

Being derivatives, both the sold protection and purchased protection are marked-to-market. Prior to the commencement of the global credit crisis, movements in valuations of these positions were not significant and largely offset each other in income. Following the onset of the credit crisis, the purchased protection has provided only a partial offset against movements in valuation of the sold protection as:

•	one of the purchased protection counterparties defaulted and many of the remaining were downgraded; and

•	a credit valuation adjustment is applied to the remaining purchased protection counterparties reflective of changes to their credit worthiness.

ANZ is actively monitoring this portfolio with a view to reducing the exposure via termination and restructuring of both the bought and sold protection if and when ANZ deems it cost effective relative to the perceived risk associated with a specific trade or counterparty. Costs were incurred in prior periods managing these positions. The notional amount on the outstanding sold trades at March 2011 was US$8.4 billion (Sep 2010: US$8.4 billion; Mar 2010: US$8.6 billion).

Financial impacts on credit intermediation	As at Mar 11 $M	As at Sep 10 $M	As at Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Mark-to-market credit exposure to financial guarantors	443	641	588	-31%	-25%

Cumulative costs relating to financial guarantors
Credit valuation adjustment for outstanding transactions	143	195	196	-27%	-27%
Other costs (cumulative life to date)	317	320	324	-1%	-2%

Cumulative costs	460	515	520	-10%	-11%

The cumulative costs include realised losses relating to restructuring of trades in order to reduce risks and realised losses on termination of sold protection trades. It also includes foreign exchange hedging losses.

The credit risk expense on structured credit derivatives still remains volatile reflecting the impact of market movements in credit spreads and AUD/USD rates. It is likely there will continue to be volatility in this market value. The overall exposure has reduced reflecting a relative stabilisation in the credit markets and a decrease in the level of corporate credit defaults. The remaining trades continue to be monitored with a view to termination where appropriate opportunities arise.

CHIEF FINANCIAL OFFICER’S REVIEW

Credit risk (including credit risk on derivatives), cont’d

Gross impaired assets

Gross impaired assets at $6,221 million represent a 5% decrease since 30 September 2010, driven by portfolio improvement in all regions.

Net impaired assets

Net impaired assets at $4,504 million represent a 4% decrease since 30 September 2010. The Group has an individual provision coverage ratio of 28%, reflecting a prevalence of well secured exposures within impaired assets.

Gross impaired assets	As at Mar 11 $M	As at Sep 10 $M	As at Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Impaired loans	5,203	6,075	5,330	-14%	-2%
Restructured items	704	141	560	large	26%
Non-performing commitments and contingencies	314	345	671	-9%	-53%

Gross impaired assets	6,221	6,561	6,561	-5%	-5%
Individual provisions
Impaired loans	(1,700)	(1,849)	(1,560)	-8%	9%
Non-performing commitments and contingencies	(17)	(26)	(33)	-35%	-48%

Net impaired assets	4,504	4,686	4,968	-4%	-9%

New impaired assets[1]	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Impaired loans	1,814	2,302	2,761	-21%	-34%
Restructured items	613	6	165	large	large
Non-performing commitments and contingencies	10	11	200	-9%	-95%

Total new impaired assets	2,437	2,319	3,126	5%	-22%

[1].	2010 excludes impaired assets from acquisitions: Sep 2010 half $345 million; Mar 2010 half $78 million

New impaired assets by region	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Australia	1,633	1,406	2,019	16%	-19%
Asia Pacific, Europe & America	146	100	224	46%	-35%
New Zealand	658	813	883	-19%	-25%

Total new impaired assets	2,437	2,319	3,126	5%	-22%

CHIEF FINANCIAL OFFICER’S REVIEW

Income tax expense

	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Income tax expense charged in the income statement	1,235	1,270	826	-3%	50%
Effective tax rate	31.6%	33.0%	30.0%

Income tax expense attributable to income relating to policyholder income and contributions tax	166	215	—	-23%	n/a
Income tax expense charged in the income statement excluding that attributable to income relating to policyholder income and contributions tax	1,069	1,055	826	1%	29%
Effective tax rate	28.6%	29.0%	30.0%

Income tax expense on pro forma underlying profit[1]	1,126	1,032	930	9%	21%
Effective tax rate (pro forma underlying profit)[1]	28.5%	27.8%	28.7%

Income tax expense on underlying profit[2]	1,126	1,040	920	8%	22%
Effective tax rate (underlying profit)[2]	28.5%	27.6%	28.6%

1.	Adjusted for the impact of acquisitions and exchange rate movements. Refer pages 14 to 16 for explanation of adjustments
2.	Adjusted to reflect result for the ongoing business activities of the Group. Refer pages 11 to 13 for explanation of adjustments

•	March 2011 half year compared to September 2010 half year

The Group’s effective tax rate excluding that attributable to policyholder income and contributions tax was 28.6%, down 0.4%. The decrease was due primarily to a favourable overseas tax rate differential in the March 2011 half. In addition, the September 2010 half included an unfavourable impact resulting from changes in New Zealand tax legislation offset by the favourable resolution of an outstanding tax matter in the US.

The pro forma underlying effective tax rate increased 0.7% primarily due to the favourable impact from the resolution of an outstanding tax matter in the US included in the September 2010 half.

•	March 2011 half year compared to March 2010 half year

The Group’s effective tax rate excluding that attributable to policyholder income and contributions tax decreased by 1.4%. The decrease was due primarily to the non-deductible fair value impairment of our interest in OnePath Australia and OnePath New Zealand offset by the release of excess New Zealand conduit tax provision included in the March 2010 half. The March 2011 half included higher profit from associates and joint venture entities.

The proforma underlying effective tax rate decreased 0.2%.

CHIEF FINANCIAL OFFICER’S REVIEW

Earnings per share (cents)[1]	Half year Mar 11	Half year Sep 10	Half year Mar 10	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Basic	104.2	102.1	76.8	2%	36%
Diluted	101.2	99.0	75.4	2%	34%
Underlying earnings per share
Profit attributable to shareholders of the Company ($M)	2,664	2,576	1,925	3%	38%
Less: Adjustments between statutory profit and underlying profit ($M)	(154)	(151)	(373)	2%	-59%

Underlying profit ($M)	2,818	2,727	2,298	3%	23%
Preference share dividends ($M)[2]	(6)	(5)	(6)	20%	0%

Underlying profit less preference share dividends ($M)	2,812	2,722	2,292	3%	23%

Weighted average number of ordinary shares (M)[3]	2,566.7	2,535.4	2,511.0	1%	2%

Underlying earnings per share (cents)	109.6	107.4	91.3	2%	20%

1.	Refer page 95 for full calculation
2.	The earnings per share calculation excludes the Euro Hybrid preference shares
3.	Includes Treasury shares held in OnePath Australia

•	March 2011 half year compared to September 2010 half year

March 2011 half year earnings per share increased 2.1% (2.1 cents) to 104.2 cents on the September 2010 half. Underlying EPS for the Group increased by 2.0% (2.2 cents) on the September 2010 half. The main drivers of the increase in Underlying EPS on the September 2010 half were:

•	an increase in profit before credit impairment (after tax) which contributed 1.4%

•	an after tax decrease in credit impairment charge which contributed 1.9%

•	dilution from an increase in the weighted average number of shares (1.2%).

•	March 2011 half year compared to March 2010 half year

Earnings per share were up 35.7% (27.4 cents) on the March 2010 half. Underlying EPS for the Group increased 20.0% (18.3 cents) on the March 2010 half. The main drivers of the increase in Underlying EPS on the March 2010 half were:

•	an increase in profit before credit impairment (after tax) which contributed 9.1%

•	an after tax decrease in credit impairment charge which contributed 13.5%

•	dilution from an increase in the weighted average number of shares (2.6%).

CHIEF FINANCIAL OFFICER’S REVIEW

Dividends	Half year Mar 11	Half year Sep 10	Half year Mar 10	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Dividend per ordinary share (cents)
Interim (fully franked)	64	n/a	52	n/a	23%
Final (fully franked)	n/a	74	n/a	n/a	n/a
Ordinary share dividend payout ratio (%)[1]	62.5%	73.7%	68.7%
Ordinary share dividends used in payout ratio ($M)[1]	1,662	1,895	1,318	-12%	26%
Profit after tax ($M)	2,664	2,576	1,925	3%	38%
Less: Adjustments between statutory profit and underlying profit ($M)	(154)	(151)	(373)	2%	-59%

Underlying profit ($M)	2,818	2,727	2,298	3%	23%
Ordinary share dividend payout ratio (underlying basis)[1]	59.1%	69.7%	57.5%

1.

Dividend payout ratio calculated using proposed 2011 interim dividend of $1,662 million, based on the forecast number of ordinary shares on issue at the dividend record rate. Dividend payout ratios for the Sep 2010 half year and Mar 2010 half year were calculated using actual dividend paid of $1,895 million and $1,318 million respectively. Dividend payout ratios are calculated by adjusting net profit for preference share dividends paid.

The Directors propose that an interim dividend of 64 cents be paid on 1 July 2011 on each eligible fully paid ANZ ordinary share. The proposed 2011 interim dividend will be fully franked for Australian tax purposes.

ANZ has a Dividend Reinvestment Plan (DRP) and a Bonus Option Plan (BOP) that will operate in respect of the 2011 interim dividend and ANZ intends to provide shares under the DRP and BOP through the issue of new shares. The “Acquisition Price” to be used in determining the number of shares to be provided under the DRP and BOP will be calculated in accordance with the DRP and BOP Terms and Conditions using a 1.5% discount. Refer Note 6 of the Notes to the Condensed Financial Statements for further details regarding the calculation of the “Acquisition Price” and the operation of the DRP and BOP.

Economic profit
	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Profit attributable to shareholders of the company	2,664	2,576	1,925	3%	38%
Less: Adjustments between statutory profit and underlying profit	(154)	(151)	(373)	2%	-59%

Underlying profit	2,818	2,727	2,298	3%	23%
Economic credit cost adjustment	(167)	(105)	164	59%	large
Imputation credits	575	585	546	-2%	5%

Economic return	3,226	3,207	3,008	1%	7%

Cost of capital	(1,857)	(1,830)	(1,734)	1%	7%

Economic profit	1,369	1,377	1,274	-1%	7%

Economic profit is a risk adjusted profit measure used to evaluate business unit performance and is included in determining the variable component of remuneration packages.

Economic profit is calculated via a series of adjustments to underlying profit. The Economic credit cost adjustment replaces the actual credit loss charge with expected loss based on the average loss per annum on the portfolio over an economic cycle. The benefit of imputation credits is recognised, measured at 70% of Australian tax. The cost of capital is a major component of Economic profit. At an ANZ Group level, this is calculated using ordinary shareholders’ equity, multiplied by the cost of capital rate (currently 11%) plus the dividend on preference shares. At a business unit level, capital is allocated based on economic capital, whereby higher risk businesses attract higher levels of capital. This method is designed to help drive appropriate risk management and ensure business returns align with the relevant risk. Key risks covered include credit risk, operating risk, market risk and other risks.

Economic profit was flat half on half, compared to growth in underlying profit of 3%. This difference was driven by:

•	Negative economic credit cost adjustment impact, as actual credit losses were below the average expected loss on the portfolio;

•	Lower imputation credits as a greater proportion of profit is generated from non-Australian sources; and

•	Higher cost of capital charge in line with growth in shareholder’s equity.

CHIEF FINANCIAL OFFICER’S REVIEW

Market risk

Traded Market Risk

Below are aggregate Value at Risk (VaR) exposures at 97.5% and 99% confidence levels covering both physical and derivatives trading positions for the Bank’s principal trading centres. Figures are converted from USD at closing exchange rates. The VaR exposures do not include foreign exchange translation exposure on the mark-to-market for credit risk on structured credit derivatives as this is not a traded position.

97.5% confidence level (1 day holding period)

	As at	High for	Low for	Avg for	As at	High for	Low for	Avg for
	Mar 11	period	period	period	Sep 10	full year	full year	full year
		Mar 11	Mar 11	Mar 11		Sep 10	Sep 10	Sep 10
	$M	$M	$M	$M	$M	$M	$M	$M
Value at Risk at 97.5% confidence
Foreign exchange	3.3	6.0	1.5	3.1	2.6	7.8	0.8	2.0
Interest rate	8.3	14.9	7.4	10.8	11.2	24.9	9.2	17.2
Credit spread	7.1	7.9	2.4	5.2	3.0	4.9	1.7	3.1
Commodities	3.4	4.1	1.8	2.7	2.1	3.7	1.1	2.3
Equity	0.6	1.0	0.4	0.7	0.5	0.8	0.2	0.4
Diversification benefit	(10.1)	n/a	n/a	(10.5)	(7.1)	n/a	n/a	(8.2)

Total VaR	12.6	17.6	8.8	12.0	12.3	24.9	10.0	16.8

99% confidence level (1 day holding period)

Value at Risk at 99% confidence
Foreign exchange	4.2	10.2	2.1	4.1	3.6	10.4	1.3	3.1
Interest rate	11.6	27.1	9.6	16.3	19.3	57.4	15.2	30.5
Credit spread	8.3	9.6	3.2	6.9	3.9	7.0	2.1	4.4
Commodities	4.1	5.9	2.5	4.1	3.6	5.4	2.4	3.6
Equity	0.9	1.4	0.6	1.0	0.8	1.2	0.5	0.8
Diversification benefit	(12.4)	n/a	n/a	(14.5)	(9.4)	n/a	n/a	(9.8)

Total VaR	16.7	28.8	11.8	17.9	21.8	71.4	15.0	32.6

Non-traded interest rate risk

Non-traded interest rate risk relates to the potential adverse impact of changes in market interest rates on future net interest income. Interest rate risk is reported using various techniques including VaR and scenario analysis to a 1% rate shock.

97.5% confidence level (1 day holding period)

	As at	High for	Low for	Avg for	As at	High for	Low for	Avg for
	Mar 11	period	period	period	Sep 10	full year	full year	full year
		Mar 11	Mar 11	Mar 11		Sep 10	Sep 10	Sep 10
	$M	$M	$M	$M	$M	$M	$M	$M
Value at Risk at 97.5% confidence
Australia	16.4	20.1	15.3	17.1	18.2	27.3	18.0	22.0
New Zealand	8.3	13.5	8.3	10.0	13.8	13.8	7.8	11.1
Asia Pacific, Europe & America	3.3	5.5	3.3	4.2	4.3	8.9	4.3	6.0
Diversification benefit	(6.5)	n/a	n/a	(7.3)	(11.6)	n/a	n/a	(8.3)

Total VaR	21.5	26.5	21.5	24.0	24.7	39.6	24.7	30.8

Impact of 1% rate shock on the next 12 months’ net interest income[1]

							As at	As at
							Mar 11	Sep 10
As at period end							0.96%	1.09%
Maximum exposure							0.97%	1.61%
Minimum exposure							0.51%	0.60%
Average exposure (in absolute terms)							0.80%	0.98%

1.

The impact is expressed as a percentage of net interest income. A positive result indicates that a rate increase is positive for net interest income. Conversely, a negative indicates a rate increase is negative for net interest income.

CHIEF FINANCIAL OFFICER’S REVIEW

Market risk, cont’d

Revenue related hedges

The Group uses derivative instruments to economically hedge against the adverse impact on future offshore revenue streams from exchange rate movements. Movements in average exchange rates, net of associated revenue hedges, resulted in a decrease of $53 million in the Group’s underlying profit after tax for the March 2011 half when compared to the September 2010 half (Mar 2010 half: decrease $30 million) (refer page 15). This included the impact on earnings (underlying basis) from associated revenue hedges, which increased by $8 million (before tax) over the September 2010 half (March 2010 half: an increase of $9 million). Hedge revenue is booked in the Group Centre.

The Group has taken out economic hedges against New Zealand Dollar revenue streams. New Zealand Dollar exposure is the most significant, covering the New Zealand geography (refer page 65) and the debt component of New Zealand Dollar intragroup funding of this business, which amounted to NZD1.766 billion at 31 March 2011. Most of our US dollar earnings are in APEA (refer page 55). Details of revenue hedges are set out below.

	Half	Half	Half
	year	year	year
	Mar 11 $M	Sep 10 $M	Mar 10 $M
NZD Economic hedges
Net open NZD position (notional principal)[1]	302	369	632
Amount taken to income (pre tax) [2]	17	5	48
Amount taken to income (pre tax underlying basis) [3]	20	16	15
USD Economic hedges
Net open USD position (notional principal)[1]	1,022	100	—
Amount taken to income (pre tax) [2]	48	13	—
Amount taken to income (pre tax underlying basis) [3]	4	—	—

1.	Value in AUD at original contract rate
2.	Unrealised valuation movement plus realised revenue from closed out hedges
3.	Realised revenue from closed out hedges

In the March 2011 half year:

•	NZD0.3 billion of economic hedges matured and a realised gain of $20 million (pre-tax) was booked to the income statement.

•	NZD0.4 billion of economic hedges are in place at a forward rate of approximately NZD1.21/AUD partially hedging 2011 & 2012 earnings.

•	USD0.1 billion of economic hedges matured and a realized gain of $4 million (pre-tax) was booked to the income statement.

•	USD1 billion of economic hedges are in place at a forward rate of approximately USD0.95/AUD partially hedging 2011 & 2012 earnings.

•

An unrealised gain of $41 million (pre-tax) on the outstanding NZD0.4 billion and USD1 billion of economic hedges was booked to the income statement and has been treated as an adjustment to statutory profit as these are hedges of future years’ NZD and USD revenues.

CHIEF FINANCIAL OFFICER’S REVIEW

Condensed balance sheet

	As at Mar 11 $M	As at Sep 10 $M	As at Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Assets
Liquid assets	22,803	21,521	22,626	6%	1%
Due from other financial institutions	7,479	5,481	6,894	36%	8%
Trading and available-for-sale assets[1]	47,289	48,222	46,316	-2%	2%
Derivative financial instruments	29,646	37,821	27,630	-22%	7%
Net loans and advances including acceptances[1]	375,883	366,851	352,597	2%	7%
Investments relating to insurance business	32,958	32,171	32,054	2%	3%
Other	21,420	19,672	18,591	9%	15%

Total assets	537,478	531,739	506,708	1%	6%

Liabilities
Due to other financial institutions	20,415	20,521	16,068	-1%	27%
Customer deposits	268,705	257,964	238,212	4%	13%
Other deposits and other borrowings	64,683	53,508	63,545	21%	2%

Deposits and other borrowings	333,388	311,472	301,757	7%	10%
Derivative financial instruments	29,796	37,217	27,289	-20%	9%
Liability for acceptances	577	11,495	12,510	-95%	-95%
Bonds and notes	58,526	59,714	58,390	-2%	0%
Insurance policy liabilities/external unitholder liabilities	35,219	34,429	33,942	2%	4%
Other	24,428	22,736	24,169	7%	1%

Total liabilities	502,349	497,584	474,125	1%	6%

Total equity	35,129	34,155	32,583	3%	8%

1.	2010 comparatives have been adjusted to include bill acceptances (Sep 2010: $6,035 million; Mar 2010: $4,735 million) as net loans and advances rather than trading securities

•	March 2011 compared to September 2010

Asset growth of $5.7 billion (1%) has been negatively impacted by movements in exchange rates which has reduced growth by $6.0 billion. Excluding exchange rates, growth was 2%, principally driven by the following factors:

•

Net loans and advances including acceptances increased $12.8 billion (4%) primarily in Mortgages Australia with housing loans increasing by $6.2 billion (4%) with strong growth early in the half tapering off in the latter part of the half due to seasonal factors and impacts of the floods in Victoria and Queensland. Growth of $4.2 billion (23%) across Asia, primarily in Singapore, Hong Kong and Taiwan following increased focus on asset writing strategies in these countries.

•

Derivatives decreased $7.8 billion (21%) following the appreciation of the AUD against other currencies during the first half of 2011 and volatility in the foreign exchange and credit derivative markets.

Growth in liabilities of $4.8 billion (1%) has been impacted by movements in exchange rates which has reduced growth by $6.2 billion. Excluding exchange rates, growth of 2% was driven by the following factors:

•

Customer deposits increased $14.9 billion (6%) driven by growth in customer deposits in Australia, primarily in Retail of $5.1 billion (7%) and Commercial of $3.5 billion (10%) as customers respond to continued attractive rates on offer partially offset by a reduction in Institutional Australia which declined by $5.3 billion (10%) impacted by competitive pressures. Deposits in Asia Pacific, Europe & America continued to grow at a steady rate with an increase of $9.4 billion (21%) through initiatives to raise customer deposit levels.

•	Other deposits increased $11.9 billion which is largely offset by a decrease in liability for acceptances following a switch in products used for funding purposes.

•	March 2011 compared to March 2010

Excluding the impact of exchange rates

•

Asset growth of $40.5 billion (8%) was primarily due to growth in net loans and advances of $29.0 billion (8%) in Mortgages Australia and growth in Taiwan, Hong Kong and Singapore following the completion of the RBS acquisition in the second half of 2010. Other factors contributing to the growth was the increase in derivatives of $2.5 billion driven by volatility in foreign exchange rates, and growth in other assets of $2.8 billion, primarily securities awaiting settlement.

•

Growth in Liabilities of $37.5 billion (8%) was largely driven by growth in customer deposits partially due to the RBS acquisitions (approximately $2.7 billion) and increased focus on customer deposit raising initiatives. Other deposits, excluding the switch of funding from liability for acceptances decreased $9.7 billion. Other factors included an increase of $5.2 billion (35%) in Due to other financial institutions, mainly in Asia Pacific, Europe and America with increased interbank borrowings.

CHIEF FINANCIAL OFFICER’S REVIEW

Liquidity risk

Liquidity risk is the risk that the Group is unable to meet its payment obligations as they fall due, including repaying depositors or maturing wholesale debt, or that the Group has insufficient capacity to fund increases in assets. The timing mismatch of cash flows and the related liquidity risk is inherent in all banking operations and is closely monitored by the Group. The Group maintains a portfolio of liquid assets to manage potential short term stresses in funding sources. The minimum level of liquidity portfolio assets to hold is based on a range of ANZ specific and general market liquidity stress scenarios such that potential cash flow obligations can be met over the short to medium term.

The Group’s approach to liquidity risk management incorporates the following key components:

•	Scenario Modelling of funding sources

The Global financial crisis highlighted the importance of differentiating between stressed and normal market conditions in a name-specific crisis and the different behaviour that offshore and domestic wholesale funding markets can exhibit during market stress events. ANZ’s liquidity scenario modelling stresses site and total bank cash flow projections against multiple ‘survival horizons’ over which period the Group is required to remain cash flow positive. Scenarios modelled are either prudential requirements, i.e. a ‘going-concern’ scenario, or ‘name crisis’ scenario; or Board mandated scenarios including ‘Name-specific’ stresses and ‘Funding Market’ events. Under these scenarios, customer and wholesale balance sheet asset/liability flows are stressed.

•	Liquidity portfolio

The Group holds a diversified portfolio of cash and high credit quality securities that may be sold or pledged to provide same-day liquidity. This portfolio helps protect the Group’s liquidity position by providing cash in a severely stressed environment. All assets held in this portfolio are securities eligible for repurchase under agreements with the applicable central bank (i.e. ‘repo eligible’).

The liquidity portfolio is well diversified by counterparty, currency, and tenor. Under the liquidity policy framework, securities purchased for ANZ’s liquidity portfolio must be of a similar or better credit quality to ANZ’s external long-term or short-term credit ratings and continue to be repo eligible.

Supplementing the prime liquid asset portfolio, the Group holds;

•	Additional cash and other securities to satisfy local country regulatory liquidity requirements, and

•	Secondary sources of liquidity such as highly liquid instruments in trading portfolios.

These other assets are not included in the prime liquidity portfolio outlined below:

	As at	As at	As at
	Mar 11	Sep 10	Mar 10
Prime liquidity portfolio (Market Values)[1]	AUD $M	AUD $M	AUD $M
Australia	24,900	20,974	20,563
New Zealand	8,447	7,547	8,506
United States	1,229	1,275	1,390
United Kingdom	2,207	2,183	2,521
Asia	2,019	4,204	3,564
Internal RMBS (Australia)	24,544	26,657	22,696
Internal RMBS (New Zealand)	3,705	3,812	3,937

Total	67,051	66,652	63,177

Long term counterparty Credit Rating[2]	Market Value (post haircut) AUD $M
AAA	54,725
AA+	5,073
AA	6,234
AA-	732
A+	195
A	92

Total	67,051

1.	Market value is post the repo discount applied by the applicable central bank
2.	Where available, based on Standard & Poor’s long-term credit ratings

CHIEF FINANCIAL OFFICER’S REVIEW

Liquidity risk, cont’d

Regulatory Change

Following the publication of earlier discussion papers relating to liquidity prudential requirements, APRA and the Basel Committee on Banking Supervision have both made further announcements on this topic. These proposals include enhancements to governance and other qualitative requirements, including the requirement for a clear risk appetite statement on liquidity risk from the Board. Many of these aspects have been integrated into ANZ’s liquidity management framework for some time. The proposed changes to the quantitative requirements, including changes to scenario stress tests and structural liquidity metrics, are more significant. While ANZ has an existing stress scenario framework and structural liquidity risk metrics and limits in place, the requirements proposed are in general more challenging. These changes will impact the future composition and size of ANZ’s liquidity portfolio as well as the size and composition of the Bank’s funding base. APRA is expected to release draft prudential standards in line with the Basel III requirements over the next 12 months, with compliance against new stress scenario ratios required by 2015.

Funding

ANZ manages its funding profile using a range of funding metrics and balance sheet disciplines. This approach is designed to ensure that an appropriate proportion of the Group’s assets are funded by stable funding sources including core customer deposits, longer-dated wholesale funding (with a remaining term exceeding one year) and equity. This includes targeting a diversified funding base, avoiding undue concentrations by investor type, maturity, market source and currency.

The Group’s funding profile improved during the March 2011 half as customer deposits and other funding liabilities increased by 5% to $280.5 billion and now represents 60% of all funding, an increase of 2% from September 2010.

Term wholesale debt (with a remaining term greater than one year) of $11.7 billion was issued during the March 2011 half. An additional $2.4 billion of term debt was pre-funded during full-year 2010, taking total term debt issued for the 2011 financial year to $14.1 billion which represents approximately 70% of the full year target. As at March 2011, term wholesale funding represented 15% of total funding, a decrease of 1% from September 2010 (partly due to 2011 financial year pre-funding completed during 2010 financial year).

ANZ maintained access to all major term wholesale funding markets with benchmark term debt issues executed in AUD, USD, JPY, CHF and NZD. The weighted average tenor of new term debt issuance was 4.5 years (from 4.7 years in 2010). Short-term wholesale funding markets continue to function effectively, both locally and offshore.

The weighted average cost of new term debt issuance remained constant relative to 2010. Average portfolio costs remain substantially above pre-crisis levels and continue to increase as maturing term wholesale funding is replaced at higher spreads.

Over the last twelve months continued customer deposit growth and the relative stability of term debt issuance has allowed ANZ to reduce the proportion of total funding sourced from short-term wholesale funding markets: at March 2011, short-term wholesale funding represented 11% of total funding, down from 14% at March 2010.

The following tables shows the Group’s funding composition:

CHIEF FINANCIAL OFFICER’S REVIEW

Liquidity risk, cont’d

	As at Mar 11 $M	As at Sep 10 $M	As at Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Customer deposits and other liabilities[1]
Australia	168,090	164,795	151,438	2%	11%
Asia Pacific, Europe & America	54,389	47,699	40,835	14%	33%
New Zealand	46,226	45,470	45,939	2%	1%

Total customer deposits[2]	268,705	257,964	238,212	4%	13%
Other[2]	11,755	9,113	9,196	29%	28%

Total customer deposits and other liabilities (funding)	280,460	267,077	247,408	5%	13%

Wholesale funding
Unsubordinated debt	58,526	59,714	58,390	-2%	0%
Loan Capital	11,665	12,316	13,513	-5%	-14%
Certificates of deposit	51,513	39,530	44,695	30%	15%
Liability for acceptances[3]	577	11,495	12,510	-95%	-95%
Commercial paper issued	10,769	11,641	16,525	-7%	-35%
Due to other financial institutions	20,415	20,521	16,068	-1%	27%
Other wholesale borrowings[4]	2,735	2,140	2,325	28%	18%

Total wholesale funding	156,200	157,357	164,026	-1%	-5%

Shareholders’ equity (excl preference shares)	34,258	33,284	31,712	3%	8%

Total funding	470,918	457,718	443,146	3%	6%

Wholesale funding[5]
Short term wholesale funding	53,002	52,989	62,799	0%	-16%
Long term wholesale funding
- Less than 1 year residual maturity	26,736	26,779	23,280	0%	15%
- Greater than 1 year residual maturity	71,052	72,065	72,395	-1%	-2%
Hybrid capital including preference shares	5,410	5,524	5,552	-2%	-3%

Total wholesale funding and preference share capital excluding shareholders’ equity	156,200	157,357	164,026	-1%	-5%

Total funding maturity
Short term wholesale funding	11%	12%	14%
Long term wholesale funding
- Less than 1 year residual maturity	6%	6%	5%
- Greater than 1 year residual maturity	15%	16%	17%
Total customer liabilities (funding)	60%	58%	56%
Shareholders’ equity and hybrid debt	8%	8%	8%

Total funding and shareholders’ equity	100%	100%	100%

1.	Includes term deposits, other deposits excluding securitisation deposits and an adjustment to eliminate OnePath Australia investments in ANZ deposit products
2.	Includes interest accruals, payables and other liabilities, provisions and net tax provisions, excluding other liabilities in OnePath
3.	The decrease in liability for acceptances is due to a switch in products used for funding purpose
4.	Includes net derivative balances, special purpose vehicles, other borrowings and preference share capital Euro hybrids
5.	Long term wholesale funding amounts are stated at original hedged exchange rates. Movements due to currency fluctuations in actual amounts borrowed are classified as short term wholesale funding

CHIEF FINANCIAL OFFICER’S REVIEW

Capital Management

	As at	As at	As at
	Mar 11	Sep 10	Mar 10
Core Tier 1[1]	8.5%	8.0%	8.5%
Tier 1	10.5%	10.1%	10.7%
Tier 2	1.6%	1.8%	2.3%

Total capital	12.1%	11.9%	13.0%
Risk weighted assets $M	264,236	264,242	248,961

1.	Core Tier 1 is Tier 1 excluding hybrid Tier 1 capital instruments

Further details of the components of capital and the capital adequacy calculation are set out on pages 126 to 129

The Basel II Accord principles took effect from 1 January 2008. For calculation of minimum capital requirements under Pillar 1 (Capital Requirements) of the Basel II Accord, ANZ has been accredited by the Australian Prudential Regulation Authority (APRA) to use Advanced Internal Ratings Based (AIRB) methodology for credit risk weighted assets and Advanced Measurement Approach (AMA) for the operational risk weighted asset equivalent.

Tier 1 Ratio

The Tier 1 ratio at March 2011 of 10.5% represents an increase from September 2010 of 41 basis points. The key contributors to the increase were:

Net Organic +48 basis points

•	Underlying profit after preference share dividends of $2.8 billion (+106 basis points).

•	Ordinary share dividend commitments net of expected reinvestment through the DRP and BOP (including prior period under-accrual) of $1.0 billion (-37 basis points).

•	Increase in Risk Weighted Assets (RWA), excluding the impact of exchange rate movements, was $3.7 billion due to:

•	Portfolio growth and mix (-18 basis points).

•	Risk migration incorporating decline in RWA and decrease in Expected Loss versus Eligible Provision shortfall (+8 basis points).

•	Higher non-credit risk RWA (-1 basis point), due to interest rate risk in the banking book and Operational RWA more than offsetting declining Market RWA.

•	Increase in investment/profit retention in funds management businesses, associates and commercial operations excluding the impact of exchange rate movements (-6 basis points).

•

Other items (net -4 basis points) including non-core profit and loss items (-6 basis points), movement in capitalised software expense (-5 basis points), partially offset by movement in net deferred tax assets (+3 basis points) and other deductions (+4 basis points).

Investments -7 basis points

•	Further investment in Shanghai Rural Commercial Bank (-5 basis points) and a commitment to further invest in Bank of Tianjin (-2 basis points).

CHIEF FINANCIAL OFFICER’S REVIEW

Capital management, cont’d

Hybrid Capital and Tier 1 Capital

ANZ raises hybrid Tier 1 capital to further strengthen the Group’s capital base and supplement its Core Tier 1 capital position, ensuring compliance with APRA’s prudential capital requirements and meeting Group operating targets for Tier 1. The total amount of qualifying hybrid capital is known as Residual Tier 1 capital which is limited to 25% of Tier 1 capital. Innovative Tier 1 capital, a sub category of Residual Tier 1 capital, is limited to 15% of Tier 1 capital. As at 31 March 2011, ANZ’s hybrid usage and instrument details were as follows:

Instrument	$M	% of Net Tier 1 capital	Limit	Amount in issue currency	Accounting classification	Interest rate
UK Hybrid	701			£450 million	Debt	Coupon 6.54%
ANZ Convertible						90 day BBSW + 2.50%
Preference Shares	1,081			$1,081 million	Debt	(gross pay equivalent)
ANZ Convertible						90 day BBSW + 3.10%
Preference Shares II	1,969			$1,969 million	Debt	(gross pay equivalent)

Non-innovative instruments	3,751

Euro Trust Securities	871			€500 million	Equity	Euribor (3 month) + 0.66%
US Stapled Trust Security	726			USD750 million	Debt	Coupon 5.36%

Innovative instruments	1,597	5.8%	15%

Residual Tier 1 capital	5,348	19.3%	25%

Regulatory change

The Basel Committee on Banking Supervision has released a series of consultation papers (Basel III) containing a number of proposals to strengthen the global capital and liquidity framework to improve the banking sector’s ability to absorb shocks arising from financial and economic stress.

The consultation papers aim to increase the quality, quantity, consistency and transparency of the capital base, whilst strengthening the risk coverage of the capital framework by:

•	Increasing the minimum level of capital, with new minimum capital targets for Core Tier 1 (4.5%), Tier 1 (6.0%) and Total Capital (8.0%) to be phased in between 2013 and 2015;

•

Increasing the capital buffers that banks are required to hold for stress scenarios and to dampen the impact of pro-cyclical elements of the prudential regulations. A capital conservation buffer of 2.5% and a counter-cyclical buffer of 0.0% to 2.5% will be phased in between 2016 and 2019. Failure to maintain the full capital buffers will result in limitations on the amount of current year earnings that can be paid as discretionary bonuses to employees and to Tier 1 and Tier 2 investors as coupons and capital returns;

•	Increasing Tier 1 deductions, although a number of the proposals are consistent with the current APRA prudential standards;

•

Increasing the focus on Core Tier 1 capital and tightening the regulations for Hybrid Tier 1 and Tier 2 capital instruments including a proposal that at the time of ‘non-viability’, these instruments will be written off, with any potential compensation for investors limited to an issuance of ordinary shares. Existing Tier 1 and Tier 2 instruments that do not have these requirements will be phased out between 2013 and 2022. These proposals are to be supplemented by yet to be released details around ‘contingent capital’ and ‘bail in’ instruments, which may not initially be prudential capital, but are converted into Core Tier 1 capital at predetermined trigger points;

•

Supplementing the risk adjusted capital ratio targets with the introduction of a minimum leverage ratio (Tier 1 capital divided by Adjusted Total Assets including off balance sheet exposures) of 3.0% between 2013 and 2018;

•	Introducing measures (yet to be released) to address the impact of systemic risk and inter connectedness risk;

•	Improving transparency of reporting capital ratio calculations in the financial statements; and

•	Increasing the capital requirements for traded market risk, credit risk, and securitisation transactions.

With the Basel Committee releasing most of these proposals in final form in December 2010, APRA is expected to engage the Australian banking and insurance industry ahead of the development and publication of draft revised Australian prudential standards in the middle of 2011, with final revised Australian prudential standards expected in 2012 for implementation in 2013. Until the draft Australian prudential standards are issued, it is not possible to accurately determine the impacts associated with these reforms on ANZ, including revised operating capital targets.

CHIEF FINANCIAL OFFICER’S REVIEW

Deferred acquisition costs and deferred income

The Group recognises deferred acquisition costs relating to the acquisition of interest earning assets as assets. The Group also recognised deferred income that is integral to the yield of an originated financial instrument, net of any direct incremental costs. This income is deferred and recognised as net interest income over the expected life of the financial instrument under AASB 139: ‘Financial Instruments: Recognition and Measurement’. Deferred acquisition costs relating to OnePath Australia are excluded from this analysis.

The balances of deferred acquisition costs and deferred income were:

	Deferred Acquisition Costs[1]			Deferred Income
	Mar 11	Sep 10	Mar 10	Mar 11	Sep 10	Mar 10
	$M	$M	$M	$M	$M	$M
Australia	629	606	561	301	313	345
New Zealand	32	42	50	40	38	40
Asia Pacific, Europe & America	—	1	1	57	51	40

Total	661	649	612	398	402	425

1.

Deferred acquisition costs largely include the amounts of brokerage capitalised and amortised in the Australia and New Zealand businesses. Deferred acquisition costs also include capitalised debt raising expenses

Deferred acquisition costs analysis:

	Half Year Mar 2011		Half Year Sep 2010
	Amortisation	Capitalised	Amortisation	Capitalised
	Charge	Costs[1]	Charge	Costs[1]
	$M	$M	$M	$M
Australia	159	182	147	192
New Zealand	21	11	18	10
Asia Pacific, Europe & America	1	—	—	—

Total	181	193	165	202

1.	Costs capitalised during the year exclude brokerage trailer commissions paid

Software capitalization

At 31 March 2011, the Group’s intangibles included $1,349 million in relation to costs incurred in acquiring and developing software. Details are set out in the table below:

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 11	Mar 11
	Mar 11	Sep 10	Mar 10	v. Sep 10	v. Mar 10
	$M	$M	$M	%	%
Balance at start of period	1,217	1,034	849	18%	43%
Software capitalised during the period	277	310	282	-11%	-2%
Amortisation during the period	(122)	(121)	(86)	1%	42%
Software impaired/written-off	(23)	(6)	(11)	large	large

Total software capitalisation	1,349	1,217	1,034	11%	30%

SEGMENT REVIEW

Segment Performance

ANZ consists of three geographies – Australia, New Zealand and Asia Pacific, Europe and America – and a global Institutional business segment. Within each geography, business segments also include Retail, Wealth and Commercial which are co-ordinated globally. All businesses are supported by Technology, Global Services & Operations and various Group and business enablement functions.

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 11	Mar 11
	Mar 11	Sep 10	Mar 10	v. Sep 10	v. Mar 10
	$M	$M	$M	%	%
Profit after tax
Australia	1,917	1,903	1,390	1%	38%
Asia Pacific, Europe & America	384	291	229	32%	68%
New Zealand	363	382	306	-5%	19%

	2,664	2,576	1,925	3%	38%

Asia Pacific, Europe & America (USD)	382	260	208	47%	84%
New Zealand (NZD)	478	481	386	-1%	24%

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 11	Mar 11
	Mar 11	Sep 10	Mar 10	v. Sep 10	v. Mar 10
	$M	$M	$M	%	%
Underlying Profit
Australia	1,962	1,924	1,699	2%	15%
Asia Pacific, Europe & America	397	398	303	0%	31%
New Zealand	459	405	296	13%	55%

	2,818	2,727	2,298	3%	23%

Asia Pacific, Europe & America (USD)	396	356	275	11%	44%
New Zealand (NZD)	605	510	372	19%	63%
Institutional (AUD)	1,028	939	832	10%	24%

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 11	Mar 11
	Mar 11	Sep 10	Mar 10	v. Sep 10	v. Mar 10
	$M	$M	$M	%	%
Pro forma profit
Australia	1,962	1,927	1,733	2%	13%
Asia Pacific, Europe & America	397	359	294	11%	35%
New Zealand	459	385	285	19%	61%

	2,818	2,671	2,312	6%	22%

Asia Pacific, Europe & America (USD)	396	353	287	12%	38%
New Zealand (NZD)	605	510	374	19%	62%
Institutional (AUD)	1,028	914	816	12%	26%

SEGMENT REVIEW

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 11	Mar 11
	Mar 11	Sep 10	Mar 10	v. Sep 10	v. Mar 10
Net loans & advances including acceptances by region	$M	$M	$M	%	%
Australia[1]	277,795	268,817	258,984	3%	7%
Asia Pacific, Europe & America	27,854	24,932	19,362	12%	44%
New Zealand	70,206	73,075	74,188	-4%	-5%

Underlying net loans & advances including acceptances	375,855	366,824	352,534	2%	7%
Non continuing business	28	27	63	4%	-56%

Net loans & advances including acceptances	375,883	366,851	352,597	2%	7%

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 11	Mar 11
	Mar 11	Sep 10	Mar 10 v.	Sep 10 v.	Mar 10
Net loans & advances including acceptances by segment	$M	$M	$M	%	%
Retail	207,792	202,315	191,415	3%	9%
Australia	175,877	169,321	159,256	4%	10%
Asia Pacific, Europe & America	5,652	5,586	4,126	1%	37%
New Zealand	26,263	27,408	28,033	-4%	-6%
Commercial	84,074	85,166	84,446	-1%	0%
Australia	46,196	45,720	44,533	1%	4%
New Zealand	37,878	39,446	39,913	-4%	-5%
Institutional	80,222	75,630	73,112	6%	10%
Australia[1]	52,827	50,940	52,421	4%	1%
Asia Pacific, Europe & America	22,248	19,352	15,271	15%	46%
New Zealand	5,147	5,338	5,420	-4%	-5%
Wealth	3,774	3,793	3,771	-1%	0%
Group Centre, Support & Operations	(7)	(80)	(210)	-91%	-97%

Underlying net loans & advances including acceptances	375,855	366,824	352,534	2%	7%
Non continuing business	28	27	63	4%	-56%

Net loans & advances including acceptances	375,883	366,851	352,597	2%	7%

1.	2010 comparatives have been adjusted to include bill acceptances (Sep 2010: $6,035 million; Mar 2010: $4,735 million), previously included as trading securities

SEGMENT REVIEW

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 11	Mar 11
	Mar 11	Sep 10	Mar 10	v. Sep 10	v. Mar 10
Customer deposits by region	$M	$M	$M	%	%
Australia	168,086	164,795	151,438	2%	11%
Asia Pacific, Europe & America	54,389	47,697	40,835	14%	33%
New Zealand	46,226	45,470	45,939	2%	1%

Underlying customer deposits	268,701	257,962	238,212	4%	13%
Non continuing business	4	3	—	33%	n/a

Customer deposits	268,705	257,965	238,212	4%	13%

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 11	Mar 11
	Mar 11	Sep 10	Mar 10	v. Sep 10	v. Mar 10
Customer deposits by segment	$M	$M	$M	%	%
Retail	115,564	110,696	102,267	4%	13%
Australia	82,612	77,503	72,404	7%	14%
Asia Pacific, Europe & America	12,472	12,643	9,220	-1%	35%
New Zealand	20,480	20,550	20,643	0%	-1%
Commercial	50,731	46,560	46,715	9%	9%
Australia	37,198	33,677	33,198	10%	12%
New Zealand	13,533	12,883	13,517	5%	0%
Institutional	100,345	98,667	86,369	2%	16%
Australia	49,827	55,108	46,571	-10%	7%
Asia Pacific, Europe & America	41,919	35,044	31,567	20%	33%
New Zealand	8,599	8,515	8,231	1%	4%
Wealth	4,843	4,743	4,821	2%	0%
Group Centre, Support & Operations	(2,782)	(2,704)	(1,960)	3%	42%

Underlying customer deposits	268,701	257,962	238,212	4%	13%
Non continuing business	4	3	—	33%	n/a

Customer deposits	268,705	257,965	238,212	4%	13%

SEGMENT REVIEW

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SEGMENT REVIEW

Australia region

Philip Chronican

Australia region comprises Australia Division (including Retail, Commercial and Wealth segments), Australia Institutional and certain Group Centre support functions. For comparative purposes, results shown are pro-forma results that assume full ownership of OnePath Australia and Landmark in 2010.

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 11	Mar 11
	Mar 11	Sep 10	Mar 100.	v. Sep 10	v.Mar 10
	$M	$M	$M	%	%
Net interest income	4,129	4,072	3,932	1%	5%
Other external operating income	1,768	1,720	1,674	3%	6%

Operating income	5,897	5,792	5,606	2%	5%
Operating expenses	(2,536)	(2,437)	(2,358)	4%	8%

Profit before credit impairment and income tax	3,361	3,355	3,248	0%	3%
Provision for credit impairment	(552)	(565)	(750)	-2%	-26%

Profit before tax	2,809	2,790	2,498	1%	12%
Income tax expense	(847)	(863)	(765)	-2%	11%

Pro forma profit	1,962	1,927	1,733	2%	13%
Foreign exchange adjustments	n/a	(3)	(4)	n/a	n/a
Pro forma adjustments	—	—	(30)	n/a	-100%

Underlying profit	1,962	1,924	1,699	2%	15%
Adjustments between statutory profit and underlying profit[1]	(45)	(21)	(309)	large	-85%

Profit	1,917	1,903	1,390	1%	38%

Balance Sheet
Net loans & advances including acceptances[2]	277,795	268,817	258,984	3%	7%
Other external assets	108,471	112,253	102,189	-3%	6%

External assets	386,266	381,070	361,173	1%	7%

Customer deposits	168,086	164,795	151,438	2%	11%
Other deposits and borrowings	55,436	37,899	47,815	46%	16%

Deposits and other borrowings	223,522	202,694	199,253	10%	12%
Other external liabilities	135,893	154,944	146,220	-12%	-7%

External liabilities	359,415	357,638	345,473	0%	4%

Risk weighted assets	169,653	171,078	163,337	-1%	4%
Average net loans and advances including acceptances[3]	274,201	259,060	249,324	6%	10%
Average deposits and other borrowings	217,896	199,162	195,964	9%	11%
Ratios
Net interest average margin	2.59%	2.63%	2.59%
Net interest average margin (excluding Global Markets)	2.88%	2.88%	2.86%
Net interest average margin (Australia Division)	2.58%	2.54%	2.64%
Operating expenses to operating income	43.0%	42.1%	41.4%
Operating expenses to average assets	1.29%	1.27%	1.26%

Individual provision charge	428	552	752	-22%	-43%
Individual provision charge as a % of average net advances[3]	0.31%	0.42%	0.59%
Collective provision charge	124	13	(18)	large	large
Collective provision charge as a % of average net advances[3]	0.09%	0.01%	-0.01%
Net impaired assets	3,059	3,382	3,560	-10%	-14%
Net impaired loans as a % of net advances[2]	0.74%	1.07%	1.03%

Total employees	24,315	23,633	22,425	3%	8%

1.	Refer pages 11 to 13 for explanation of adjustments. A reconciliation of statutory profit to underlying profit by geographical region is included within Supplementary Information at page 118
2.	2010 comparatives have been adjusted to include bill acceptances (Sep 2010: $6,035 million; Mar 2010: $4,735 million), previously included as trading securities
3.	2010 comparatives have been adjusted to include average bill acceptances (Sep 2010: $5,430 million; Mar 2010: $4,930 million), previously included as trading securities

SEGMENT REVIEW

Australia region

Philip Chronican

March 2011 Half Year

					Australia
$M	Retail	Commercial	Wealth	Other	Division
Net interest income	1,724	1,115	28	7	2,874
Other external operating income	482	134	569	—	1,185

Operating income	2,206	1,249	597	7	4,059
Operating expenses	(968)	(438)	(335)	(6)	(1,747)

Profit before credit impairment and income tax	1,238	811	262	1	2,312
Provision for credit impairment	(224)	(192)	2	—	(414)

Profit before tax	1,014	619	264	1	1,898
Income tax expense	(305)	(185)	(78)	(1)	(569)

Pro forma profit	709	434	186	—	1,329

September 2010 Half Year

					Australia
$M	Retail	Commercial	Wealth	Other	Division
Net interest income	1,590	1,099	32	4	2,725
Other external operating income	499	139	558	(3)	1,193

Operating income	2,089	1,238	590	1	3,918
Operating expenses	(933)	(414)	(334)	(9)	(1,690)

Profit before credit impairment and income tax	1,156	824	256	(8)	2,228
Provision for credit impairment	(163)	(115)	34	(1)	(245)

Profit before tax	993	709	290	(9)	1,983
Income tax expense	(298)	(214)	(63)	3	(572)

Pro forma profit	695	495	227	(6)	1,411

Comparison—March 2011 Half Year vs September 2010 Half Year

%	Retail	Commercial	Wealth	Other	Australia Division
Net interest income	8%	1%	-13%	75%	5%
Other external operating income	-3%	-4%	2%	-100%	-1%

Operating income	6%	1%	1%	large	4%
Operating expenses	4%	6%	0%	-33%	3%

Profit before credit impairment and income tax	7%	-2%	2%	large	4%
Provision for credit impairment	37%	67%	-94%	-100%	69%

Profit before tax	2%	-13%	-9%	large	-4%
Income tax expense	2%	-14%	24%	large	-1%

Pro forma profit	2%	-12%	-18%	-100%	-6%

SEGMENT REVIEW

Australia region

Philip Chronican

						Adjustments
						between
			Foreign			statutory and
		Pro forma	exchange	Pro forma	Underlying	underlying
Institutional	Group Centre	profit	adjustments	adjustments	profit	profit	Profit
1,067	188	4,129	n/a	—	4,129	1	4,130
614	(31)	1,768	n/a	—	1,768	166	1,934

1,681	157	5,897	n/a	—	5,897	167	6,064
(597)	(192)	(2,536)	n/a	—	(2,536)	(58)	(2,594)

1,084	(35)	3,361	n/a	—	3,361	109	3,470
(137)	(1)	(552)	n/a	—	(552)	(15)	(567)

947	(36)	2,809	n/a	—	2,809	94	2,903
(276)	(2)	(847)	n/a	—	(847)	(139)	(986)

671	(38)	1,962	n/a	—	1,962	(45)	1,917

						Adjustments
						between
			Foreign			statutory and
		Pro forma	exchange	Pro forma	Underlying	underlying
Institutional	Group Centre	profit	adjustments	adjustments	profit	profit	Profit
1,160	187	4,072	3	—	4,075	2	4,077
590	(63)	1,720	(7)	—	1,713	241	1,954

1,750	124	5,792	(4)	—	5,788	243	6,031
(562)	(185)	(2,437)	1	—	(2,436)	(80)	(2,516)

1,188	(61)	3,355	(3)	—	3,352	163	3,515
(320)	—	(565)	—	—	(565)	17	(548)

868	(61)	2,790	(3)	—	2,787	180	2,967
(258)	(33)	(863)	—	—	(863)	(201)	(1,064)

610	(94)	1,927	(3)	—	1,924	(21)	1,903

						Adjustments
						between
			Foreign			statutory and
		Pro forma	exchange	Pro forma	Underlying	underlying
Institutional	Group Centre	profit	adjustments	adjustments	profit	profit	Profit
-8%	1%	1%	n/a	n/a	1%	-50%	1%
4%	-51%	3%	n/a	n/a	3%	-31%	-1%

-4%	28%	2%	n/a	n/a	2%	-31%	1%
6%	4%	4%	n/a	n/a	4%	-28%	3%

-9%	-44%	0%	n/a	n/a	0%	-33%	-1%
-57%	n/a	-2%	n/a	n/a	-2%	large	3%

9%	-42%	1%	n/a	n/a	1%	-48%	-2%
7%	-94%	-2%	n/a	n/a	-2%	-31%	-7%

10%	-60%	2%	n/a	n/a	2%	large	1%

SEGMENT REVIEW

Australia region

Philip Chronican

March 2011 Half Year

					Australia
$M	Retail	Commercial	Wealth	Other	Division
Net interest income	1,724	1,115	28	7	2,874
Other external operating income	482	134	569	—	1,185

Operating income	2,206	1,249	597	7	4,059
Operating expenses	(968)	(438)	(335)	(6)	(1,747)

Profit before credit impairment and income tax	1,238	811	262	1	2,312
Provision for credit impairment	(224)	(192)	2	—	(414)

Profit before tax	1,014	619	264	1	1,898
Income tax expense	(305)	(185)	(78)	(1)	(569)

Pro forma profit	709	434	186	—	1,329

March 2010 Half Year

					Australia
$M	Retail	Commercial	Wealth	Other	Division
Net interest income	1,614	1,031	34	20	2,699
Other external operating income	522	135	535	(17)	1,175

Operating income	2,136	1,166	569	3	3,874
Operating expenses	(952)	(405)	(321)	3	(1,675)

Profit before credit impairment and income tax	1,184	761	248	6	2,199
Provision for credit impairment	(198)	(157)	3	(1)	(353)

Profit before tax	986	604	251	5	1,846
Income tax expense	(297)	(179)	(66)	(1)	(543)

Pro forma profit	689	425	185	4	1,303

Comparison—March 2011 Half Year vs March 2010 Half Year

					Australia
%	Retail	Commercial	Wealth	Other	Division
Net interest income	7%	8%	-18%	-65%	6%
Other external operating income	-8%	-1%	6%	-100%	1%

Operating income	3%	7%	5%	large	5%
Operating expenses	2%	8%	4%	large	4%

Profit before credit impairment and income tax	5%	7%	6%	-83%	5%
Provision for credit impairment	13%	22%	-33%	-100%	17%

Profit before tax	3%	2%	5%	-80%	3%
Income tax expense	3%	3%	18%	0%	5%

Pro forma profit	3%	2%	1%	-100%	2%

SEGMENT REVIEW

Australia region

Philip Chronican

Institutional	Group Centre	Pro forma profit	Foreign exchange adjustments	Pro forma adjustments	Underlying profit	Adjustments between statutory and underlying profit	Profit
1,067	188	4,129	n/a	—	4,129	1	4,130
614	(31)	1,768	n/a	—	1,768	166	1,934

1,681	157	5,897	n/a	—	5,897	167	6,064
(597)	(192)	(2,536)	n/a	—	(2,536)	(58)	(2,594)

1,084	(35)	3,361	n/a	—	3,361	109	3,470
(137)	(1)	(552)	n/a	—	(552)	(15)	(567)

947	(36)	2,809	n/a	—	2,809	94	2,903
(276)	(2)	(847)	n/a	—	(847)	(139)	(986)

671	(38)	1,962	n/a	—	1,962	(45)	1,917

Institutional	Group Centre	Pro forma profit	Foreign exchange adjustments	Pro forma adjustments	Underlying profit	Adjustments between statutory and underlying profit	Profit
1,097	136	3,932	1	(40)	3,893	1	3,894
526	(27)	1,674	(9)	(129)	1,536	(337)	1,199

1,623	109	5,606	(8)	(169)	5,429	(336)	5,093
(521)	(162)	(2,358)	2	106	(2,250)	(41)	(2,291)

1,102	(53)	3,248	(6)	(63)	3,179	(377)	2,802
(387)	(10)	(750)	—	15	(735)	12	(723)

715	(63)	2,498	(6)	(48)	2,444	(365)	2,079
(212)	(10)	(765)	2	18	(745)	56	(689)

503	(73)	1,733	(4)	(30)	1,699	(309)	1,390

Institutional	Group Centre	Pro forma profit	Foreign exchange adjustments	Pro forma adjustments	Underlying profit	Adjustments between statutory and underlying profit	Profit
-3%	38%	5%	n/a	-100%	6%	0%	6%
17%	15%	6%	n/a	-100%	15%	large	61%

4%	44%	5%	n/a	-100%	9%	large	19%
15%	19%	8%	n/a	-100%	13%	41%	13%

-2%	-34%	3%	n/a	-100%	6%	large	24%
-65%	-90%	-26%	n/a	-100%	-25%	large	-22%

32%	-43%	12%	n/a	-100%	15%	large	40%
30%	-80%	11%	n/a	-100%	14%	large	43%

33%	-48%	13%	n/a	-100%	15%	-85%	38%

SEGMENT REVIEW

Australia region

Philip Chronican

Individual provision charge	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Retail	169	163	174	4%	-3%
Deposits	7	8	9	-13%	-22%
Mortgages	5	8	13	-38%	-62%
Consumer Cards and Unsecured Lending	147	141	146	4%	1%
Other	10	6	6	67%	67%
Commercial	129	134	130	-4%	-1%
Esanda	42	43	52	-2%	-19%
Regional Commercial Banking	50	46	33	9%	52%
Business Banking	16	17	23	-6%	-30%
Small Business Banking	21	28	22	-25%	-5%
Wealth	—	(7)	(2)	-100%	-100%
Institutional	130	262	455	-50%	-71%
Transaction Banking	6	6	3	0%	100%
Global Loans	123	214	436	-43%	-72%
Global Markets	(14)	18	13	large	large
Other	15	24	3	-38%	large
Group Centre	—	—	10	n/a	-100%

Pro forma individual provision charge	428	552	767	-22%	-44%
Pro forma adjustments	—	—	(15)	n/a	-100%

Underlying individual provision charge	428	552	752	-22%	-43%

Collective provision charge	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Retail	55	—	24	n/a	large
Deposits	—	—	3	n/a	-100%
Mortgages	10	15	8	-33%	25%
Consumer Cards and Unsecured Lending	21	(15)	12	large	75%
Other	24	—	1	n/a	large
Commercial	63	(19)	27	large	large
Esanda	(3)	(1)	(7)	large	-57%
Regional Commercial Banking	(9)	(3)	16	large	large
Business Banking	4	(18)	4	large	0%
Small Business Banking	4	3	14	33%	-71%
Other	67	1	—	large	n/a
Wealth	(2)	(27)	(1)	-93%	100%
Institutional	7	59	(68)	-88%	large
Transaction Banking	1	(21)	(2)	large	large
Global Loans	25	63	(65)	-60%	large
Global Markets	(18)	17	(1)	large	large
Other	(1)	—	—	n/a	n/a
Group Centre	1	—	—	n/a	n/a

Pro forma collective provision charge	124	13	(18)	large	large
Pro forma adjustments	—	—	—	n/a	n/a

Underlying collective provision charge	124	13	(18)	large	large

SEGMENT REVIEW

Australia region

Philip Chronican

Net loans & advances including acceptances	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Retail	175,877	169,321	159,256	4%	10%
Mortgages	165,177	158,972	148,939	4%	11%
Consumer Cards & Unsecured Lending	10,162	9,808	9,778	4%	4%
Other	538	541	539	-1%	0%
Commercial	46,196	45,720	44,533	1%	4%
Esanda	14,319	14,270	14,124	0%	1%
Regional Commercial Banking	13,071	13,520	13,125	-3%	0%
Business Banking	15,547	14,658	14,129	6%	10%
Small Business Banking	3,377	3,272	3,155	3%	7%
Other	(118)	—	—	n/a	n/a
Wealth	2,856	2,910	2,949	-2%	-3%
Institutional	52,827	50,940	52,421	4%	1%
Transaction Banking	1,727	1,592	1,567	8%	10%
Global Loans	46,805	44,751	45,772	5%	2%
Global Markets[1]	4,295	4,597	5,082	-7%	-15%
Group Centre	39	(74)	(175)	large	large

Underlying net loans & advances including acceptances	277,795	268,817	258,984	3%	7%

1.	2010 comparatives have been adjusted to include bill acceptances (Sep 2010: $6,035 million; Mar 2010: $4,735 million), previously included as trading securities

Customer deposits	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Retail	82,612	77,503	72,404	7%	14%
Mortgages	10,754	10,374	9,531	4%	13%
Consumer Cards and Unsecured Lending	248	253	201	-2%	23%
Deposits	71,515	66,773	62,586	7%	14%
Other	95	103	86	-8%	10%
Commercial	37,198	33,677	33,200	10%	12%
Esanda	314	496	879	-37%	-64%
Regional Commercial Banking	10,316	9,195	8,577	12%	20%
Business Banking	13,233	11,838	11,798	12%	12%
Small Business Banking	13,335	12,148	11,946	10%	12%
Wealth	1,285	1,279	1,330	0%	-3%
Institutional	49,827	55,108	46,571	-10%	7%
Transaction Banking	32,348	34,066	32,383	-5%	0%
Global Markets	17,256	20,193	13,291	-15%	30%
Other	223	849	897	-74%	-75%
Group Centre[1]	(2,836)	(2,772)	(2,067)	2%	37%

Underlying customer deposits	168,086	164,795	151,438	2%	11%

1.	Includes elimination of OnePath Australia investments in ANZ deposit products

SEGMENT REVIEW

Australia

Philip Chronican

Australia region comprises Australia Division (including Retail, Commercial and Wealth segments), Australia Institutional and certain Group Centre support functions. For comparative purposes, results shown are pro-forma results that assume full ownership of OnePath Australia and Landmark in 2010.

March 2011 half year compared to September 2010 half year

On a pro forma basis profit increased 2%, with profit before credit impairment and income tax relatively flat, in an environment characterised by strong growth in deposits, slowing credit and lower volatility. Asset quality, whilst improving in the Australia Institutional book, has observed an increase in arrears across the smaller end of the book.

Net interest income increased 1% driven by strong growth in average deposits of 9% and an increase in average net loans and advances of 6%, whilst net interest margin (excluding Global Markets) remained unchanged. Key contributors were:

•

Australia Division net interest income increased 5% due to a 4 basis point improvement in net interest margin combined with an 8% increase in customer deposits and 3% increase in net loans and advances. Net interest margin increased slightly as asset repricing and a decrease in the reliance on wholesale funding were offset by adverse changes in product mix and competitive pricing in deposits. Deposits volume growth was strong particularly in term deposits and savings products such as Progress Saver. Growth in average net loans and advances was driven by increases across Mortgages and Business Bank lending portfolios, partly offset by challenging conditions for Regional Commercial Bank.

•

Australian Institutional net interest income has fallen, primarily due to Markets. Falls in Markets net interest income are due to the management of interest rate risk on a portfolio basis across the Australian region and certain Markets products where unfavourable net interest income outcomes have been offset by an increase in other external operating income. Net interest income on core customer balances has been maintained notwithstanding a number of high risk, high margin counterparties being sold down from the lending portfolios.

Other external operating income increased 3%, with Australia Institutional up 4% bolstered by Markets performance which included strong growth in foreign exchange and commodities. This was partly offset by Australia Division which declined 1% due to the adverse impact of the January floods on the insurance business, abolishing deferred establishment fees in Mortgages, merchant pricing competition and interchange rates. Excluding the adverse $11 million impact of the floods, Wealth increased 4%.

Operating expenses increased 4% overall, with Australia Division increasing 3% due mainly to annual salary increases in October 2010 and additional staff for frontline sales and projects. Expenses in Australia Institutional increased 6% reflecting continued investment directed at key initiatives to grow the business and a competitive employment market.

Provision for credit impairment decreased 2%, with lower individual charges being largely offset by higher collective charges. Most of the decrease in individual provision was due to lower new impaired loans and repayments of impaired accounts within Australia Institutional, whilst the Australia Division was broadly flat. The collective provision increase in March 2011 is due to the Australia Division arising from anticipated flood losses and higher observed delinquencies across all segments, partly offset by a general improvement in credit quality and repayments of a small number of high risk accounts within Australia Institutional.

March 2011 half year compared to March 2010 half year

On a pro forma basis profit increased 13%, with profit before credit impairment and income tax up 3%.

Net interest income increased 5% driven by strong growth in both average deposits (11%) and average net loans and advances (10%), whilst net interest margin (excluding Global Markets) increased 2 basis points. Key contributors were:

•	Australia Division net interest margin declined 6 basis points reflecting the impact of higher long term wholesale funding costs and the continued competition for deposits on pricing and mix.

•	Australia Institutional net interest margin was flat reflecting less repricing in loans.

Average net loans and advances increased by 10%, with growth in Australia Division, predominantly in Mortgages and Business Banking. Average deposit growth was 11%, with strong growth in Australia Division due to above system growth in both the Retail and Commercial businesses. Australia Institutional deposit growth of 7% was mainly due to initiatives within the business to attract a greater share of customer deposits.

Other external operating income increased 6%, whilst Australia Division was up marginally with declines in Retail (reduced exception and deferred establishment fees) offset by growth in the Wealth business. Australia Institutional increased 17% due predominantly to higher Markets operating income and foreign exchange earnings in Transaction Banking, partially offset by lower fee income in Global Loans.

Operating expenses increased by 8% overall, with Australia Division increasing 4% mainly due to salary increases and volume related expenses, whilst Australia Institutional increased by 15% due to investment in key initiatives and salary increases reflecting a competitive employment market.

Provision for credit impairment decreased 26% mainly driven by Australia Institutional reflecting the improving economic environment. Australia Institutional’s reduction of $325 million in individual provision is a reflection of larger customer repayments and credit improvement in the portfolios. Anticipated flood losses, lending growth, higher delinquencies and bankruptcies in Australia Division are driving the increase of $66 million in collective provision.

SEGMENT REVIEW

Wealth

Philip Chronican

For comparative purposes, the financial results of OnePath Australia included in the figures presented below are based on 100% ownership for all reporting periods on a stand alone basis. Certain prior year comparative figures have been reclassified to conform with the current years presentation.

	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Net interest income	28	32	34	-13%	-18%
Other operating income	56	60	61	-7%	-8%
Net funds management and insurance income	513	498	474	3%	8%

Operating income	597	590	569	1%	5%
Operating expenses	(335)	(334)	(321)	0%	4%

Profit before credit impairment and income tax	262	256	248	2%	6%
Provision for credit impairment	2	34	3	-94%	-33%

Profit before income tax	264	290	251	-9%	5%
Income tax expense	(78)	(63)	(66)	24%	18%
Non-controlling interests	—	—	—	n/a	n/a

Profit after tax	186	227	185	-18%	1%

OnePath Consolidated[1]	166	175	150	-5%	11%
ANZ Private & Other Wealth[2]	20	26	32	-23%	-38%
Wholesale Legacy	—	26	3	-100%	-100%

Profit after tax	186	227	185	-18%	1%

1.	OnePath consolidated includes OnePath Group, ANZ Financial Planning & ANZ General insurance
2.	ANZ Private includes Private Bank, ANZ Trustees, Investment Lending and E*Trade and Other Wealth (excluding Wholesale Legacy)

Net funds management and insurance income	As at Mar 11 $M	As at Sep 10 $M	As at Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Net funds management income	195	203	200	-4%	-3%
Net insurance income	204	178	191	15%	7%
Net advice income	56	56	60	0%	-7%
Capital investment earnings[3]	58	61	23	-5%	large

Total	513	498	474	3%	8%

3.	Includes yield on shareholder assets, interest and inflation rate impacts on risk and annuity reserves, mark-to-market movement on capital-guaranteed reserves

Insurance net income	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Planned profit margin:
Group & Individual	176	167	160	5%	10%
General Insurance	17	15	13	13%	31%
Experience profit[4]	11	(2)	21	large	-48%
Assumption changes[5]	—	(2)	(3)	-100%	-100%

Total	204	178	191	15%	7%

4.	Experience profit variations are gains or losses arising from actual experience differing from plan, primarily death and sickness
5.	Assumption changes are gains or losses arising from a change in valuation methods and best estimate assumptions

Operating expenses	As at Mar 11 $M	As at Sep 10 $M	As at Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
OnePath Consolidated	(256)	(263)	(256)	-3%	0%
ANZ Private & Other Wealth	(79)	(71)	(65)	11%	22%

Total	(335)	(334)	(321)	0%	4%

SEGMENT REVIEW

Wealth

Philip Chronican

Performance measures	Half year Mar 11%	Half year Sep 10%	Half year Mar 10%
Cost to income[6]	56.1%	56.7%	56.5%
Operating expenses to average funds under management	0.6%	0.6%	0.6%
Wealth management outflow rates	13.8%	15.0%	13.1%
Insurance expenses to average in-force premiums	12.7%	13.1%	15.8%
Retail insurance lapse rates	13.2%	14.6%	14.1%

6.	Cost to income ratio is operating expenses / operating income

Funds under management	As at Mar 11 $M	As at Sep 10 $M	As at Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Funds under management - average	44,974	44,550	44,066	1%	2%
Funds under management - end of period	45,456	44,493	44,608	2%	2%

Composed of:	As at Mar 11 $M	As at Sep 10 $M	As at Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Australian equities	16,127	15,234	15,530	6%	4%
Global equities	7,124	4,534	4,798	57%	48%
Cash and fixed interest	16,357	19,161	18,609	-15%	-12%
Property and infrastructure	2,936	2,782	2,803	6%	5%
ANZ Trustees	2,912	2,782	2,868	5%	2%

Total	45,456	44,493	44,608	2%	2%

Wealth Management cashflows	Mar 11 $M	In- flows	Out- flows	Other Flows[7]	Sep 10 $M
OneAnswer	16,981	1,017	(1,369)	534	16,799
Other Personal Investment	5,530	135	(392)	145	5,642
Mezzanine	1,400	65	(177)	112	1,400
Employer Super	12,834	849	(624)	369	12,240
Oasis	5,799	361	(395)	203	5,630
ANZ Trustees	2,912	198	(211)	143	2,782

Total	45,456	2,625	(3,168)	1,506	44,493

7.	Other flows includes investment income net of taxes, fees and charges, distributions and timing

Insurance annual in-force premiums	As at Mar 11 $M	As at Sep 10 $M	As at Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Group	462	452	422	2%	9%
Individual	686	641	612	7%	12%
General Insurance	233	227	196	3%	19%

Total	1,381	1,320	1,230	5%	12%

Insurance cash flows	As at Mar 11 $M	New business $M	Lapses $M	As at Sep 10 $M
Group	462	23	(13)	452
Individual	686	89	(44)	641
General Insurance	233	28	(22)	227

Total	1,381	140	(79)	1,320

SEGMENT REVIEW

Wealth

Philip Chronican

Aligned adviser numbers	As at Mar 11	As at Sep 10	As at Mar 10	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Group & aligned financial planners[8]	2,131	2,134	2,082	0%	2%

8.	Includes authorised representatives of dealer groups wholly or partially controlled by OnePath Australia, and ANZ Group financial planners.

Embedded value and value of new business (OnePath only)[9]	$M
Embedded value as at September 2010	3,412
Value of franking credit balance transferred to ANZ[10]	(139)

Restated embedded value as at September 2010	3,273
Value of new business[11]	74
Expected return[12]	164
Experience deviations and assumption changes[13]	(32)

Sub-total embedded value before economic assumption changes and net transfer	3,479
Economic assumptions change[14]	(46)
Net transfer[15]	(196)

Embedded value as at March 2011	3,237

9.

Embedded value represents the present value of future profits and releases of capital arising from the business in force at the valuation date and adjusted net assets. It is determined using best estimate assumptions with franking credits included at 70% of face value. Projected cash flows have been discounted using capital asset pricing model risk discount rates of 10.50-12.25%

10.	The value of franking credit balance was transferred to ANZ as OnePath corporate tax matters are now consolidated at ANZ Group level
11.	Value of new business represents the present value of future profits less the cost of capital arising from the new business written over the period
12.	Expected return represents expected increase in value over the period
13.	Experience deviations and assumption changes arise from deviations from and changes to best estimate assumptions underlying the prior year embedded value
14.	Risk discount rates have increased by 50 basis points over the six-month period, leading to a negative impact on Embedded Value
15.

Net transfer includes gross dividends of $302 million offset by a capital injection of $142 million. Also included is the future franking credits of $36 million which will be made available as tax on the current half’s profit is paid

OnePath only Total capital resources by equity class	As at Mar 11 $M	As at Sep 10 $M
Share capital	1,914	1,772
Reserves	(44)	(35)
Retained earnings[16]	527	698

Total OnePath Australia shareholder equity	2,397	2,435
Unsecured loan	432	432

Total OnePath Australia capital resource	2,829	2,867

Total capital resources by asset class
Australian equities	41	39
International fixed interest	120	117
Australian fixed interest	350	337
Cash	935	1,125

Total OnePath Australia shareholder funds	1,446	1,618
Other including intangibles[17]	1,383	1,249

Total OnePath Australia capital resource	2,829	2,867

16.	Includes impact of push down allocated cost tax adjustments arising from the 100% acquisition of OnePath Australia
17.	Intangibles include goodwill, deferred acquisition cost and capitalised software

SEGMENT REVIEW

Wealth

Philip Chronican

March 2011 half year compared to September 2010 half year

Wealth profit after tax was down $41 million or 18% due to non-recurrence of credit loss provision releases in the previous half year and lower wealth management income partially offset by higher insurance net income.

Net interest income is down due to the repayment of loans combined with higher funding costs in ANZ Private & Other Wealth.

The funds management net income was 4% lower due to tighter margins more than offsetting modest volume growth, with investor sentiment towards platform investments and appetite for risk improving only marginally. Average FUM rose 1% over the previous half year.

Insurance net income was 15% higher due to strong new business growth and favourable life risk claims experience, partially offset by adverse claims experience of $11 million in the general insurance portfolio due to catastrophic weather events.

Other operating income is predominantly driven by the adverse impact on brokerage revenue due to repricing of E*Trade’s headline rate.

Operating expenses were flat as inflationary cost growth was offset by efficiency savings and tight control of discretionary spend.

Provision releases in previous half were due to improved asset valuations on legacy wholesale equity backed loans.

Tax expense and the related effective tax rate were higher as the September 2010 half benefited from prior year losses.

March 2011 half year compared to March 2010 half year

Wealth profit after tax was flat as higher insurance net income and capital investment earnings were offset by lower brokerage revenue in E*Trade and higher operating costs.

Net interest income is down due to the repayment of loans combined with higher funding costs in ANZ Private & Other Wealth.

Funds management net income was 2% lower due to a combination of tighter margins and modest volume growth, average FUM growing 2% over the prior comparative period.

Income from Insurance operations reflected continued strong growth across all segments. Retail & Group life new business was particularly strong with claims and lapse experience significantly better than best estimate assumptions, however general insurance claims were higher due to catastrophic weather events in the March 2011 half.

Other operating income is predominantly driven by the adverse impact on brokerage revenue due to repricing of E*Trade’s headline rate.

Operating expenses were 4% higher due to increased project spend, partially offset by savings in Funds Management and ANZ Private operating costs.

Capital investment earnings increased largely due to higher yields on interest bearing securities driven by rising interest rates and less adverse interest and inflation rate impacts on risk and annuity reserves in the March 2011 half.

Tax expense and the related effective tax rate were higher as the March 2010 half benefited from prior year losses.

SEGMENT REVIEW

Asia Pacific, Europe & America region

Alex Thursby

Table reflects USD for the Asia Pacific, Europe & America region AUD results shown on page 62	Half year Mar 11 USD M	Half year Sep 10 USD M	Half year Mar 10 USD M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Net interest income	534	500	461	7%	16%
Other external operating income	706	549	537	29%	31%

Operating income	1,240	1,049	998	18%	24%
Operating expenses	(703)	(609)	(542)	15%	30%

Profit before credit impairment and income tax	537	440	456	22%	18%
Provision for credit impairment	(43)	(61)	(114)	-30%	-62%

Profit before income tax	494	379	342	30%	44%
Income tax expense	(93)	(23)	(53)	large	75%
Non-controlling interests	(5)	(3)	(2)	67%	large

Pro forma profit	396	353	287	12%	38%
Pro forma adjustments	—	3	(12)	-100%	-100%

Underlying profit	396	356	275	11%	44%
Adjustments between statutory profit and underlying profit[1]	(14)	(96)	(67)	-85%	-79%

Profit	382	260	208	47%	84%

Geographic segments:
Asia	266	190	178	40%	49%
Pacific	63	68	63	-7%	0%
Europe & America	56	77	39	-27%	44%
Other	11	18	7	-39%	57%

Pro forma profit	396	353	287	12%	38%

Balance Sheet
Net loans & advances including acceptances	28,782	24,104	17,727	19%	62%
Other external assets	35,261	31,162	29,132	13%	21%

External assets	64,043	55,266	46,859	16%	37%

Customer deposits	56,199	46,113	37,388	22%	50%
Other deposits and borrowings	5,345	7,326	6,337	-27%	-16%

Deposits and other borrowings	61,544	53,439	43,725	15%	41%
Other external liabilities	11,677	9,245	5,239	26%	large

External liabilities	73,221	62,684	48,964	17%	50%

Risk weighted assets	49,136	42,168	31,346	17%	57%
Average net loans and advances including acceptances	26,900	21,943	17,037	23%	58%
Average deposits and other borrowings	58,423	51,502	42,668	13%	37%
Ratios
Net interest average margin	1.59%	1.61%	1.45%
Net interest average margin (excluding Global Markets)	2.82%	2.76%	2.58%
Operating expenses to operating income	56.7%	57.7%	47.6%
Operating expenses to average assets	1.83%	1.72%	1.37%

Individual provision charge	51	50	88	2%	-42%
Individual provision charge as a % of average net advances[2]	0.27%	0.44%	0.83%
Collective provision charge	(8)	(3)	4	large	large
Collective provision charge as a % of average net advances	-0.06%	-0.02%	0.05%
Net impaired assets	283	258	471	10%	-40%
Net impaired loans as a % of net advances	0.97%	1.03%	1.05%

Total employees[3]	14,513	13,812	10,200	5%	42%

1.	Refer pages 11 to 13 for explanation of adjustments. A reconciliation of statutory profit to underlying profit by geographical region is included at page 118
2.	For the purposes of this ratio the individual provision charge excludes impairment expense on available-for-sale assets
3.	Includes employees in the shared services operations in Bangalore and Manila

SEGMENT REVIEW

Asia Pacific, Europe & America region

Alex Thursby

March 2011 Half Year

USD M	Retail	Asia Partnerships	Institutional	Operations & Support
Net interest income	279	(34)	310	1
Other external operating income	176	191	347	(2)

Operating income	455	157	657	(1)
Operating expenses	(355)	(4)	(317)	(54)

Profit before credit impairment and income tax	100	153	340	(55)
Provision for credit impairment	(16)	—	(27)	—

Profit before income tax	84	153	313	(55)
Income tax expense	(20)	(5)	(79)	(1)
Non-controlling interests	(1)	—	(2)	(2)

Pro forma profit	63	148	232	(58)

September 2010 Half Year

USD M	Retail	Asia Partnerships	Institutional	Operations & Support
Net interest income	263	(28)	290	1
Other external operating income	135	197	214	(1)

Operating income	398	169	504	—
Operating expenses	(333)	(1)	(275)	(32)

Profit before credit impairment and income tax	65	168	229	(32)
Provision for credit impairment	(45)	—	(16)	—

Profit before income tax	20	168	213	(32)
Income tax expense	(9)	7	(32)	3
Non-controlling interests	(1)	—	—	(2)

Pro forma profit	10	175	181	(31)

Comparison - March 2011 Half Year vs September 2010 Half Year

%	Retail	Asia Partnerships	Institutional	Operations & Support
Net interest income	6%	21%	7%	0%
Other external operating income	31%	-3%	62%	100%

Operating income	14%	-7%	30%	n/a
Operating expenses	7%	large	15%	69%

Profit before credit impairment and income tax	54%	-9%	48%	72%
Provision for credit impairment	-64%	n/a	69%	n/a

Profit before income tax	large	-9%	47%	72%
Income tax expense	large	large	large	large
Non-controlling interests	0%	n/a	n/a	0%

Pro forma profit	large	-15%	28%	87%

SEGMENT REVIEW

Asia Pacific, Europe & America region

Alex Thursby

Asia Pacific, Europe & America Division	Other	Pro forma profit	Pro forma adjustments	underlying profit	Adjustments between statutory and Underlying profit	Profit
556	(22)	534	—	534	2	536
712	(6)	706	—	706	35	741

1,268	(28)	1,240	—	1,240	37	1,277
(730)	27	(703)	—	(703)	(38)	(741)

538	(1)	537	—	537	(1)	536
(43)	—	(43)	—	(43)	—	(43)

495	(1)	494	—	494	(1)	493
(105)	12	(93)	—	(93)	(13)	(106)
(5)	—	(5)	—	(5)	—	(5)

385	11	396	—	396	(14)	382

Asia Pacific, Europe & America Division	Other	Pro forma profit	Pro forma adjustments	underlying profit	Adjustments between statutory and underlying profit	Profit
526	(26)	500	(24)	476	—	476
545	4	549	(12)	537	(12)	525

1,071	(22)	1,049	(36)	1,013	(12)	1,001
(641)	32	(609)	24	(585)	(97)	(682)

430	10	440	(12)	428	(109)	319
(61)	—	(61)	14	(47)	—	(47)

369	10	379	2	381	(109)	272
(31)	8	(23)	1	(22)	12	(10)
(3)	—	(3)	—	(3)	1	(2)

335	18	353	3	356	(96)	260

Asia Pacific, Europe & America division	Other	Pro forma profit	Pro forma adjustments	underlying profit	Adjustments between statutory and underlying profit	Profit
6%	-15%	7%	-100%	12%	n/a	13%
31%	large	29%	-100%	31%	large	41%

18%	27%	18%	-100%	22%	large	28%
14%	-16%	15%	-100%	20%	-61%	9%

25%	large	22%	-100%	25%	-99%	68%
-30%	-100%	-30%	-100%	-9%	n/a	-9%
34%	large	30%	-100%	30%	-99%	81%

large	50%	large	-100%	large	large	large
67%	n/a	67%	n/a	67%	-100%	large

15%	-39%	12%	-100%	11%	-85%	47%

SEGMENT REVIEW

Asia Pacific, Europe & America region

Alex Thursby

March 2011 Half Year

USD M	Retail	Asia Partnerships	Institutional	Operations & Support
Net interest income	279	(34)	310	1
Other external operating income	176	191	347	(2)

Operating income	455	157	657	(1)
Operating expenses	(355)	(4)	(317)	(54)

Profit before credit impairment and income tax	100	153	340	(55)
Provision for credit impairment	(16)	—	(27)	—

Profit before income tax	84	153	313	(55)
Income tax expense	(20)	(5)	(79)	(1)
Non-controlling interests	(1)	—	(2)	(2)

Pro forma profit	63	148	232	(58)

March 2010 Half Year

USD M	Retail	Asia Partnerships	Institutional	Operations & Support
Net interest income	253	(25)	255	1
Other external operating income	134	156	255	(6)

Operating income	387	131	510	(5)
Operating expenses	(304)	(3)	(231)	(35)

Profit before credit impairment and income tax	83	128	279	(40)
Provision for credit impairment	(47)	—	(61)	(6)

Profit before income tax	36	128	218	(46)
Income tax expense	(12)	4	(54)	8
Non-controlling interests	(1)	—	—	(1)

Pro forma profit	23	132	164	(39)

Comparison—March 2011 Half Year vs March 2010 Half Year

%	Retail	Asia Partnerships	Institutional	Operations & Support
Net interest income	10%	36%	22%	0%
Other external operating income	31%	22%	36%	-67%

Operating income	18%	20%	29%	-80%
Operating expenses	17%	33%	37%	54%

Profit before credit impairment and income tax	20%	20%	22%	38%
Provision for credit impairment	-66%	n/a	-56%	-100%

Profit before income tax	large	20%	44%	20%
Income tax expense	67%	large	46%	large
Non-controlling interests	0%	n/a	n/a	100%

Pro forma profit	large	12%	41%	49%

SEGMENT REVIEW

Asia Pacific, Europe & America region

Alex Thursby

Asia Pacific, Europe & America Division	Other	Pro forma profit	Pro forma adjustments	underlying profit	Adjustments between statutory and Underlying profit	Profit
556	(22)	534	—	534	2	536
712	(6)	706	—	706	35	741

1,268	(28)	1,240	—	1,240	37	1,277
(730)	27	(703)	—	(703)	(38)	(741)

538	(1)	537	—	537	(1)	536
(43)	—	(43)	—	(43)	—	(43)

495	(1)	494	—	494	(1)	493
(105)	12	(93)	—	(93)	(13)	(106)
(5)	—	(5)	—	(5)	—	(5)

385	11	396	—	396	(14)	382

Asia Pacific, Europe & America Division	Other	Pro forma profit	Pro forma adjustments	underlying profit	Adjustments between statutory and Underlying profit	Profit
484	(23)	461	(112)	349	(1)	348
539	(2)	537	(86)	451	1	452

1,023	(25)	998	(198)	800	—	800
(573)	31	(542)	161	(381)	(71)	(452)

450	6	456	(37)	419	(71)	348
(114)	(0)	(114)	22	(92)	—	(92)

336	6	342	(15)	327	(71)	256
(54)	1	(53)	3	(50)	4	(46)
(2)	—	(2)	—	(2)	—	(2)

280	7	287	(12)	275	(67)	208

Asia Pacific, Europe & America division	Other	Pro forma profit	Pro forma adjustments	underlying profit	Adjustments between statutory and Underlying profit	Profit
15%	-4%	16%	-100%	53%	large	54%
32%	large	31%	-100%	57%	large	64%

24%	12%	24%	-100%	55%	n/a	60%
27%	-13%	30%	-100%	85%	-46%	64%

20%	large	18%	-100%	28%	-99%	54%
-62%	-100%	-62%	-100%	-53%	n/a	-53%

47%	large	44%	-100%	51%	-99%	93%
94%	large	75%	-100%	86%	large	large
large	n/a	large	n/a	large	n/a	large

38%	57%	38%	-100%	44%	-79%	84%

SEGMENT REVIEW

Asia Pacific, Europe & America region

Alex Thursby

Individual provision charge	Half year Mar 11 USD M	Half year Sep 10 USD M	Half year Mar 10 USD M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Retail	24	42	25	-43%	-4%
Asia	20	34	20	-41%	0%
Pacific	4	8	5	-50%	-20%
Institutional	27	8	63	large	-57%
Transaction Banking	16	1	23	large	-30%
Global Loans	(5)	6	22	large	large
Global Markets	16	1	18	large	-11%

Underlying individual provision charge	51	50	88	2%	-42%
Pro forma adjustments	—	9	19	-100%	-100%
Pro forma individual provision charge	51	59	107	-14%	-52%

Individual provision charge
Asia	20	42	50	-52%	-60%
Pacific	4	8	5	-50%	-20%
Europe & America	27	—	33	n/a	-18%

Underlying individual provision charge	51	50	88	2%	-42%
Pro forma adjustments	—	9	19	-100%	-100%

Pro forma individual provision charge	51	59	107	-14%	-52%

Collective provision charge	Half year Mar 11 USD M	Half year Sep 10 USD M	Half year Mar 10 USD M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Retail	(8)	(6)	2	33%	large
Asia	(6)	(1)	1	large	large
Pacific	(2)	(5)	1	-60%	large
Institutional	—	3	(4)	-100%	-100%
Transaction Banking	9	3	(1)	large	large
Global Loans	(6)	(1)	1	large	large
Global Markets	(3)	1	(4)	large	-25%
Operations & Support	—	—	6	n/a	-100%

Underlying collective provision charge	(8)	(3)	4	large	large
Pro forma adjustments	—	5	3	-100%	-100%

Pro forma collective provision charge	(8)	2	7	large	large

Collective provision charge
Asia	1	17	13	-94%	-92%
Pacific	(2)	(5)	1	-60%	large
Europe & America	(7)	(15)	(10)	-53%	-30%

Underlying collective provision charge	(8)	(3)	4	large	large
Pro forma adjustments	—	5	3	-100%	-100%

Pro forma collective provision charge	(8)	2	7	large	large

SEGMENT REVIEW

Asia Pacific, Europe & America region

Alex Thursby

Net loans & advances including acceptances	Half year Mar 11 USD M	Half year Sep 10 USD M	Half year Mar 10 USD M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Retail	5,840	5,401	3,778	8%	55%
Asia	3,667	3,273	1,785	12%	large
Pacific	2,173	2,128	1,993	2%	9%
Institutional	22,989	18,710	13,982	23%	64%
Transaction Banking	6,444	4,921	4,156	31%	55%
Global Loans	15,838	13,343	9,336	19%	70%
Other	707	446	490	59%	44%
Other	(47)	(7)	(33)	large	42%

Underlying net loans & advances including acceptances	28,782	24,104	17,727	19%	62%

Net loans & advances including acceptances
Asia	23,289	18,752	12,024	24%	94%
Pacific	2,221	2,172	1,995	2%	11%
Europe & America	3,272	3,180	3,708	3%	-12%

Underlying net loans & advances including acceptances	28,782	24,104	17,727	19%	62%

Customer deposits	Half year Mar 11 USD M	Half year Sep 10 USD M	Half year Mar 10 USD M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Retail	12,887	12,223	8,442	5%	53%
Asia	9,549	9,025	5,337	6%	79%
Pacific	3,338	3,198	3,105	4%	8%
Institutional	43,315	33,881	28,903	28%	50%
Transaction Banking	21,031	16,860	12,028	25%	75%
Global Markets	21,642	16,597	16,622	30%	30%
Other	642	424	253	51%	large
Other	(3)	9	43	large	large

Underlying customer deposits	56,199	46,113	37,388	22%	50%

Customer deposits
Asia	37,550	30,486	22,605	23%	66%
Pacific	3,405	3,213	3,106	6%	10%
Europe & America	15,244	12,414	11,677	23%	31%

Underlying customer deposits	56,199	46,113	37,388	22%	50%

SEGMENT REVIEW

Asia Pacific, Europe & America region

Alex Thursby

Table reflects AUD for the Asia Pacific, Europe & America region USD results shown on page 55	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Net interest income	537	507	465	6%	15%
Other external operating income	709	567	555	25%	28%

Operating income	1,246	1,074	1,020	16%	22%
Operating expenses	(708)	(627)	(552)	13%	28%

Profit before credit impairment and income tax	538	447	468	20%	15%
Provision for credit impairment	(43)	(62)	(119)	-31%	-64%

Profit before income tax	495	385	349	29%	42%
Income tax expense	(93)	(22)	(53)	large	76%
Non-controlling interests	(5)	(4)	(2)	25%	large

Pro forma profit	397	359	294	11%	35%
Foreign exchange adjustments	n/a	36	21	n/a	n/a
Pro forma adjustments	—	3	(12)	-100%	-100%

Underlying profit[1]	397	398	303	0%	31%
Adjustments between statutory profit and underlying profit	(13)	(107)	(74)	-88%	-82%

Profit	384	291	229	32%	68%
Geographic segments:
Asia	267	193	182	38%	47%
Pacific	63	69	65	-9%	-3%
Europe & America	56	78	40	-28%	40%
Other	11	19	7	-42%	57%

Pro forma profit	397	359	294	11%	35%

Balance Sheet
Net loans & advances including acceptances	27,854	24,932	19,362	12%	44%
Other external assets	34,125	32,232	31,816	6%	7%

External assets	61,979	57,164	51,178	8%	21%

Customer deposits	54,389	47,697	40,835	14%	33%
Other deposits and borrowings	5,172	7,577	6,921	-32%	-25%

Deposits and other borrowings	59,561	55,274	47,756	8%	25%
Other external liabilities	11,301	9,563	5,721	18%	98%

External liabilities	70,862	64,837	53,477	9%	33%

Risk weighted assets	47,552	43,616	34,235	9%	39%
Average net loans and advances including acceptances	27,019	24,598	18,804	10%	44%
Average deposits and other borrowings	58,681	57,735	47,095	2%	25%
Ratios
Net interest average margin	1.59%	1.61%	1.45%
Net interest average margin (excluding Global Markets)	2.82%	2.76%	2.58%
Operating expenses to operating income	56.7%	57.7%	47.6%
Operating expenses to average assets	1.83%	1.72%	1.37%

Individual provision charge	51	56	98	-9%	-48%
Individual provision charge as a % of average net advances[2]	0.27%	0.44%	0.83%
Collective provision charge	(8)	(3)	4	large	large
Collective provision charge as a % of average net advances	-0.06%	-0.02%	0.05%
Net impaired assets	274	267	516	3%	-47%
Net impaired loans as a % of net advances	0.97%	1.03%	1.05%

Total employees[3]	14,513	13,812	10,200	5%	42%

1.	Refer pages 11 to 13 for explanation of adjustments. A reconciliation of statutory profit to underlying profit by geographical region is included at page 118
2.	For the purposes of this ratio the individual provision charge excludes impairment expense on available-for-sale assets
3.	Includes employees in the shared services operations in Bangalore and Manila

SEGMENT REVIEW

Asia Pacific, Europe & America

Alex Thursby

Commentary reflects USD results

March 2011 half year compared to September 2010 half year

On a pro forma basis, profit increased 12% compared with the September 2010 half year. We completed the acquisitions of the RBS businesses in Taiwan, Singapore and Indonesia during the September 2010 half year. Solid earnings growth was registered by both the Institutional and Retail businesses. Increased equity accounted earnings from Asia Partnerships were partly offset by an impairment charge relating to the carrying value of our investment in Saigon Thuong Tin Commercial Joint-Stock Bank (Sacombank) in Vietnam.

Key factors affecting the result were:

•	Net interest income was 7% higher compared with the prior half year, driven by balance sheet growth.

•

Other external operating income increased 29%, driven primarily by the strong contribution by Global Markets as well as the gain from the sale of credit card loan portfolios in Taiwan. Increased equity accounted earnings from Asia Partnerships were offset by the Sacombank impairment charge.

•

Operating expenses increased 15%, reflecting continued investments in expanding distribution across the region and increased resources to support the growth agenda. Employees increased by 5% mainly throughout Asia as we continue to build systems and build core front line capability in the region.

•

Provision charges for credit impairment were 30% lower compared with the prior half year. This was driven by lower individual provision charges due to higher recoveries achieved mainly in the Retail businesses in Asia in the March 2011 half year, offset by higher charges associated with a few large Institutional customers and legacy issues from certain US bonds. Collective provision charges for the March 2011 half year were lower mainly due to the upgrade of a few large Institutional customers.

•	Income tax expense was lower in the September 2010 half year following the resolution of an outstanding tax matter in the US which resulted in USD26 million tax writeback.

Net loans and advances increased 19% mainly with the continued growth in Transaction Banking and Global Loans. The growth momentum in customer deposits continued, resulting in an increase of 22%. Our deposits to loans ratio remained high at 195% with margins (excluding Global Markets) 6 basis points higher compared to the prior half year.

March 2011 half year compared to March 2010 half year

On a pro forma basis, profit grew 38% with sound profit growth in all the businesses, helped in part by lower provision charges for credit impairment. We completed the acquisitions of the RBS businesses in the Philippines, Vietnam and Hong Kong during the March 2010 half year. Increased Asia Partnerships’ contribution was achieved despite the Sacombank impairment charge in the March 2011 half year and the positive impact of the reversal of the Saigon Securities Incorporation (SSI) impairment charge in the March 2010 half year.

Key factors affecting the result were:

•	Solid balance sheet growth contributed to net interest income increasing 16% compared with the corresponding half in 2010.

•	Other external operating income grew 31% primarily from Global Markets, the gain from the sale of credit cards loan portfolios in Taiwan and increased earnings from Asia Partnerships.

•

The 30% increase in operating expenses resulted from the build-up of regional revenue generating staff and support capabilities. Employees increased by 4,313 including 2,402 from the RBS businesses acquired during the September 2010 half.

•	Provision charges for credit impairment decreased 62%. Individual provision charges were lower in the March 2011 half year mainly due to the lower Institutional charges.

Net loans and advances increased 62% and customer deposits 50% due to the acquisitions of the RBS businesses (in particular, Taiwan) and increases in Transaction Banking and Global Loans.

SEGMENT REVIEW

Asia Pacific, Europe & America

Alex Thursby

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SEGMENT REVIEW

New Zealand region

David Hisco

Table reflects NZD results for New Zealand region AUD results shown on page 72	Half year Mar 11 NZD M	Half year Sep 10 NZD M	Half year Mar 10 NZD M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Net interest income	1,285	1,278	1,211	1%	6%
Other external operating income	409	350	388	17%	5%

Operating income	1,694	1,628	1,599	4%	6%
Operating expenses	(759)	(797)	(747)	-5%	2%

Profit before credit impairment and income tax	935	831	852	13%	10%
Provision for credit impairment	(85)	(131)	(330)	-35%	-74%

Profit before income tax	850	700	522	21%	63%
Income tax expense	(245)	(190)	(148)	29%	66%

Pro forma profit	605	510	374	19%	62%
Pro forma adjustments	—	—	(2)	n/a	-100%

Underlying profit[1]	605	510	372	19%	63%
Adjustments between statutory profit and underlying profit	(127)	(29)	14	large	large

Profit	478	481	386	-1%	24%

Balance Sheet
Net loans & advances including acceptances	95,395	96,013	95,717	-1%	0%
Other external assets	25,716	26,306	25,162	-2%	2%

External assets	121,111	122,319	120,879	-1%	0%

Customer deposits	62,812	59,743	59,271	5%	6%
Other deposits and borrowings	5,537	10,552	11,440	-48%	-52%

Deposits and other borrowings	68,349	70,295	70,711	-3%	-3%
Other external liabilities	29,648	28,416	26,172	4%	13%

External liabilities	97,997	98,711	96,883	-1%	1%

Risk weighted assets	63,904	65,102	66,302	-2%	-4%
Average net loans and advances including acceptances	95,467	95,221	95,595	0%	0%
Average deposits and other borrowings	70,003	72,224	72,167	-3%	-3%
Ratios
Net interest average margin	2.35%	2.33%	2.20%
Net interest average margin (excluding Global Markets)	2.48%	2.40%	2.21%
Net interest average margin (New Zealand Businesses)	2.44%	2.39%	2.21%
Operating expenses to operating income	44.8%	49.0%	46.1%
Operating expenses to average assets	1.23%	1.28%	1.18%

Individual provision charge	151	194	267	-22%	-43%
Individual provision charge as a % of average net advances	0.32%	0.40%	0.56%
Collective provision charge	(66)	(63)	63	5%	large
Collective provision charge as a % of average net advances	-0.14%	-0.13%	0.13%
Net impaired assets	1,684	1,463	1,228	15%	37%
Net impaired loans as a % of net advances	1.66%	1.49%	1.17%

Total employees	9,365	9,404	9,276	0%	1%

[1].	Refer pages 11 to 13 for explanation of adjustments. A reconciliation of statutory profit to underlying profit by geographical region is included within Supplementary Information at page 118

SEGMENT REVIEW

New Zealand region

David Hisco

March 2011 Half Year

NZD M	Retail	Commercial	Wealth	Operations & Support	New Zealand Businesses
Net interest income	418	667	1	12	1,098
Other external operating income	169	40	93	(1)	301

Operating income	587	707	94	11	1,399
Operating expenses	(363)	(231)	(67)	—	(661)

Profit before credit impairment and income tax	224	476	27	11	738
Provision for credit impairment	(34)	(65)	1	—	(98)

Profit before income tax	190	411	28	11	640
Income tax expense	(57)	(125)	(2)	(3)	(187)

Pro forma profit	133	286	26	8	453

September 2010 Half Year

NZD M	Retail	Commercial	Wealth	Operations & Support	New Zealand Businesses
Net interest income	410	657	2	7	1,076
Other external operating income	174	44	88	2	308

Operating income	584	701	90	9	1,384
Operating expenses	(380)	(231)	(70)	(10)	(691)

Profit before credit impairment and income tax	204	470	20	(1)	693
Provision for credit impairment	(61)	(104)	—	—	(165)

Profit before income tax	143	366	20	(1)	528
Income tax expense	(42)	(110)	—	—	(152)

Pro forma profit	101	256	20	(1)	376

Comparison—March 2011 Half Year vs September 2010 Half Year

%	Retail	Commercial	Wealth	Operations & Support	New Zealand Businesses
Net interest income	2%	2%	-50%	71%	2%
Other external operating income	-3%	-9%	6%	large	-2%

Operating income	1%	1%	4%	22%	1%
Operating expenses	-4%	0%	-4%	-100%	-4%

Profit before credit impairment and income tax	10%	1%	35%	large	6%
Provision for credit impairment	-44%	-38%	n/a	n/a	-41%

Profit before income tax	33%	12%	40%	large	21%
Income tax expense	36%	14%	n/a	n/a	23%

Pro forma profit	32%	12%	30%	large	20%

SEGMENT REVIEW

New Zealand region

David Hisco

Institutional	Other	Pro forma profit	Pro forma adjustments	Underlying profit	Adjustments between statutory and underlying profit	Profit
198	(11)	1,285	—	1,285	1	1,286
108	—	409	—	409	(40)	369

306	(11)	1,694	—	1,694	(39)	1,655
(88)	(10)	(759)	—	(759)	(147)	(906)

218	(21)	935	—	935	(186)	749
13	—	(85)	—	(85)	—	(85)

231	(21)	850	—	850	(186)	664
(68)	10	(245)	—	(245)	59	(186)

163	(11)	605	—	605	(127)	478

Institutional	Other	Pro forma profit	Pro forma adjustments	Underlying profit	Adjustments between statutory and underlying profit	Profit
230	(28)	1,278	—	1,278	10	1,288
42	—	350	—	350	29	379

272	(28)	1,628	—	1,628	39	1,667
(89)	(17)	(797)	—	(797)	(14)	(811)

183	(45)	831	—	831	25	856
34	—	(131)	—	(131)	—	(131)

217	(45)	700	—	700	25	725
(62)	24	(190)	—	(190)	(54)	(244)

155	(21)	510	—	510	(29)	481

Institutional	Other	Pro forma profit	Pro forma adjustments	Underlying profit	Adjustments between statutory and underlying profit	Profit
-14%	-61%	1%	n/a	1%	-90%	0%
large	n/a	17%	n/a	17%	large	-3%

13%	-61%	4%	n/a	4%	large	-1%
-1%	-41%	-5%	n/a	-5%	large	12%

19%	-53%	13%	n/a	13%	large	-13%
-62%	n/a	-35%	n/a	-35%	n/a	-35%

6%	-53%	21%	n/a	21%	large	-8%
10%	-58%	29%	n/a	29%	large	-24%

5%	-48%	19%	n/a	19%	large	-1%

SEGMENT REVIEW

New Zealand region

David Hisco

March 2011 Half Year

NZD M	Retail	Commercial	Wealth	Operations & Support	New Zealand Businesses
Net interest income	418	667	1	12	1,098
Other external operating income	169	40	93	(1)	301

Operating income	587	707	94	11	1,399
Operating expenses	(363)	(231)	(67)	—	(661)

Profit before credit impairment and income tax	224	476	27	11	738
Provision for credit impairment	(34)	(65)	1	—	(98)

Profit before income tax	190	411	28	11	640
Income tax expense	(57)	(125)	(2)	(3)	(187)

Pro forma profit	133	286	26	8	453

March 2010 Half Year
NZD M	Retail	Commercial	Wealth	Operations & Support	New Zealand Businesses
Net interest income	390	593	4	9	996
Other external operating income	176	53	83	(3)	309

Operating income	566	646	87	6	1,305
Operating expenses	(344)	(240)	(70)	(5)	(659)

Profit before credit impairment and income tax	222	406	17	1	646
Provision for credit impairment	(88)	(261)	(2)	—	(351)

Profit before income tax	134	145	15	1	295
Income tax expense	(41)	(43)	7	—	(77)

Pro forma profit	93	102	22	1	218

Comparison—March 2011 Half Year vs March 2010 Half Year
%	Retail	Commercial	Wealth	Operations & Support	New Zealand Businesses
Net interest income	7%	12%	-75%	33%	10%
Other external operating income	-4%	-25%	12%	-67%	-3%

Operating income	4%	9%	8%	83%	7%
Operating expenses	6%	-4%	-4%	-100%	0%

Profit before credit impairment and income tax	1%	17%	59%	large	14%
Provision for credit impairment	-61%	-75%	large	n/a	-72%

Profit before income tax	42%	large	87%	large	large
Income tax expense	39%	large	large	n/a	large

Pro forma profit	43%	large	18%	large	large

SEGMENT REVIEW

New Zealand region

David Hisco

Institutional	Other	Pro forma profit	Pro forma adjustments	Underlying profit	Adjustments between statutory and underlying profit	Profit
198	(11)	1,285	—	1,285	1	1,286
108	—	409	—	409	(40)	369

306	(11)	1,694	—	1,694	(39)	1,655
(88)	(10)	(759)	—	(759)	(147)	(906)

218	(21)	935	—	935	(186)	749
13	—	(85)	—	(85)	—	(85)

231	(21)	850	—	850	(186)	664
(68)	10	(245)	—	(245)	59	(186)

163	(11)	605	—	605	(127)	478

Institutional	Other	Pro forma profit	Pro forma adjustments	Underlying profit	Adjustments between statutory and underlying profit	Profit
252	(37)	1,211	—	1,211	(3)	1,208
78	1	388	(17)	371	(14)	357

330	(36)	1,599	(17)	1,582	(17)	1,565
(76)	(12)	(747)	17	(730)	(16)	(746)

254	(48)	852	—	852	(33)	819
21	—	(330)	—	(330)	5	(325)

275	(48)	522	—	522	(28)	494
(79)	8	(148)	(2)	(150)	42	(108)

196	(40)	374	(2)	372	14	386

Institutional	Other	Pro forma profit	Pro forma adjustments	Underlying profit	Adjustments between statutory and underlying profit	Profit
-21%	-70%	6%	n/a	6%	large	6%
38%	-100%	5%	-100%	10%	large	3%

-7%	-69%	6%	-100%	7%	large	6%
16%	-17%	2%	-100%	4%	large	21%

-14%	-56%	10%	n/a	10%	large	-9%
-38%	n/a	-74%	n/a	-74%	-100%	-74%

-16%	-56%	63%	n/a	63%	large	34%
-14%	25%	66%	-100%	63%	40%	72%

-17%	-73%	62%	-100%	63%	large	24%

SEGMENT REVIEW

New Zealand region

David Hisco

Individual provision charge	Half year Mar 11 NZD M	Half year Sep 10 NZD M	Half year Mar 10 NZD M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Retail	47	70	92	-33%	-49%
Commercial	114	116	175	-2%	-35%
Commercial & Agri	103	92	125	12%	-18%
Business Banking	11	24	50	-54%	-78%
Institutional	(9)	7	(1)	large	large
Global Loans	2	13	17	-85%	-88%
Transaction Banking	(11)	(6)	(24)	83%	-54%
Global Markets	—	—	6	n/a	-100%
Wealth	(1)	1	1	large	large

Pro forma individual provision charge	151	194	267	-22%	-43%
Pro forma adjustments	—	—	—	n/a	n/a

Underlying individual provision charge	151	194	267	-22%	-43%

Collective provision charge	Half year Mar 11 NZD M	Half year Sep 10 NZD M	Half year Mar 10 NZD M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Retail	(12)	(9)	(4)	33%	large
Commercial	(50)	(12)	87	large	large
Commercial & Agri	(42)	(3)	91	large	large
Business Banking	(8)	(9)	(4)	-11%	100%
Institutional	(4)	(42)	(20)	-90%	-80%
Global Loans	(3)	(22)	(13)	-86%	-77%
Transaction Banking	(1)	(9)	(6)	-89%	-83%
Global Markets	—	(4)	—	-100%	n/a
Other	—	(7)	(1)	-100%	-100%

Pro forma collective provision charge	(66)	(63)	63	5%	large
Pro forma adjustments	—	—	—	n/a	n/a

Underlying collective provision charge	(66)	(63)	63	5%	large

Net loans & advances including acceptances	Half year Mar 11 NZD M	Half year Sep 10 NZD M	Half year Mar 10 NZD M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Retail	35,686	36,011	36,169	-1%	-1%
Commercial	51,469	51,827	51,495	-1%	0%
Commercial & Agri	36,294	36,984	36,893	-2%	-2%
Business Banking	15,175	14,843	14,602	2%	4%
Institutional	6,993	7,014	6,993	0%	0%
Global Loans	6,154	6,029	5,999	2%	3%
Transaction Banking	353	365	341	-3%	4%
Global Markets	486	620	659	-22%	-26%
Other	—	—	(6)	n/a	-100%
Wealth	1,247	1,161	1,060	7%	18%

Underlying net loans & advances including acceptances	95,395	96,013	95,717	-1%	0%

SEGMENT REVIEW

New Zealand region

David Hisco

Customer deposits	Half year Mar 11 NZD M	Half year Sep 10 NZD M	Half year Mar 10 NZD M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Retail	27,828	27,000	26,634	3%	4%
Commercial	18,388	16,927	17,440	9%	5%
Commercial & Agri	10,712	9,630	10,141	11%	6%
Business Banking	7,676	7,297	7,299	5%	5%
Institutional	11,685	11,188	10,620	4%	10%
Transaction Banking	6,466	6,126	5,751	6%	12%
Global Markets	5,219	5,062	4,869	3%	7%
Wealth	4,835	4,553	4,503	6%	7%
Other	76	75	74	1%	3%

Underlying customer deposits	62,812	59,743	59,271	5%	6%

SEGMENT REVIEW

New Zealand region

David Hisco

Table reflects AUD results for New Zealand region NZD results shown on page 65	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Net interest income	976	969	920	1%	6%
Other external operating income	311	266	295	17%	5%

Operating income	1,287	1,235	1,215	4%	6%
Operating expenses	(577)	(605)	(567)	-5%	2%

Profit before credit impairment and income tax	710	630	648	13%	10%
Provision for credit impairment	(65)	(99)	(251)	-34%	-74%

Profit before income tax	645	531	397	22%	63%
Income tax expense	(186)	(146)	(112)	27%	67%

Pro forma profit	459	385	285	19%	61%
Foreign exchange adjustments	n/a	20	13	n/a	n/a
Pro forma adjustments	—	—	(2)	n/a	-100%

Underlying profit[1]	459	405	296	13%	55%
Adjustments between statutory profit and underlying profit	(96)	(23)	10	large	large
Profit	363	382	306	-5%	19%

Balance Sheet
Net loans & advances including acceptances	70,206	73,075	74,188	-4%	-5%
Other external assets	18,925	20,021	19,502	-5%	-3%

External assets	89,131	93,096	93,690	-4%	-5%

Customer deposits	46,226	45,470	45,939	2%	1%
Other deposits and borrowings	4,075	8,031	8,867	-49%	-54%

Deposits and other borrowings	50,301	53,501	54,806	-6%	-8%
Other external liabilities	21,819	21,627	20,286	1%	8%

External liabilities	72,120	75,128	75,092	-4%	-4%

Risk weighted assets	47,030	49,548	51,389	-5%	-8%
Average net loans and advances including acceptances	72,554	75,626	75,779	-4%	-4%
Average deposits and other borrowings	53,202	57,361	57,207	-7%	-7%

Ratios
Net interest average margin	2.35%	2.33%	2.20%
Net interest average margin (excluding Global Markets)	2.48%	2.40%	2.21%
Net interest average margin (New Zealand Businesses)	2.44%	2.39%	2.21%
Operating expenses to operating income	44.8%	49.0%	46.1%
Operating expenses to average assets	1.23%	1.28%	1.18%

Individual provision charge	115	154	212	-25%	-46%
Individual provision charge as a % of average net advances	0.32%	0.40%	0.56%
Collective provision charge	(50)	(50)	50	0%	large
Collective provision charge as a % of average net advances	-0.14%	-0.13%	0.13%
Net impaired assets	1,239	1,113	953	11%	30%
Net impaired loans as a % of net advances	1.66%	1.49%	1.17%

Total employees	9,365	9,404	9,276	0%	1%

1.	Refer pages 11 to 13 for explanation of adjustments. A reconciliation of statutory profit to underlying profit by geographical region is included within Supplementary Information at page 118

SEGMENT REVIEW

New Zealand region

David Hisco

Commentary reflects NZD results

March 2011 half year compared to September 2010 half year

Financial performance has continued to improve with recovery in the New Zealand economy, although momentum has been moderated by de-leveraging across the market. With demand for credit subdued, revenue growth was assisted by continued switching of fixed rate lending to variable rate lending, although that benefit was partly offset by the impact of deposit competition. Provisioning has remained on a downward track as credit conditions continue to improve, although the Christchurch earthquake was a setback. Save for this, there would have been further reversals of collective provision.

On a pro forma basis, underlying profit increased 19%, with the result including a NZD32 million after tax decrease in credit impairment charge. Profit before credit impairment and income tax increased 13%, driven by net interest margin improvement, a stronger Markets trading contribution, and lower costs.

Further operational efficiencies and improved service levels and business outcomes are expected from the planned move to a single banking technology platform and a simplified regional management structure. A project cost of NZD141m was incurred in relation to these changes and included in adjustments between statutory profit and underlying profit.

Key components of the pro forma profit were:

•

Net interest income increased 1%, with the result impacted by a reduced contribution from the management of interest rate risks (NZD23 million). Net interest income in the NZ Businesses increased 2%, driven by margin improvement (5 basis points) with some re-pricing benefit still flowing from rollover of the fixed rate lending book, and customers continuing to favour variable over fixed rate mortgages. These gains were partly offset by a further intensification in the competition for deposits that has raised the cost of retail funding. Lending volumes declined 1% and customer deposits increased 5%, largely market-driven.

•

Other external operating income increased 17%, reflecting a stronger Markets result from trading and favourable revaluations of the liquidity portfolio. Growth in fees and commissions remained constrained in a competitive environment.

•

Operating expenses declined 5%, partly timing-driven with project activity last year concentrated in the second half. Discretionary expenditure has remained well controlled. These factors have more than offset higher personnel costs driven by the annual rate increases. The cost to income ratio has reduced to 44.8%, down from 49.0% and 46.1% respectively in the preceding two halves, reflecting progress in achieving operating efficiencies.

Provision for credit impairment charge reduced NZD46 million as risk levels continue to stabilise. The individual provision charge decreased NZD43 million, with loss rates declining across the Retail, Business Banking and Institutional books as the cycle eases. The charge in Commercial & Agri increased NZD11 million, although this largely reflected a low charge in the preceding half that benefited from a number of account recoveries. The collective provision charge was marginally lower (NZD3 million), with risk levels largely stable and lending volumes flat. Provision coverage (the ratio of total provisions held to credit risk weighted assets) at 2.38% remains at historically high levels, and is considered appropriate to absorb the one-off impacts to credit risk likely to result from the recent earthquake in Christchurch. Management will continue to proactively monitor as new information comes to hand.

March 2011 half year compared to March 2010 half year

Financial performance in the March 2011 half year was strongly ahead of that for the same half last year, driven by the economic cycle. This was reflected in lower credit provisioning; and higher revenue from the recovery of margin, although the lack of credit growth had a moderating impact.

On a pro forma basis, underlying profit for the March 2011 half year increased 62%, with the result including a NZD172 million after tax decrease in credit impairment charge. Profit before credit impairment and income tax in the NZ Businesses increased 14%, with good revenue growth supported by strong management of costs. The Institutional businesses performed strongly, although the overall result was impacted by a lower contribution from the management of interest rate risks.

Key components of the result were:

•

Net interest income increased 6%. This growth reflected the margin benefit from re-pricing of the fixed rate lending book, and mix benefit from an increased proportion of variable rate lending in the mortgage portfolio. Deposit margins, however, were reduced in the competitive environment. Total net interest income growth was also moderated by a lower contribution from the management of interest rate risks (NZD51 million).

•

Other external operating income increased 5%, driven by a stronger Markets contribution which included favourable revaluations of the liquidity portfolio driven by credit spreads. This was partly offset by lower fee income (NZD6 million) reflecting a full half’s impact from the restructure of Retail fees implemented during the March 2010 half.

•	Operating expenses increased 2%, reflecting higher personnel costs driven by annual rate increases.

•

Provision for credit impairment charge decreased NZD245 million. The individual provision charge was cyclically lower, down NZD116 million on the same half last year. The collective provision charge decreased NZD129 million, largely reflecting credit cycle adjustments booked in the March 2010 half year, with a partial release in the current half. The total loss rate (total provision charge as a percentage of average net advances) for the March 2011 half year was 0.18%, down from 0.69% for the March 2010 half year.

SEGMENT REVIEW

Institutional division

Shayne Elliott

Institutional division is included as a separate segment as it operates as a global line of business across all three regions offering specialist products and services within Transaction Banking, Global Loans and Global Markets. The results for Institutional are also reported in the applicable region.

	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Net interest income	1,529	1,631	1,548	-6%	-1%
Other external operating income	1,044	841	846	24%	23%

Operating income	2,573	2,472	2,394	4%	7%
Operating expenses	(982)	(911)	(816)	8%	20%

Profit before credit impairment and income tax	1,591	1,561	1,578	2%	1%
Provision for credit impairment	(154)	(310)	(434)	-50%	-65%

Profit before income tax	1,437	1,251	1,144	15%	26%
Income tax expense and non-controlling interests	(409)	(337)	(328)	21%	25%

Pro forma profit	1,028	914	816	12%	26%
Foreign exchange adjustments	n/a	24	21	n/a	n/a
Pro forma adjustments	—	1	(5)	-100%	-100%

Underlying profit	1,028	939	832	10%	24%

Consisting of:
Transaction Banking	220	263	179	-16%	23%
Global Loans	439	322	221	36%	99%
Global Markets	408	320	434	28%	-6%
Relationship & Infrastructure	(39)	9	(18)	large	large

Pro forma profit	1,028	914	816	12%	26%

Geographic segments:
Australia	670	610	503	10%	33%
Asia Pacific, Europe and America	234	185	164	26%	43%
New Zealand	124	119	149	4%	-17%

Pro forma profit	1,028	914	816	12%	26%

Balance Sheet
Net loans & advances including acceptances[1]	80,222	75,630	73,112	6%	10%
Other external assets	107,563	108,893	100,089	-1%	7%

External assets	187,785	184,523	173,201	2%	8%

Customer deposits	100,345	98,667	86,369	2%	16%
Other deposits and borrowings	9,004	11,950	11,805	-25%	-24%

Deposits and other borrowings	109,349	110,617	98,174	-1%	11%
Other external liabilities	48,512	66,586	54,103	-27%	-10%

External liabilities	157,861	177,203	152,277	-11%	4%

Risk weighted assets	129,788	130,643	120,196	-1%	8%
Ratios
Net interest margin	1.98%	2.17%	2.14%
Net interest margin (excluding Global Markets)	3.13%	3.22%	3.01%
Operating expenses to operating income	38.2%	37.1%	33.6%
Operating expenses to average assets	1.01%	0.96%	0.89%

Individual provision charge	149	276	523	-46%	-72%
Individual provision charge as a % of average net advances[2]	0.34%	0.72%	1.36%
Collective provision charge (credit)	5	30	(88)	-83%	large
Collective provision charge (credit) as a % of average net advances[2]	0.01%	0.08%	(0.24%)
Net impaired assets	2,667	3,012	3,562	-11%	-25%
Net impaired loans as a % of net advances[1]	2.10%	3.34%	3.26%

Total employees	6,356	6,167	5,157	3%	23%

1.	2010 comparatives have been adjusted to include bill acceptances (Sep 2010: $6,035 million; Mar 2010: $4,735 million), previously included as trading securities
2.	2010 comparatives have been adjusted to include average bill acceptances (Sep 2010: $5,430 million; Mar 2010: $4,930 million), previously included as trading securities

SEGMENT REVIEW

Institutional division

Shayne Elliott

March 2011 half year compared to September 2010 half year

Institutional’s strategy is centred around customers with trade and capital flows across the Asia Pacific region, with a particular focus on those in the natural resources, agriculture and infrastructure industries.

Pro forma profit for the half year grew 12% with solid revenue growth, up 4%, and a lower provisioning charge. The revenue mix showed a healthy growth in non-interest income, up 24%. The result reflects good performances across all businesses as the momentum of our super-regional strategy builds. Asia Pacific, Europe & America performed exceptionally, posting a 26% profit increase, reflecting the strategic investment across these regions. Cross border revenues were up 10%, representing 22% of total customer revenues. Customer franchise revenues were up 6% and over 670 new relationships were added in the half demonstrating the continuing strength and centrality of customer relationships. Our regional capability was evident in rising to first position on Dealogic Asia Pacific (ex-Japan) International* Loan Bookrunner Ranking table for the three months to March 2011.

Global Markets grew revenue 12% with greater diversification across revenue streams including an increase in the proportion of revenue coming from the FX and Commodities businesses (to 36%, up from 32%) following focussed investment in these products. Global Loans increased revenue by 4% with solid loan growth across Australia and Asia (up $2.0 billion and $2.3 billion respectively). Lending margins decreased slightly mainly due to geographic mix, and competitive pressures have intensified over the half. Within Transaction Banking, Trade and Supply Chain increased revenue by 8% driven by strong customer acquisition in Asia and Australia. Competitive pressure impacted deposit volumes in Australia while volume growth was strong in Asia with volumes up $2.9 billion and overall revenue in Transaction Banking was flat half on half. Overall net interest margin (excluding Global Markets) decreased by 9 basis points in part due to an interest writeback in the last half as well as growth in the relatively lower margin Asian region. Operating expenses increased 8% reflecting the continued investment in the super regional strategy, including investment in the diversification of Global Markets revenues and the phased roll out of our new cash management platform.

Provision for credit impairment decreased 50%, reflecting the improving economic environment. Individual provisions of $149 million (down by $127 million) were largely in Australia, predominantly relating to property exposures and a small number of corporate loans. The collective provision charge of $5 million was driven by volume growth being offset by exposure reductions on a small number of high risk accounts and a general improvement in credit quality. Net impaired assets fell by 11% to $2.7 billion.

The tax rate returned to normal levels after the resolution of an outstanding tax matter in the US in the second half of 2010. Significant factors affecting revenue geographically included:

•	Australian revenue decreased by 4%, a consequence of lower customer hedging given trends in interest and exchange rates and competition across the loan and deposit books.

•

Asia Pacific, Europe & America revenue increased 30% on the back of a strong, diversified Markets performance across the region and reflects the return on the strategic investment in that region. Europe and Asia revenues were up 52% and 34% respectively. Approximately 550 new customers were acquired in the region in the half year.

•	New Zealand rebounded from a slow second half in 2010 to post a 13% increase in revenue with Markets benefiting from opportunities brought about by the interest rate environment.

March 2011 half year compared to March 2010 half year

On a pro forma basis, profit increased 26%, benefiting from higher revenue and lower credit impairment charges. Revenue increased 7% in large part due to the impact of repricing for risk across the lending portfolios and increased volumes and margins in the deposit books. Global Markets revenues were lower, impacted by reduced client activity and lower trading revenues in less volatile market conditions.

Net interest margin (excluding Global Markets) increased 12 basis points due to loan repricing and strong deposit growth, although competitive pressures are intensifying. Net lending assets increased $7 billion mainly as a result of the build in our Asian franchise while customer deposits increased by 10% led by growth in our Asian business and strong fourth quarter growth in Global Markets and Transaction Banking in Australia.

Operating expenses increased 20% as investment in technology, systems enhancements and people continued. Key capability builds include the cash management system, payments infrastructure and customer data management. Provision for credit impairment decreased 65% reflecting the improving economic environment, with a large decrease in individual provisions partly offset by an increase in the collective provision.

Significant factors affecting revenue geographically were as follows:

•	Australia increased 4% with a strong result from Transaction Banking with higher deposit volumes and improved margins.

•

Asia Pacific Europe & America increased 36%, with higher revenue across all lines of business—Markets 24%, Transaction Banking 57% and Global Loans 49%—reflecting much increased customer activity and higher deposits and loan balances.

•	New Zealand decreased 8%, largely due to a significant reduction in market volatility compared to the first half of 2010.

*	International is defined as the following currencies: AUD, USD, HKD, Singapore Dollar, Euro, NZD, Sterling and JPY

SEGMENT REVIEW

Group Centre1

	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Net interest income	157	132	79	19%	99%
Other external operating income	(37)	(58)	(29)	-36%	28%

Operating income	120	74	50	62%	large
Operating expenses	(173)	(166)	(134)	4%	29%

Loss before credit impairment and income tax	(53)	(92)	(84)	-42%	-37%
Provision for credit impairment	(1)	—	(10)	n/a	-90%

Loss before income tax	(54)	(92)	(94)	-41%	-43%
Income tax expense and non-controlling interests	18	(6)	(3)	large	large

Pro forma loss	(36)	(98)	(97)	-63%	-63%
Foreign exchange adjustments	n/a	1	(3)	n/a	n/a
Pro forma adjustments	—	—	13	n/a	-100%

Underlying loss	(36)	(97)	(87)	-63%	-59%

Total employees	6,241	5,557	5,395	12%	16%

1.

Group Centre comprises Technology, Global Services & Operations, Group Human Resources, Group Risk Management, Group Treasury (includes the funding component of Treasury results, with the mismatch component being included in Institutional Division’s Global Markets business), Group Strategy and Marketing, Corporate Affairs, Corporate Communications, Group Financial Management and Shareholder Functions

March 2011 half year compared to September 2010 half year

The underlying loss of $36 million compared to an underlying loss of $97 million for the September 2010 half with a number of offsetting factors impacting the result.

•

Operating income improved $46 million due to higher earnings on central capital combined with a lower funding cost associated with lower debit tax balances. There were offsetting variances between net interest and other income as a result of elimination entries associated with the consolidation of OnePath Australia.

•	Operating expenses increased $7 million with increased project related expenditure in the centre and the cost of merger and acquisition activity.

March 2011 half year compared to March 2010 half year

The underlying loss of $36 million in the March 2011 half year reduced from a loss of $87 million in the March 2010 half.

•

Operating income improved $70 million due to higher earnings on central capital combined with a lower funding cost associated with lower debit tax balances. There were offsetting variances between net interest and other income as a result of elimination entries associated with the consolidation of OnePath Australia.

•	Operating expenses increased $39 million largely as a result of increased project related expenditure in the centre and the cost of merger and acquisition activity.

•	Provision for credit impairment improved $9 million. The March 2010 half included an individual provision charge in Australia Division being partly covered by an internal insurance arrangement.

FOUR YEAR SUMMARY

	Mar 11 $M	Sep 10 $M	Mar 10 $M	Sep 09 $M	Mar 09 $M	Sep 08 $M	Mar 08 $M	Sep 07 $M
Income Statement
Net interest income	5,642	5,623	5,239	4,988	4,822	4,074	3,781	3,691
Other operating income	2,788	2,592	2,328	2,339	2,218	2,241	2,199	1,995
Operating expense	(3,821)	(3,722)	(3,249)	(3,124)	(2,944)	(2,751)	(2,655)	(2,567)
Provision for credit impairment	(660)	(722)	(1,098)	(1,621)	(1,435)	(1,364)	(726)	(327)

Profit before income tax	3,949	3,771	3,220	2,582	2,661	2,200	2,599	2,792
Income tax expense	(1,126)	(1,040)	(920)	(720)	(749)	(606)	(759)	(799)

Non-controlling interests	(5)	(4)	(2)	2	(4)	(5)	(3)	(5)

Underlying profit[1]	2,818	2,727	2,298	1,864	1,908	1,589	1,837	1,988
Adjustments to arrive at statutory profit[1]	(154)	(151)	(373)	(338)	(491)	(233)	126	90
Profit attributable to shareholders of the
Company	2,664	2,576	1,925	1,526	1,417	1,356	1,963	2,078

Balance Sheet
Assets	537,478	531,739	506,708	476,987	502,798	470,293	437,759	392,773

Net assets	35,129	34,155	32,583	32,429	28,367	26,552	23,964	22,048

Ratios
Return on average ordinary shareholders’ equity[2]	15.8%	15.5%	12.2%	10.3%	10.4%	11.4%	17.7%	20.5%
Return on average assets	0.96%	0.94%	0.76%	0.63%	0.54%	0.61%	0.92%	1.10%
Tier 1 capital ratio[3]	10.5%	10.1%	10.7%	10.6%	8.2%	7.7%	6.9%	6.7%
Total capital ratio[3]	12.1%	11.9%	13.0%	13.7%	11.0%	11.1%	10.1%	10.1%
Operating expenses to operating income	46.8%	46.3%	46.8%	44.5%	47.0%	49.7%	44.0%	44.5%
Operating expenses to operating income[1]	45.3%	45.3%	42.9%	42.6%	41.8%	43.6%	44.4%	45.1%

Shareholder value—ordinary shares
Total return to shareholders
(share price movement plus dividends)	3.6%	(4.5%)	7.9%	58.0%	(12.0%)	(14.6%)	(22.1%)	2.1%
Market capitalisation	61,820	60,614	64,250	61,085	33,990	38,263	43,328	55,382
Dividend	64 cents	74 cents	52 cents	56 cents	46 cents	74 cents	62 cents	74 cents
Franked portion	100%	100%	100%	100%	100%	100%	100%	100%
Share price
- high	$25.96	$25.72	$25.72	$24.99	$19.63	$24.28	$31.74	$31.50
- low	$22.05	$20.13	$20.13	$14.90	$11.83	$15.07	$19.38	$25.75
- closing	$23.81	$23.68	$25.36	$24.39	$15.75	$18.75	$22.55	$29.70

Share information (per fully paid)
Earnings per share—basic	104.2c	102.1c	76.8c	64.8c	66.3c	68.3c	102.4c	110.9c
Dividend payout ratio	62.5%	73.7%	68.7%	92.5%	71.3%	113.6%	61.4%	67.1%
Net tangible assets per ordinary share	$10.61	$10.38	$9.99	$11.02	$10.94	$10.72	$10.06	$9.37

Number of fully paid ordinary shares (M)	2,596.4	2,559.7	2,533.5	2,504.5	2,158.1	2,040.7	1,921.4	1,864.7
Other information
Permanent employees (FTE)	45,571	43,992	39,536	36,094	35,415	35,423	34,190	33,004
Temporary employees (FTE)	2,889	3,107	2,608	1,593	1,631	1,502	1,292	1,349

Total employees (FTE)	48,460	47,099	42,144	37,687	37,046	36,925	35,482	34,353

Number of shareholders[4]	424,787	411,692	405,698	396,181	391,052	376,813	355,809	327,703

1.

For 2008 to 2010, adjusted to reflect result for the ongoing business activities of the Group. Refer pages 11 to 13 for explanation of adjustments. For 2007, the income statement has been adjusted for significant items and non-core income arising from the use of derivatives in economic hedges and fair value through profit and loss. This measure, known as Cash Profit, has been superseded by Underlying Profit.

2.	Average ordinary shareholders’ equity excludes non-controlling interests and preference share dividend
3.	Prior to March 2008, values were calculated using Basel I methodology
4.	Excludes employees whose only ANZ shares are held in trust under ANZ employee share schemes

FOUR YEAR SUMMARY

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Australia and New Zealand Banking Group Limited

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Half year ended

31 March 2011

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—TABLE OF CONTENTS

DIRECTORS’ REPORT

The Directors present their report on the Condensed Consolidated Financial Statements for the half year ended 31 March 2011.

Directors

The names of the Directors of the Company who held office during and since the end of the half year are:

Mr JP Morschel	Director since 1 October 2004, Chairman since 1 March 2010
Mr MRP Smith, OBE—Chief Executive Officer	CEO and Director since 1 October 2007
Dr GJ Clark	Director since 1 February 2004
Mr PAF Hay	Director since 12 November 2008
Mr Lee Hsien Yang	Director since 1 February 2009
Mr IJ Macfarlane, AC	Director since 16 February 2007
Mr DE Meiklejohn, AM	Director since 1 October 2004
Ms AM Watkins	Director since 12 November 2008

Result

The consolidated profit attributable to shareholders of the Company was $2,664 million. Further details are contained in the Chief Financial Officer’s Review on pages 11 to 38 and in the financial report.

Review of operations

A review of the operations of the Group during the half year and the results of those operations are contained in the Chief Financial Officer’s Review on pages 11 to 38.

Lead auditor’s independence declaration

The lead auditor’s independence declaration given under section 307C of the Corporations Act 2001 (as amended) is set out on page 112 and forms part of the Directors’ Report for the half year ended 31 March 2011.

Rounding of amounts

The Parent Entity is an entity of the kind referred to in the Australian Securities and Investments Commission class order 98/100 dated 10 July 1998 (as amended). Consequently, amounts in these Condensed Consolidated Financial Statements have been rounded to the nearest million dollars, except where otherwise indicated.

Significant event since balance date

There are no significant events from 31 March 2011 to the date of this report.

Signed in accordance with a resolution of the Directors.

John Morschel	Michael R P Smith
Chairman	Director

2 May 2011

CONDENSED CONSOLIDATED INCOME STATEMENT

Australia and New Zealand Banking Group Limited

	Note	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%

Interest income		14,945	14,252	12,356	5%	21%
Interest expense		(9,299)	(8,619)	(7,120)	8%	31%

Net interest income	3	5,646	5,633	5,236	0%	8%
Other operating income	3	1,974	1,804	1,487	9%	33%
Net funds management and insurance income	3	742	806	293	-8%	large
Share of joint venture profit from OnePath Australia and OnePath New Zealand	20	—	—	33	n/a	-100%
Share of associates’ profit	20	243	232	168	5%	45%

Operating income		8,605	8,475	7,217	2%	19%
Operating expenses	4	(4,026)	(3,922)	(3,382)	3%	19%

Profit before credit impairment and income tax		4,579	4,553	3,835	1%	19%
Provision for credit impairment	10	(675)	(705)	(1,082)	-4%	-38%

Profit before income tax		3,904	3,848	2,753	1%	42%
Income tax expense	5	(1,235)	(1,270)	(826)	-3%	50%

Profit for the period		2,669	2,578	1,927	4%	39%

Comprising:
Profit attributable to non-controlling interests		5	2	2	large	large
Profit attributable to shareholders of the Company		2,664	2,576	1,925	3%	38%

Earnings per ordinary share (cents)
Basic	7	104.2	102.1	76.8	2%	36%
Diluted	7	101.2	99.0	75.4	2%	34%
Dividend per ordinary share (cents)	6	64	74	52	-14%	23%

The notes appearing on pages 87 to 109 form an integral part of the Condensed Consolidated Financial Statements

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

Australia and New Zealand Banking Group Limited

	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%

Profit for the period	2,669	2,578	1,927	4%	39%
Other comprehensive income
Currency translation adjustments
Exchange differences taken to equity	(550)	(353)	(653)	56%	-16%
Available-for-sale assets
Valuation gain/(loss) taken to equity	(56)	(26)	162	large	large
Cumulative (gain)/loss transferred to the income statement	35	(6)	14	large	large
Cash flow hedge reserve
Valuation gain taken to equity	28	160	27	-83%	4%
Transferred to income statement for the period	(7)	(40)	(14)	-83%	-50%
Share of associates’ other comprehensive income	(7)	(9)	27	-22%	large
Actuarial gain/(loss) on defined benefit plans	46	13	(19)	large	large
Income tax on items transferred directly to / from equity
Foreign currency translation reserve	(6)	(6)	(4)	0%	50%
Available-for-sale reserve	5	4	(42)	25%	large
Cash flow hedge reserve	(4)	(37)	1	-89%	large
Actuarial gain / (loss) on defined benefits plan	(13)	(3)	5	large	large

Other comprehensive income	(529)	(303)	(496)	75%	7%

Total comprehensive income for the period	2,140	2,275	1,431	-6%	50%

Comprising:
Total comprehensive income attributable to non-controlling interests	5	2	2	large	large
Total comprehensive income attributable to shareholders of the company	2,135	2,273	1,429	-6%	49%

The notes appearing on pages 87 to 109 form an integral part of the Condensed Consolidated Financial Statements

CONDENSED CONSOLIDATED BALANCE SHEET

Australia and New Zealand Banking Group Limited

Assets	Note	As at Mar 11 $M	As at Sep 10 $M	As at Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Liquid assets		22,803	21,521	22,626	6%	1%
Due from other financial institutions		7,479	5,481	6,894	36%	8%
Trading securities[1]		28,966	33,515	33,274	-14%	-13%
Derivative financial instruments		29,646	37,821	27,630	-22%	7%
Available-for-sale assets		18,323	20,742	17,777	-12%	3%
Net loans and advances[1]	8	375,306	349,321	335,352	7%	12%
Customers’ liability for acceptances[1]		577	11,495	12,510	-95%	-95%
Shares in associates and joint venture entities		3,239	2,965	2,854	9%	13%
Current tax assets		20	76	442	-74%	-95%
Deferred tax assets		653	792	584	-18%	12%
Goodwill and other intangible assets[2]		6,632	6,630	6,329	0%	5%
Investments backing policyholder liabilities		32,958	32,171	32,054	2%	3%
Other assets		8,716	7,051	6,228	24%	40%
Premises and equipment		2,160	2,158	2,154	0%	0%

Total assets		537,478	531,739	506,708	1%	6%

Liabilities
Due to other financial institutions		20,415	20,521	16,068	-1%	27%
Deposits and other borrowings	11	333,388	311,472	301,757	7%	10%
Derivative financial instruments		29,796	37,217	27,289	-20%	9%
Liability for acceptances[1]		577	11,495	12,510	-95%	-95%
Current tax liabilities		750	973	131	-23%	large
Deferred tax liabilities		40	35	570	14%	-93%
Policyholder liabilities		29,718	28,981	28,332	3%	5%
External unit holder liabilities (life insurance funds)		5,501	5,448	5,610	1%	-2%
Payables and other liabilities		10,688	7,950	8,788	34%	22%
Provisions		1,285	1,462	1,167	-12%	10%
Bonds and notes		58,526	59,714	58,390	-2%	0%
Loan capital	12	11,665	12,316	13,513	-5%	-14%

Total liabilities		502,349	497,584	474,125	1%	6%

Net assets		35,129	34,155	32,583	3%	8%

Shareholders’ equity
Ordinary share capital	13,14	20,594	19,886	19,294	4%	7%
Preference share capital	13,14	871	871	871	0%	0%
Reserves	14	(3,171)	(2,587)	(2,277)	23%	39%
Retained earnings	14	16,766	15,921	14,629	5%	15%

Share capital and reserves attributable to shareholders of the Company		35,060	34,091	32,517	3%	8%
Non-controlling interests		69	64	66	8%	5%

Total equity		35,129	34,155	32,583	3%	8%

1.

In 2011 the Group ceased re-discounting Commercial bill acceptances. This has impacted balance sheet classifications as there is no intention to trade the commercial bills as negotiable instruments, therefore they are classified as commercial bill loans initially recognised at fair value and subsequently measured at amortised cost:

Mar 2011—Trading securities: $nil; Net loans and advances $17,371 million; Customers’ liability for acceptances $nil; Liability for acceptances $nil

Sep 2010—Trading securities: $6,035 million; Net loans and advances $nil; Customers’ liability for acceptances $11,150 million; Liability for acceptances $11,150 million

Mar 2010—Trading securities: $4,735 million; Net loans and advances $nil; Customers’ liability for acceptances $12,282 million; Liability for acceptances $12,282 million

2.	Excludes notional goodwill in equity accounted entities

The notes appearing on pages 87 to 109 form an integral part of the Condensed Consolidated Financial Statements

CONDENSED CONSOLIDATED CASH FLOW STATEMENT

Australia and New Zealand Banking Group Limited

	Note		Half year Mar 11 Inflows (Outflows) $M	Half year Sep 10 Inflows (Outflows) $M	Half year Mar 10 Inflows (Outflows) $M
Cash flows from operating activities
Interest received			14,874	14,179	12,183
Dividends received			32	33	21
Fee income received			1,231	971	1,206
Other income received			856	621	609
Interest paid			(9,204)	(8,465)	(7,261)
Personnel expenses paid			(2,249)	(2,183)	(1,919)
Premises expenses paid			(300)	(290)	(267)
Other operating expenses paid			(1,220)	(719)	(906)
Cash settled on derivatives			(2,783)	(2,286)	463
Income taxes (paid)/refunds received
Australia			(1,166)	(438)	85
Overseas			(163)	(115)	(514)
Goods and services tax paid			21	22	11
Net cash flows from funds management and insurance business
Funds management income received			442	421	244
Insurance premium income received			3,746	3,825	2,319
Claims and policyholder liability payments			(3,561)	(3,498)	(2,089)
Investment income received			71	437	99
Commission expense paid			(237)	(209)	(144)
Net cash flows from investments backing policyholder liabilities
Purchase of insurance assets			(5,341)	(9,152)	(830)
Proceeds from sale/maturity of insurance assets			5,661	9,332	689
(Increase)/decrease in operating assets
Liquid assets—greater than three months			1,251	350	1,834
Due from other financial institutions—greater than three months			(643)	(19)	(46)
Trading securities			(1,755)	(311)	(1,693)
Loans and advances			(12,449)	(12,201)	(4,843)
Increase/(decrease) in operating liabilities
Deposits and other borrowings			13,970	5,242	9,484
Due to other financial institutions			(106)	4,808	(4,753)
Payables and other liabilities			1,744	(2,265)	977

Net cash provided by/(used in) operating activities	16(a	)	2,722	(1,910)	4,959

Cash flows from investing activities
Available-for-sale assets
Purchases			(18,774)	(10,829)	(18,483)
Proceeds from sale or maturity			20,784	8,038	17,206
Controlled entities and associates
Purchased (net of cash acquired)			(254)	1,796	(1,746)
Proceeds from sale (net of cash disposed)			42	9	6
Premises and equipment
Purchases			(169)	(138)	(179)
Proceeds from sale			1	19	5
Other assets			(477)	(729)	(699)

Net cash provided by/(used in) investing activities			1,153	(1,834)	(3,890)

Cash flows from financing activities
Bonds and notes
Issue proceeds			10,990	7,541	14,215
Redemptions			(8,938)	(3,922)	(13,183)
Loan capital
Issue proceeds			—	239	1,737
Redemptions			(329)	(1,259)	(1,306)
Dividends paid			(1,141)	(791)	(880)
Share capital issues			27	22	15
On market share purchases			(137)	(10)	(68)

Net cash provided by/(used in) financing activities			472	1,820	530

Net cash provided by/(used in) operating activities			2,722	(1,910)	4,959
Net cash provided by/(used in) investing activities			1,153	(1,834)	(3,890)
Net cash provided by/(used in) financing activities			472	1,820	530

Net increase/(decrease) in cash and cash equivalents			4,347	(1,924)	1,599
Cash and cash equivalents at beginning of period			21,904	24,007	22,805
Foreign currency translation			(309)	(179)	(397)

Cash and cash equivalents at end of period	16(b	)	25,942	21,904	24,007

The notes appearing on pages 87 to 109 form an integral part of the Condensed Consolidated Financial Statements

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

Australia and New Zealand Banking Group Limited

	Ordinary share capital $M	Preference shares $M	Reserves $M	Retained earnings $M	Shareholders’ equity attributable to Equity holders of the Bank $M	Non- controlling interests $M	Total Shareholders’ equity $M
As at 1 October 2009	19,151	871	(1,787)	14,129	32,364	65	32,429

Total comprehensive income for the period	—	—	(482)	1,911	1,429	2	1,431
Transactions with equity holders in their capacity as equity holders:
Dividends paid	—	—	—	(1,380)	(1,380)	—	(1,380)
Dividend reinvestment plan	500	—	—	—	500	—	500
Other equity movements:
Treasury shares	(68)	—	—	—	(68)	—	(68)
Group share option scheme	15	—	—	—	15	—	15
Treasury shares OnePath Australia adjustment	(366)	—	—	—	(366)	—	(366)
Group employee share acquisition scheme	62	—	—	—	62	—	62
Adjustments to opening retained earnings on adoption of revised accounting standard AASB 3R	—	—	—	(39)	(39)	—	(39)
Other changes	—	—	(8)	8	—	(1)	(1)

As at 31 March 2010	19,294	871	(2,277)	14,629	32,517	66	32,583

Total comprehensive income for the period	—	—	(313)	2,586	2,273	2	2,275
Transactions with equity holders in their capacity as equity holders:
Dividends paid	—	—	—	(1,298)	(1,298)	—	(1,298)
Dividend reinvestment plan	507	—	—	—	507	—	507
Other equity movements:
Treasury shares	(10)	—	—	—	(10)	—	(10)
Share based payments	—	—	7	—	7	—	7
Group share option scheme	22	—	—	—	22	—	22
Treasury shares OnePath Australia adjustment	6	—	—	—	6	—	6
Group employee share acquisition scheme	67	—	—	—	67	—	67
Other changes	—	—	(4)	4	—	(4)	(4)

As at 30 September 2010	19,886	871	(2,587)	15,921	34,091	64	34,155

Total comprehensive income for the period	—	—	(562)	2,697	2,135	5	2,140
Transactions with equity holders in their capacity as equity holders:
Dividends paid	—	—	—	(1,866)	(1,866)	—	(1,866)
Dividend income on treasury shares held within the Group’s life insurance statutory funds	—	—	—	13	13	—	13
Dividend reinvestment plan	712	—	—	—	712	—	712
Other equity movements:
Treasury shares	(137)	—	—	—	(137)	—	(137)
Share based payments	—	—	(21)	—	(21)	—	(21)
Group share option scheme	27	—	—	—	27	—	27
Treasury shares OnePath Australia adjustment	1	—	—	—	1	—	1
Group employee share acquisition scheme	105	—	—	—	105	—	105
Other changes	—	—	(1)	1	—	—	—

As at 31 March 2011	20,594	871	(3,171)	16,766	35,060	69	35,129

The notes appearing on pages 87 to 109 form an integral part of the Condensed Consolidated Financial Statements

NOTES TO CONDENSED FINANCIAL STATEMENTS

1. Basis of preparation

These Condensed Consolidated Financial Statements comprise a general purpose financial report and:

•

should be read in conjunction with the ANZ Annual Report for the year ended 30 September 2010, and any public announcements made by the Parent Entity and its controlled entities (the Group) for the half year ended 31 March 2011 in accordance with the continuous disclosure obligations under the Corporations Act 2001 (as amended) and the ASX Listing Rules;

•	are condensed financial statements as defined in AASB 134 Interim Financial Reporting. This report does not include all notes of the type normally included in the annual financial report;

•	are presented in Australian dollars unless otherwise stated; and

•	were approved by the Board of Directors on 2 May 2011.

i) Statement of compliance

The Condensed Consolidated Financial Statements have been prepared in accordance with the accounts provisions of the Banking Act 1959 (as amended), Australian Accounting Standards (“AASs”), Australian Accounting Standards Board (“AASB”) Interpretations, other authoritative pronouncements of the AASB, and the Corporations Act 2001. International Financial Reporting Standards (IFRS) are Standards and Interpretations adopted by the International Accounting Standards Board (IASB). IFRS forms the basis of AASs and Interpretations issued by the AASB. The Group’s application of AASs and interpretations ensures that the consolidated report of the Group complies with IFRS.

ii) Use of estimates and assumptions

The preparation of the financial statements requires the use of management judgement, estimates and assumptions that affect reported amounts and the application of policies. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable. Actual results may differ from these estimates. Discussion of these critical accounting treatments, which include complex or subjective decisions or assessments, are covered in Note 2. Such estimates may require review in future periods.

iii) Basis of measurement

The financial information has been prepared in accordance with the historical cost basis except that the following assets and liabilities are stated at their fair value:

•	derivative financial instruments, including in the case of fair value hedging, the fair value of any applicable underlying exposure;

•	financial assets treated as available-for-sale;

•	financial instruments held for trading; and

•	assets and liabilities designated as fair value through profit and loss.

In accordance with AASB 1038 Life Insurance Contracts, life insurance liabilities are measured using the Margin on Services basis.

In accordance with AASB 119 Employee Benefits, defined benefit obligations are measured using the Projected Unit Credit Method.

iv) Changes in accounting policy and early adoptions

The accounting policies adopted in the preparation of these Condensed Consolidated Financial Statements are consistent with those adopted and disclosed in the ANZ Annual Report for the year ended 30 September 2010. The Group has applied, where relevant, all new or revised Australian Accounting Standards and AASB Interpretations applicable to the half year ended 31 March 2011, however these do not have a material impact on the Group.

v) Rounding

The Parent Entity is an entity of the kind referred to in the Australian Securities and Investments Commission class order 98/100 dated 10 July 1998 (as amended). Consequently, amounts in these Condensed Consolidated Financial Statements have been rounded to the nearest million dollars, except where otherwise indicated.

vi) Comparatives

Certain amounts in the comparative information have been reclassified to conform to current period financial statement presentations.

NOTES TO CONDENSED FINANCIAL STATEMENTS

2. Critical estimates and judgements used in applying accounting policies

The Group prepares its consolidated financial information in accordance with policies which are based on AAS’s, other authoritative accounting pronouncements of the AASB, AASB Interpretations and the Corporations Act 2001. This involves the Group making estimates and assumptions that affect the reported amounts within the financial statements. Estimates and judgements are continually evaluated and are based on historical factors, including expectations of future events that are believed to be reasonable under the circumstances. All material changes to accounting policies and estimates, and the application of these policies and judgements are approved by the Audit Committee of the Board.

A brief explanation of critical estimates and judgements, and their impact on the Group, follows:

•	Provisions for credit impairment

The Group’s accounting policy relating to measuring the impairment of loans and advances requires the Group to assess impairment at least at each reporting date. The credit provisions raised (individual and collective) represent management’s best estimate of the losses incurred in the loan portfolio at balance date based on experienced judgement. The collective provision is estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience is adjusted based on current observable data and events and an assessment of the impact of model risk. The provision also takes into account the impact of large concentrated losses within the portfolio and the stage of the economic cycle.

The use of such judgements and reasonable estimates is considered by management to be an essential part of the process and does not impact on reliability. Individual provisioning is applied when the full collectability of a loan is identified as being doubtful.

Individual and collective provisioning is calculated using discounted expected future cash flows. The methodology and assumptions used for estimating both the amount and timing of future cash flows are revised regularly to reduce any differences between loss estimates and actual loss experience.

•	Special purpose and off-balance sheet entities

The Group may invest in or establish special purpose entities (SPEs) to enable it to undertake specific types of transactions. The main types of SPEs are securitisation vehicles, structured finance entities, and entities used to sell credit protection.

Where the Group has established SPEs which are controlled by the Group, they are consolidated in the Group’s financial statements.

The Group does not consolidate SPEs that it does not control. As it can be complex to determine whether the Group has control of an SPE, the Group makes judgements about its exposure to the risks and rewards, as well as about its ability to make operational decisions for the SPE in question.

The table below summarises the main types of SPEs with which the Group is involved, the reason for their establishment, and the control factors associated with ANZ’s interest in them. Although there may be some indicators of control, ANZ does not bear the majority of residual risks and rewards of the SPEs, therefore they are not consolidated.

Type of SPE	Reason for establishment	Control factors
Securitisation vehicles	Securitisation is a financing technique whereby assets are transferred to an SPE which funds the purchase by issuing securities. This enables ANZ (in the case where transferred assets originate within ANZ) or customers to increase diversity of funding sources.	ANZ may manage these securitisation vehicles, service assets in the vehicle, or provide liquidity or other support. ANZ retains the risks associated with the provision of these services. For any SPE which is not consolidated, credit and market risks associated with the underlying assets are not retained or assumed by ANZ except to the limited extent that ANZ provides arm’s length services and facilities.

Structured finance entities	These entities are set up to assist the structuring of client financing. The resulting lending arrangements are at arms length and ANZ typically has limited ongoing involvement with the entity.	ANZ may manage these vehicles, hold minor amounts of capital, provide financing or provide derivatives.

Credit protection	The SPE in this category is created to allow ANZ to purchase credit protection.	ANZ may manage this vehicle.

NOTES TO CONDENSED FINANCIAL STATEMENTS

2. Critical estimates and judgements used in applying accounting policies, cont’d

•	Significant associates

The carrying values of all significant investments in associates are subject to an annual recoverable amount test. This assessment involves ensuring that the investment’s fair value less costs to sell or its value in use is greater than its carrying amount. Judgement is applied when determining the assumptions supporting these calculations.

As at 31 March 2011, the Group reviewed investments in associates against the following impairment indicators:

•	actual financial performance against budgeted financial performance;

•	any material unfavourable operational factors and regulatory factors;

•	any material unfavourable economic outlook and market competitive factors;

•	carrying value against available quoted market values (supported by third-party broker valuations where possible); and

•	carrying value against market capitalisation (for listed investments).

Where appropriate, additional potential impairment indicators are reviewed which are more specific to the respective investment.

As at 31 March 2011, no impairment of associates was identified as a result of either the review of impairment indicators listed above or the recoverable amount test.

•	Available-for-sale financial assets

The accounting policy for impairment of available-for-sale financial assets requires the Group to assess whether there is objective evidence of impairment. This requires judgement when considering whether such evidence exists and, if so, reliably determining the impact of such events on the estimated cash flows of the asset.

•	Financial instruments at fair value

A significant portion of financial instruments are carried on the balance sheet at fair value.

The best evidence of fair value is a quoted price in an active market. Accordingly, wherever possible, fair value is based on the quoted market price for the financial instrument.

In the event that there is no active market for the instrument, fair value is based on present value estimates or other market accepted valuation techniques. The valuation models incorporate the impact of bid/ask spread, counterparty credit spreads and other factors that would influence the fair value determined by a market participant.

The majority of valuation techniques employ only observable market data, however, for certain financial instruments the fair value cannot be determined with reference to current market transactions or valuation techniques whose variables only include data from observable markets.

In respect of the valuation component where market observable data is not available, the fair value is determined using data derived and extrapolated from market data and tested against historic transactions and observed market trends. These valuations are based upon assumptions established by application of professional judgement to analyse the data available to support each assumption. Changing the assumptions changes the resulting estimate of fair value.

The majority of outstanding derivative positions are transacted over-the-counter and therefore need to be valued using valuation techniques. Included in the determination of the fair value of derivatives is a credit valuation adjustment to reflect the credit worthiness of the counterparty, representing the credit risk component of the overall fair value increment on a particular derivative asset. The total valuation adjustment is influenced by the mark-to-market of the derivative trades and by movement in the current market cost of credit.

NOTES TO CONDENSED FINANCIAL STATEMENTS

2. Critical estimates and judgements used in applying accounting policies, cont’d

•	Goodwill and indefinite life intangible assets

The carrying values of goodwill and intangible assets with indefinite lives are reviewed at each balance date and written-down, to the extent that they are no longer supported by probable future benefits.

Goodwill and intangibles with indefinite useful lives are allocated to cash-generating units (CGUs) for the purpose of impairment testing. In respect of goodwill, the CGUs are based on the operating segments of the Group, which are the major geographies in which the Group operates.

Impairment testing of goodwill and indefinite life intangibles is performed annually, or more frequently when there is an indication that the asset may be impaired. Impairment testing is conducted by comparing the recoverable amount of the CGU with the current carrying amount of its net assets, including goodwill and intangibles as applicable.

Where the current carrying value is greater than the recoverable amount, a charge for impairment is recognised in the income statement.

The most significant components of the Group’s goodwill balance at 31 March 2011 relate to New Zealand region which was $2,400 million (Sep 2010: $2,482 million, Mar 2010: $2,528 million) and Australia region which was $1,434 million (Sep 2010: $1,414 million, Mar 2010: $1,321 million).

The recoverable amount of the CGU to which each goodwill component has been allocated is estimated using a market multiple approach as representative of the fair value less costs to sell of each CGU. The price earnings multiples are based on observable multiples in the respective geographies in which the Group operates. The earnings are based on the current forecast earnings within the geographies. Changes in assumptions upon which the valuation is based, including forecast earnings, could materially impact the assessment of the recoverable amount of each CGU.

The results of the impairment testing performed did not result in any impairment being identified.

•	Intangible assets with finite useful lives

The carrying value of intangible assets with finite useful lives are reviewed each balance date for any indication of impairment. This assessment involves applying judgement and consideration is given to both internal and external sources of potential impairment. The majority of the Group’s intangible assets with a finite life is represented by capitalised software and intangible assets purchased as part of the acquisition of OnePath Australia Limited and OnePath (NZ) Limited. The review conducted by management for these assets at 31 March 2011 did not reveal any impairment indicators and accordingly, no write-down was considered necessary.

•	Life insurance contract liabilities

Policy liabilities for life insurance contracts are computed using statistical or mathematical methods, which are expected to give approximately the same results as if an individual liability was calculated for each contract. The computations are made by suitably qualified personnel on the basis of recognised actuarial methods, with due regard to relevant actuarial principles and standards. The methodology takes into account the risks and uncertainties of the particular classes of life insurance business written. Deferred policy acquisition costs are connected with the measurement basis of life insurance liabilities and are equally sensitive to the factors that are considered in the liability measurement.

The key factors that affect the estimation of these liabilities and related assets are:

•	the cost of providing the benefits and administering these insurance contracts;

•	mortality and morbidity experience on life insurance products, including enhancements to policyholder benefits;

•	discontinuance experience, which affects the Group’s ability to recover the cost of acquiring new business over the lives of the contracts; and

•	the amounts credited to policyholders’ accounts compared to the returns on invested assets through asset-liability management and strategic and tactical asset allocation.

In addition, factors such as regulation, competition, interest rates, taxes and general economic conditions affect the level of these liabilities.

The total value of policy liabilities for life insurance contracts have been calculated in accordance with these principles.

•	Taxation

Significant judgement is required in determining provisions held in respect of uncertain tax positions. The Group estimates its tax liabilities based on its understanding of the law.

NOTES TO CONDENSED FINANCIAL STATEMENTS

3. Income

	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Interest income	14,945	14,252	12,356	5%	21%
Interest expense	(9,299)	(8,619)	(7,120)	8%	31%

Net interest income	5,646	5,633	5,236	0%	8%

i) Fee and commission income
Lending fees[1]	306	330	304	-7%	1%
Non-lending fees and commissions	1,026	1,000	967	3%	6%

Total fee and commission income	1,332	1,330	1,271	0%	5%
Fee and commission expense[2]	(155)	(138)	(139)	12%	12%

Net fee and commission income	1,177	1,192	1,132	-1%	4%

ii) Other income
Net foreign exchange earnings	431	354	393	22%	10%
Net gains from trading securities and derivatives[3]	334	164	155	large	large
Credit risk on derivatives	70	(12)	47	large	49%
Fair value impairment for OnePath Australia & OnePath NZ	—	(4)	(213)	-100%	-100%
Movement on financial instruments measured at fair value through profit & loss[4]	(155)	(10)	(192)	large	-19%
Brokerage income	31	32	38	-3%	-18%
NZ managed funds impacts	60	—	4	n/a	large
Write-down on assets in non continuing businesses	(2)	(9)	(3)	-78%	-33%
Write-back of investment in Saigon Securities Incorporation	—	—	25	n/a	-100%
Write-down of investment in Sacombank	(35)	—	—	n/a	n/a
Private equity and infrastructure earnings	1	37	6	-97%	-83%
Other	62	60	95	3%	-35%

Total other income	797	612	355	30%	large

Other operating income	1,974	1,804	1,487	9%	33%

iii) Net funds management and insurance income
Funds management income	442	432	298	2%	48%
Investment income	1,305	(44)	1,209	large	8%
Insurance premium income	532	581	266	-8%	100%
Commission income (expense)	(237)	(208)	(150)	14%	58%
Claims	(263)	(224)	(190)	17%	38%
Changes in policyholder liabilities[5]	(1,021)	247	(1,083)	large	-6%
Elimination of treasury share gain	(16)	22	(57)	large	-72%

Total net funds management and insurance income	742	806	293	-8%	large

Total other operating income	2,716	2,610	1,780	4%	53%
Share of joint venture & associates’ profit	243	232	201	5%	21%

Total income[6]	17,904	17,094	14,337	5%	25%

Profit before income tax as a % of total income	21.81%	22.51%	19.20%

1.	Lending fees exclude fees treated as part of the effective yield calculation and included in interest income
2.	Includes interchange fees paid
3.	Does not include interest income
4.

Includes fair value movements (excluding realised and accrued interest) on derivatives entered into to manage interest rate and foreign exchange risk on funding instruments and not designated as accounting hedges, ineffective portions of cashflow hedges, and fair value movements in financial assets and liabilities designated fair value

5.

Includes policyholder tax gross up, which represents contribution tax (recovered at 15% on the super contributions made by members) debited to the policyholder account once a year in July when the statement is issued to the members at the end of the 30 June financial year

6.	Total income includes external dividend income of $8 million (Sep 2010 half: $8 million; Mar 2010 half: $10 million)

NOTES TO CONDENSED FINANCIAL STATEMENTS

4. Operating expenses

	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Personnel
Employee entitlements and taxes	147	148	105	-1%	40%
Salaries and wages	1,475	1,382	1,242	7%	19%
Superannuation costs - defined benefit plans	5	7	7	-29%	-29%
Superannuation costs - defined contribution plans	147	135	118	9%	25%
Equity-settled share-based payments	78	75	65	4%	20%
Temporary staff	123	123	87	0%	41%
Other	389	426	324	-9%	20%

Total personnel expenses	2,364	2,296	1,948	3%	21%

Premises
Depreciation and amortisation	44	45	34	-2%	29%
Rent	192	191	174	1%	10%
Utilities and other outgoings	84	83	77	1%	9%
Other	24	16	16	50%	50%

Total premises expenses	344	335	301	3%	14%

Computer
Computer contractors	83	65	56	28%	48%
Data communications	59	49	41	20%	44%
Depreciation and amortisation	174	167	130	4%	34%
Rentals and repairs	56	36	59	56%	-5%
Software purchased	107	115	96	-7%	11%
Software written-off	2	6	11	-67%	-82%
Other	25	17	18	47%	39%

Total computer expenses	506	455	411	11%	23%

Other
Advertising and public relations	116	137	107	-15%	8%
Audit fees	6	6	5	0%	20%
Depreciation of furniture and equipment	48	43	46	12%	4%
Freight and cartage	32	31	31	3%	3%
Non-lending losses	24	21	46	14%	-48%
Postage and stationery	64	66	61	-3%	5%
Professional fees	136	200	147	-32%	-7%
Telephone	39	38	30	3%	30%
Travel	105	109	87	-4%	21%
Amortisation of intangible assets	54	59	36	-8%	50%
Other	65	94	124	-31%	-48%

Total other expenses	689	804	720	-14%	-4%

Restructuring
New Zealand technology integration	108	—	—	n/a	n/a
Other	15	32	2	-53%	large

Total restructuring expenses	123	32	2	large	large

Operating expenses	4,026	3,922	3,382	3%	19%

NOTES TO CONDENSED FINANCIAL STATEMENTS

5. Income tax expense

Reconciliation of the prima facie income tax expense on pre-tax profit with the income tax expense charged in the Income Statement	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Profit before income tax	3,904	3,848	2,753	1%	42%
Prima facie income tax expense at 30%	1,171	1,154	826	1%	42%
Tax effect of permanent differences:
Overseas tax rate differential	(5)	11	(6)	large	-17%
Rebateable and non-assessable dividends	(2)	(2)	(3)	0%	-33%
Profit from associates and joint venture entities	(73)	(70)	(60)	4%	22%
Fair value adjustment for OnePath Australia and OnePath New Zealand	—	1	64	-100%	-100%
Mark-to-market (gains)/losses on fair valued investments related to associated entities	—	—	(2)	n/a	-100%
Write-back of investment in	—	—	(7)	n/a	-100%
Saigon Securities Incorporation
Write-down of investment in Sacombank	11	—	—	n/a	n/a
Offshore Banking Unit	(6)	(1)	(6)	large	0%
New Zealand Conduits	—	—	(38)	n/a	-100%
Impact of changes in New Zealand tax legislation	(3)	36	—	large	n/a
OnePath Australia—Policyholder income and contributions tax	116	150	—	-23%	n/a
Non-deductible RBS integration costs	4	14	13	-71%	-69%
Resolution of US tax matter	—	(31)	—	-100%	n/a
Other	22	8	46	large	-52%

	1,235	1,270	827	-3%	49%
Income tax (over) provided in previous years	—	—	(1)	n/a	-100%

Total income tax expense charged in the income statement	1,235	1,270	826	-3%	50%
Australia	986	1,064	689	-7%	43%
Overseas	249	206	137	21%	82%

	1,235	1,270	826	-3%	50%

Effective Tax Rate - Group excluding that attributable to income relating to policyholder income and contributions tax	28.6%	29.0%	30.0%

Taxation of Financial Arrangements “TOFA”

The Group adopted the new tax regime for financial arrangements (TOFA) in Australia effective from 1 October 2009. The regime aims to more closely align the tax and accounting recognition, and measurement of the financial arrangements within scope and their related flows. Deferred tax balances for financial arrangements that existed on adoption at 1 October 2009 will reverse over a four year period.

NOTES TO CONDENSED FINANCIAL STATEMENTS

6. Dividends

Dividend per ordinary share (cents)	Half year Mar 11	Half year Sep 10	Half year Mar 10	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Interim (fully franked)	64	n/a	52	n/a	23%
Final (fully franked)	n/a	74	n/a	n/a	n/a

Total	64	74	52	-14%	23%

Ordinary share dividend	$M	$M	$M	%	%
Interim dividend	—	1,318	—	n/a	n/a
Final dividend	1,895	—	1,403	n/a	35%
Bonus option plan adjustment	(35)	(25)	(29)	40%	21%

Total[1]	1,860	1,293	1,374	44%	35%

Ordinary share dividend payout ratio (%)[2]	62.5%	73.7%	68.7%

1.	Dividends are not accrued and are recorded when paid
2.

Dividend payout ratio calculated using proposed 2011 interim dividend of $1,662 million (not shown in the above table). The proposed 2011 interim dividend of $1,662 million is based on the forecast number of ordinary shares on issue at the dividend record date. Dividend payout ratios for the September 2010 half year and March 2010 half year calculated using actual dividend paid of $1,895 million and $1,318 million respectively. Dividend payout ratio calculated by adjusting profit attributable to shareholders of the company by the amount of preference shares dividends paid.

Ordinary Shares

The Directors propose that an interim dividend of 64 cents be paid on 1 July 2011 on each eligible fully paid ANZ ordinary share. The proposed 2011 interim dividend will be fully franked for Australian tax purposes.

Australia and New Zealand Banking Group Limited (ANZ) has a Dividend Reinvestment Plan (DRP) and a Bonus Option Plan (BOP) that will operate in respect of the 2011 interim dividend. For the 2011 interim dividend, ANZ intends to provide shares under the DRP and BOP through the issue of new shares. The “Acquisition Price” to be used in determining the number of shares to be provided under the DRP and BOP will be calculated by reference to the arithmetic average of the daily volume weighted average sale price of fully paid ANZ ordinary shares sold on the ASX during the seven trading days commencing on 20 May 2011 less a 1.5% discount, and then rounded to the nearest whole cent. Shares provided under the DRP and BOP will rank equally in all respects with existing fully paid ANZ ordinary shares. Election notices from shareholders wanting to commence, cease or vary their participation in the DRP or BOP for the 2011 interim dividend must be received by ANZ’s Share Registrar by 5.00 pm (Melbourne time) on 18 May 2011. Subject to receiving effective contrary instructions from the shareholder, dividends payable to shareholders with a registered address in Great Britain (including the Channel Islands and the Isle of Man) or New Zealand will be converted to pounds sterling and New Zealand dollars respectively at ANZ’s exchange rate at 5.00 pm (Melbourne time) on 20 May 2011. There is no foreign conduit income attributed to the dividend.

Preference Shares

	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Preference share dividend
Euro Trust Securities	6	5	6	20%	0%
Dividend per preference share
Euro Trust Securities	€8.11	€6.87	€7.06	18%	15%

NOTES TO CONDENSED FINANCIAL STATEMENTS

7. Earnings per share

	Half year Mar 11	Half year Sep 10	Half year Mar 10	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Number of fully paid ordinary shares on issue (M)[1]	2,596.4	2,559.7	2,533.5	1%	2%

Basic
Profit attributable to shareholders of the Company ($M)	2,664	2,576	1,925	3%	38%
Less Preference share dividends ($M)	(6)	(5)	(6)	20%	0%

Profit less preference share dividends ($M)	2,658	2,571	1,919	3%	39%
Weighted average number of ordinary shares (M)	2,550.1	2,518.7	2,499.8	1%	2%
Basic earnings per share (cents)	104.2	102.1	76.8	2%	36%

Diluted
Profit less preference share dividends ($M)	2,658	2,571	1,919	3%	39%
Interest on US Stapled Trust Securities ($M)[2]	14	16	19	-13%	-26%
Interest on UK Hybrid Securities ($M)[3]	24	25	—	-4%	n/a
Interest on Convertible Preference Shares ($M)[4]	84	81	53	4%	58%

Profit attributable to shareholders of the Company excluding interest on US Trust Securities, Convertible Preference Shares and Convertible Perpetual Notes ($M)	2,780	2,693	1,991	3%	40%
Weighted average number of shares on issue (M)	2,550.1	2,518.7	2,499.8	1%	2%
Weighted average number of convertible options (M)	5.0	4.5	4.8	11%	4%
Weighted average number of convertible US Trust Securities at current market price (M)[2]	32.1	32.8	47.4	-2%	-32%
Weighted average number of convertible UK Hybrid Securities (M)[3]	31.0	32.8	—	-5%	n/a
Weighted average number of Convertible Preference Shares (M)[4]	130.1	130.8	88.5	-1%	47%

Adjusted weighted average number of shares - diluted (M)	2,748.3	2,719.6	2,640.5	1%	4%

Diluted earnings per share (cents)	101.2	99.0	75.4	2%	34%

1.	Number of fully paid ordinary shares on issue includes Treasury shares of 31.3 million at 31 March 2011 (September 2010: 28.2 million; March 2010: 28.2 million)
2.

The US Stapled Trust securities issued on 27 November 2003 convert to ordinary shares in 2053 at the market price of ANZ ordinary shares less 5% unless redeemed or bought back prior to that date. The US Stapled Trust Security issue can be de-stapled and the investor left with coupon paying preference shares at ANZ’s discretion at any time, or at the investor’s discretion under certain circumstances. AASB 133 requires that potential ordinary shares for which conversion to ordinary share capital is mandatory must be included in the calculation of diluted EPS. The inclusion of these issues in EPS increased the diluted number of shares by 32.1 million for the half year ended 31 March 2011.

3.

UK Hybrid (issued on 15 June 2007) is a GBP denominated stapled security that converts to ordinary shares on the fifth anniversary of the issue date at the market price of ANZ ordinary shares less 5% (subject to certain conversion conditions). AASB 133 requires that potential ordinary shares for which conversion to ordinary share capital is mandatory must be considered in the calculation of diluted EPS. The inclusion of this issue in EPS increased the diluted number of shares by 31.0 million for the half year ended 31 March 2011. However, the conversion of this UK Hybrid did not have any dilutive impact for the half year ended 31 March 2010 and has been excluded from the comparatives. A higher weighted average number of potential ordinary shares on conversion due to changes in share price and earnings has resulted in the impact of the UK Hybrid securities becoming dilutive.

4.

There are two “Tranches” of convertible preference shares. The first are convertible preference shares issued on 30 September 2008 that convert to ordinary shares on 16 June 2014 at the market price of ANZ ordinary shares less 2.5% (subject to certain conversion conditions). The second are convertible preference shares issued on 17 December 2009 that convert to ordinary shares on 15 December 2016 at the market price of ANZ ordinary shares less 1.0% (subject to certain conversion conditions). AASB 133 requires that potential ordinary shares for which conversion to ordinary share capital is mandatory must be included in the calculation of diluted EPS. The inclusion of these issues in EPS increased the diluted number of shares by 130.1 million for the half year ended 31 March 2011.

NOTES TO CONDENSED FINANCIAL STATEMENTS

8. Net loans and advances

	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Australia
Overdrafts	6,169	6,604	6,309	-7%	-2%
Credit card outstandings	8,912	8,502	8,404	5%	6%
Commercial bills outstanding[1]	17,371	—	—	n/a	n/a
Term loans - housing	165,205	159,046	149,078	4%	11%
Term loans - non-housing	71,489	68,578	69,340	4%	3%
Lease receivables	1,511	1,599	1,533	-6%	-1%
Hire purchase	9,603	9,974	10,238	-4%	-6%
Other	1,868	1,824	1,902	2%	-2%

	282,128	256,127	246,804	10%	14%

New Zealand
Overdrafts	1,179	1,378	1,315	-14%	-10%
Credit card outstandings	1,020	1,056	1,098	-3%	-7%
Term loans - housing	40,202	41,554	42,021	-3%	-4%
Term loans - non-housing	28,192	29,557	30,281	-5%	-7%
Lease receivables	174	175	178	-1%	-2%
Hire purchase	378	377	358	0%	6%
Other	211	264	267	-20%	-21%

	71,356	74,361	75,518	-4%	-6%

Asia Pacific, Europe & America
Overdrafts	694	689	536	1%	29%
Credit card outstandings	1,036	1,060	352	-2%	large
Commercial bills outstanding	554	432	283	28%	96%
Term loans - housing	2,368	2,058	1,737	15%	36%
Term loans - non-housing	23,234	20,928	16,092	11%	44%
Lease receivables	144	116	218	24%	-34%
Other	250	240	255	4%	-2%

	28,280	25,523	19,473	11%	45%

Total gross loans and advances	381,764	356,011	341,795	7%	12%

Less: Provision for credit impairment (refer note 10)	(4,894)	(5,028)	(4,630)	-3%	6%
Less: Unearned income[2]	(2,179)	(2,262)	(2,368)	-4%	-8%
Add: Capitalised brokerage/mortgage origination fees	615	600	555	3%	11%

	(6,458)	(6,690)	(6,443)	-3%	0%

Total net loans and advances[3]	375,306	349,321	335,352	7%	12%

1.	In 2011 the Group ceased re-discounting commercial bill acceptances resulting in an increase of $17,371 million in net loans and advances
2.	Includes fees deferred and amortised using the effective interest method of $398 million (Sep 2010: $402 million; Mar 2010: $425 million)
3.	Differs to net loans and advances including acceptances shown on page 8 and page 32 as bill acceptances of $577 million (Sep 2010: $17,530 million: Mar 2010: $17,245 million) are excluded

The following table shows gross loans and advances for New Zealand in NZD terms.

New Zealand	Half year Mar 11 NZD M	Half year Sep 10 NZD M	Half year Mar 10 NZD M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Overdrafts	1,602	1,811	1,534	-12%	4%
Credit card outstandings	1,386	1,388	1,417	0%	-2%
Term loans - housing	54,627	54,598	54,377	0%	0%
Term loans - non-housing	38,308	38,835	39,068	-1%	-2%
Lease finance	236	231	230	2%	3%
Hire purchase	513	496	462	3%	11%
Other	286	344	345	-17%	-17%

	96,958	97,703	97,433	-1%	0%

NOTES TO CONDENSED FINANCIAL STATEMENTS

9. Credit quality

Maximum exposure to credit risk

For financial assets recognised on the balance sheet, the maximum exposure to credit risk is the carrying amount. In certain circumstances, there may be differences between the carrying amounts reported on the balance sheet and the amounts reported in the table below. Principally, these differences arise in respect of financial assets that are subject to risks other than credit risk, such as equity investments which are primarily subject to market risk, or bank notes and coins. For contingent exposures, the maximum exposure to credit risk is the maximum amount the Group would have to pay if the instrument is called upon. For undrawn facilities, the maximum exposure to credit risk is the full amount of the committed facilities.

The following table presents the maximum exposure to credit risk of on-balance sheet and off-balance sheet financial instruments before taking account of any collateral held or other credit enhancements.

As at March 2011 $M	Reported	Excluded[1]	Maximum exposure to credit risk
Liquid assets	22,803	1,803	21,000
Due from other financial institutions	7,479	—	7,479
Trading securities	28,966	—	28,966
Derivative financial instruments[2]	29,646	—	29,646
Available-for-sale assets	18,323	407	17,916
Net loans, advances and acceptances	375,883	—	375,883
Other financial assets[3]	7,255	—	7,255

	490,355	2,210	488,145

Undrawn facilities	122,570	—	122,570
Contingent facilities	29,793	—	29,793

	152,363	—	152,363

Total	642,718	2,210	640,508

As at September 2010
$M
Liquid assets	21,521	2,793	18,728
Due from other financial institutions	5,481	—	5,481
Trading securities	33,515	—	33,515
Derivative financial instruments[2]	37,821	—	37,821
Available-for-sale assets	20,742	445	20,297
Net loans, advances and acceptances	360,816	—	360,816
Other financial assets[3]	5,593	—	5,593

	485,489	3,238	482,251

Undrawn facilities	124,029	—	124,029
Contingent facilities	27,485	—	27,485

	151,514	—	151,514

Total	637,003	3,238	633,765

As at March 2010
$M
Liquid assets	22,626	3,462	19,164
Due from other financial institutions	6,894	—	6,894
Trading securities	33,274	—	33,274
Derivative financial instruments[2]	27,630	—	27,630
Available-for-sale assets	17,777	527	17,250
Net loans, advances and acceptances	347,862	—	347,862
Other financial assets[3]	5,233	—	5,233

	461,296	3,989	457,307

Undrawn facilities	110,502	—	110,502
Contingent facilities	25,251	—	25,251

	135,753	—	135,753

Total	597,049	3,989	593,060

1.	Includes bank notes and coins and cash at bank within liquid assets and equity instruments within available-for-sale financial assets
2.	Derivative financial instruments are net of credit valuation adjustments
3.	Mainly comprises trade dated assets and accrued interest

NOTES TO CONDENSED FINANCIAL STATEMENTS

9. Credit quality, cont’d

Distribution of financial assets by credit quality

As at March 2011 $M	Neither past due nor impaired	Past due but not impaired	Restructured	Impaired	Total
Liquid assets	21,000	—	—	—	21,000
Due from other financial institutions	7,479	—	—	—	7,479
Trading securities	28,966	—	—	—	28,966
Derivative financial instruments[1]	29,592	—	13	41	29,646
Available-for-sale assets	17,916	—	—	—	17,916
Net loans, advances and acceptances	355,411	14,578	691	5,203	375,883
Other financial assets[2]	7,255	—	—	—	7,255
Credit related commitments[3]	152,090	—	—	273	152,363

	619,709	14,578	704	5,517	640,508

As at September 2010
$M
Liquid assets	18,728	—	—	—	18,728
Due from other financial institutions	5,481	—	—	—	5,481
Trading securities	33,515	—	—	—	33,515
Derivative financial instruments[1]	37,752	—	18	51	37,821
Available-for-sale assets	20,297	—	—	—	20,297
Net loans, advances and acceptances	342,755	11,863	123	6,075	360,816
Other financial assets[2]	5,593	—	—	—	5,593
Credit related commitments[3]	151,220	—	—	294	151,514

	615,341	11,863	141	6,420	633,765

As at March 2010
$M
Liquid assets	19,164	—	—	—	19,164
Due from other financial institutions	6,894	—	—	—	6,894
Trading securities	33,274	—	—	—	33,274
Derivative financial instruments[1]	27,561	—	2	67	27,630
Available-for-sale assets	17,250	—	—	—	17,250
Net loans, advances and acceptances	329,835	12,139	558	5,330	347,862
Other financial assets[2]	5,233	—	—	—	5,233
Credit related commitments[3]	135,149	—	—	604	135,753

	574,360	12,139	560	6,001	593,060

1.	Derivative assets, considered impaired, are net of credit valuation adjustments
2.	Mainly comprises trade dated assets and accrued interest
3.	Comprises undrawn facilities and customer contingent liabilities

NOTES TO CONDENSED FINANCIAL STATEMENTS

9. Credit quality, cont’d

Credit quality of financial assets neither past due nor impaired

The credit quality of financial assets is managed by the Group using internal ratings based on their current probability of default. The Group’s masterscales are mapped to external rating agency scales, to enable wider comparisons.

As at March 2011 $M	Strong credit profile[1]	Satisfactory risk[2]	Sub-standard but not past due or impaired[3]	Total
Liquid assets	20,505	409	86	21,000
Due from other financial institutions	6,536	811	132	7,479
Trading securities	27,775	1,175	16	28,966
Derivative financial instruments	28,263	763	566	29,592
Available-for-sale assets	16,754	1,162	—	17,916
Net loans, advances and acceptances	246,485	88,902	20,024	355,411
Other financial assets[4]	6,851	330	74	7,255
Credit related commitments[5]	121,389	27,571	3,130	152,090

	474,558	121,123	24,028	619,709

As at September 2010
$M
Liquid assets	18,182	468	78	18,728
Due from other financial institutions	4,880	424	177	5,481
Trading securities	32,466	1,017	32	33,515
Derivative financial instruments	36,464	775	513	37,752
Available-for-sale assets	19,026	1,271	—	20,297
Net loans, advances and acceptances	231,642	91,241	19,872	342,755
Other financial assets[4]	5,125	385	83	5,593
Credit related commitments[5]	123,083	24,544	3,593	151,220

	470,868	120,125	24,348	615,341

As at March 2010
$M
Liquid assets	18,957	177	30	19,164
Due from other financial institutions	6,376	290	228	6,894
Trading securities	32,262	1,012	—	33,274
Derivative financial instruments	26,292	828	441	27,561
Available-for-sale assets	15,938	1,312	—	17,250
Net loans, advances and acceptances	219,878	90,822	19,135	329,835
Other financial assets[4]	4,837	327	69	5,233
Credit related commitments[5]	110,250	22,296	2,603	135,149

	434,790	117,064	22,506	574,360

1.

Customers that have demonstrated superior stability in their operating and financial performance over the long-term, and whose debt servicing capacity is not significantly vulnerable to foreseeable events. This rating broadly corresponds to ratings “Aaa” to “Baa3” and “AAA” to “BBB-” of Moody’s and Standard & Poor’s respectively

2.

Customers that have consistently demonstrated sound operational and financial stability over the medium to long term, even though some may be susceptible to cyclical trends or variability in earnings. This rating broadly corresponds to ratings “Ba2” to “Ba3” and “BB” to “BB-” of Moody’s and Standard & Poor’s respectively

3.

Customers that have demonstrated some operational and financial instability, with variability and uncertainty in profitability and liquidity projected to continue over the short and possibly medium term. This rating broadly corresponds to ratings “B1” to “Caa” and “B+” to “CCC” of Moody’s and Standard & Poor’s respectively

4.	Mainly comprises trade dated assets and accrued interest
5.	Comprises undrawn commitments and customer contingent liabilities

NOTES TO CONDENSED FINANCIAL STATEMENTS

9. Credit quality, cont’d

Ageing analysis of financial assets that are past due but not impaired

Ageing analysis of past due loans is used by the Group to measure and manage emerging credit risks. Financial assets that are past due but not impaired include those which are assessed, approved and managed on a portfolio basis within a centralised environment (for example credit cards and personal loans), that can be held on a productive basis until they are 180 days past due, as well as those which are managed on an individual basis.

A large portion of retail credit exposures, such as residential mortgages, are generally well secured. That is, the value of associated security is sufficient to cover amounts outstanding.

As at March 2011 $M	1-5 days	6-29 days	30-59 days	60-89 days	> 90 days	Total
Liquid assets	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—
Derivative financial instruments	—	—	—	—	—	—
Available-for-sale assets	—	—	—	—	—	—
Net loans, advances and acceptances	2,583	6,222	2,509	1,309	1,955	14,578
Other financial assets[1]	—	—	—	—	—	—
Credit related commitments[2]	—	—	—	—	—	—

	2,583	6,222	2,509	1,309	1,955	14,578

As at September 2010
$M
Liquid assets	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—
Derivative financial instruments	—	—	—	—	—	—
Available-for-sale assets	—	—	—	—	—	—
Net loans, advances and acceptances	2,267	5,494	1,669	878	1,555	11,863
Other financial assets[1]	—	—	—	—	—	—
Credit related commitments[2]	—	—	—	—	—	—

	2,267	5,494	1,669	878	1,555	11,863

As at March 2010
$M
Liquid assets	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—
Derivative financial instruments	—	—	—	—	—	—
Available-for-sale assets	—	—	—	—	—	—
Net loans, advances and acceptances	2,224	5,608	1,951	833	1,523	12,139
Other financial assets[1]	—	—	—	—	—	—
Credit related commitments[2]	—	—	—	—	—	—

	2,224	5,608	1,951	833	1,523	12,139

1.	Mainly comprises trade dated assets and accrued interest
2.	Comprises undrawn facilities and customer contingent liabilities

NOTES TO CONDENSED FINANCIAL STATEMENTS

9. Credit quality, cont’d

Financial assets that are individually impaired

ANZ regularly reviews its portfolio and monitors adherence to contractual terms. When doubt arises as to the collectability of a credit facility, the financial instrument (or ‘the facility’) is classified and reported as individually impaired and an individual provision is allocated against it.

As described in the summary of significant accounting policies in the ANZ 2010 Annual Report, provisions are created for financial instruments that are reported on the balance sheet at amortised cost. For instruments reported at fair value, impairment provisions are treated as part of overall change in fair value and directly reduce the reported carrying amounts.

	Impaired instruments			Individual provision balances
	As at	As at	As at	As at	As at	As at
	Mar 11	Sep 10	Mar 10	Mar 11	Sep 10	Mar 10
	$M	$M	$M	$M	$M	$M
Liquid assets	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—
Derivative financial instruments[1]	41	51	67	—	—	—
Available-for-sale assets	—	—	—	—	—	—
Net loans, advances and acceptances	5,203	6,075	5,330	1,700	1,849	1,560
Other financial assets[2]	—	—	—	—	—	—
Credit related commitments[3]	273	294	604	17	26	33

Total	5,517	6,420	6,001	1,717	1,875	1,593

1.	Derivative financial instruments are net of credit valuation adjustments
2.	Mainly comprises trade dated assets and accrued interest
3.	Comprises undrawn facilities and customer contingent liabilities

Impaired and Restructured Items	As at Mar 11	As at Sep 10	As at Mar 10
by size of exposure	$M	$M	$M
Less than $10 million	2,407	2,461	1,897
$10 million to $100 million	2,561	2,365	1,938
Greater than $100 million	1,253	1,735	2,726

Gross impaired assets[1]	6,221	6,561	6,561
Less: Individually assessed provisions for impairment	(1,717)	(1,875)	(1,593)

Net impaired assets	4,504	4,686	4,968

1.	Includes $704 million restructured items (Sep 2010: $141 million; Mar 2010: $560 million)

NOTES TO CONDENSED FINANCIAL STATEMENTS

10. Provision for credit impairment

	Half year Mar 11	Half year Sep 10	Half year Mar 10	Movt Mar 11 v. Sep 10	Movt Mar 11 v. Mar 10
Collective provision	$M	$M	$M	%	%
Balance at start of period	3,153	3,037	3,000	4%	5%
Charge/(Credit) to income statement	65	(40)	36	large	81%
Provisions acquired	—	191	49	-100%	-100%
Adjustment for exchange rate fluctuations	(41)	(35)	(48)	17%	-15%

Total collective provision[1]	3,177	3,153	3,037	1%	5%

Individual provision
Balance at start of period	1,875	1,593	1,526	18%	23%
Charge to income statement for loans and advances	594	744	1,026	-20%	-42%
Provisions acquired	—	355	39	-100%	-100%
Adjustment for exchange rate fluctuations	(43)	(68)	(32)	-37%	34%
Discount unwind	(103)	(104)	(61)	-1%	69%
Bad debts written-off	(703)	(730)	(963)	-4%	-27%
Recoveries of amounts previously written-off	97	85	58	14%	67%

Total individual provision	1,717	1,875	1,593	-8%	8%

Total provision for credit impairment	4,894	5,028	4,630	-3%	6%

1.

The Collective Provision includes amounts for off-balance sheet credit exposures: $352 million at 31 March 2011 (Sep 2010: $361 million; Mar 2010: $355 million). The impact on the income statement for the half year ended 31 March 2011 was a $5 million release (Sept 2010 half year: $5 million charge; Mar 2010 half year: $40 million release)

	Half year Mar 11	Half year Sep 10	Half year Mar 10	Movt Mar 11 v. Sep 10	Movt Mar 11 v. Mar 10
Provision movement analysis	$M	$M	$M	%	%
New and increased provisions
Australia	651	724	896	-10%	-27%
New Zealand	222	260	299	-15%	-26%
Asia Pacific, Europe & America	91	80	91	14%	0%

	964	1,064	1,286	-9%	-25%
Provision releases	(273)	(235)	(202)	16%	35%

	691	829	1,084	-17%	-36%
Recoveries of amounts previously written-off	(97)	(85)	(58)	14%	67%

Individual provision charge for loans and advances	594	744	1,026	-20%	-42%
Impairment on available-for-sale assets	16	1	20	large	-20%
Collective provision charge/(credit) to income statement	65	(40)	36	large	81%

Charge to Income Statement	675	705	1,082	-4%	-38%

	As at Mar 11	As at Sep 10	As at Mar 10	Movt Mar 11 v. Sep 10	Movt Mar 11 v. Mar 10
Individual provision balance	$M	$M	$M	%	%
Australia	938	977	1,009	-4%	-7%
New Zealand	406	469	471	-13%	-14%
Asia Pacific, Europe & America	373	429	113	-13%	large

Total individual provision	1,717	1,875	1,593	-8%	8%

NOTES TO CONDENSED FINANCIAL STATEMENTS

11. Deposits and other borrowings

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 11	Mar 11
	Mar 11	Sep 10	Mar 10	v. Sep 10	v. Mar 10
	$M	$M	$M	%	%
Certificates of deposit	51,513	39,530	44,695	30%	15%
Term deposits	144,267	136,556	119,204	6%	21%
Other deposits bearing interest	112,327	109,265	107,110	3%	5%
Deposits not bearing interest	10,631	10,598	9,966	0%	7%
Commercial paper	10,769	11,641	16,525	-7%	-35%
Borrowing corporations’ debt	1,669	1,756	2,173	-5%	-23%
Other borrowings	2,212	2,126	2,084	4%	6%

Total deposits and other borrowings	333,388	311,472	301,757	7%	10%

12. Loan capital
	Half year Mar 11	Half year Sep 10	Half year Mar 10	Movt v. Mar 11 Sep 10	Movt v. Mar 11 Mar 10
	$M	$M	$M	%	%
Innovative hybrid loan capital
US stapled trust security issue[1]	788	866	890	-9%	-11%
Non-innovative hybrid loan capital
ANZ convertible preference shares[2]	1,081	1,081	1,081	0%	0%
ANZ convertible preference shares II3	1,969	1,969	1,969	0%	0%
UK hybrid[4]	701	737	741	-5%	-5%
Perpetual subordinated notes	905	946	975	-4%	-7%
Subordinated notes	6,221	6,717	7,857	-7%	-21%

Total Loan Capital	11,665	12,316	13,513	-5%	-14%

1.

Loan capital of USD750 million is subordinated in right of payment to the claims of depositors and all other creditors of the parent entity and its controlled entities which have issued the notes. This instrument is redeemable by the issuer on 15 December 2013 and, unless redeemed earlier, will convert into ordinary shares of ANZ on 15 December 2053 at a 5% discount. This instrument constitutes Tier 1 capital as defined by APRA for capital adequacy purposes.

2.

On 30 September 2008, ANZ issued convertible preference shares which will convert into ordinary shares of ANZ on 16 June 2014 at a 2.5% discount (subject to certain conditions being satisfied), unless ANZ elects for a third party to purchase the convertible preference shares or they are exchanged earlier. This instrument constitutes Tier 1 capital as defined by APRA for capital adequacy purposes

3.

On 17 December 2009, ANZ issued convertible preference shares which will convert into ordinary shares of ANZ on 15 December 2016 at a 1% discount (subject to certain conditions being satisfied), unless ANZ elects for a third party to purchase the convertible preference shares or they are exchanged earlier. This instrument constitutes Tier 1 capital as defined by APRA for capital adequacy purposes

4.

Loan capital of GBP450 million is subordinated in right of payment to the claims of depositors and all other creditors of the parent entity and its controlled entities which have issued the notes. This instrument will convert into ordinary shares of ANZ on 15 June 2012 at a 5% discount (subject to certain conditions being satisfied), unless ANZ elects for a third party to purchase the convertible preference shares or they are exchanged earlier. This instrument constitutes Tier 1 capital as defined by APRA for capital adequacy purposes

NOTES TO CONDENSED FINANCIAL STATEMENTS

13. Share capital

Issued and quoted securities

	Number quoted	Issue price per share	Amount paid up per share
Ordinary shares
As at 31 March 2011	2,596,425,480
Issued during the half year	36,763,055
Preference shares
As at 31 March 2011
Euro Trust Securities[1]	500,000	€1,000	€1,000

1.

On 13 December 2004 the Group issued €500 million hybrid capital. The instruments consist of Floating Rate Non-cumulative Trust Securities issued by ANZ Capital Trust III each representing a unit consisting of €1,000 principal amount of subordinated floating rate notes due 2053 issued by ANZ Jackson Funding PLC stapled to a fully paid up preference share with a liquidation preference of €1,000 each, issued by Australia and New Zealand Banking Group Limited

	Half	Half	Half
	year	year	year
	Mar 11	Sep 10	Mar 10
Profit as a % of shareholders’ equity including preference shares at end of period (annualised)[1]	15.2%	15.1%	11.9%

1.	Profit attributable to shareholders

14. Shareholders’ equity

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 11	Mar 11
	Mar 11	Sep 10	Mar 10	v. Sep 10	v. Mar 10
	$M	$M	$M	%	%
Share capital
Balance at start of period	20,757	20,165	20,022	3%	4%
Ordinary share capital
Treasury shares[1,2]	(137)	(10)	(68)	large	large
Dividend reinvestment plan	712	507	500	40%	42%
Group employee share acquisition scheme	105	67	62	57%	69%
Treasury shares in One Path Australia[3]	1	6	(366)	-83%	large
Group share option scheme	27	22	15	23%	80%

Total share capital	21,465	20,757	20,165	3%	6%

Foreign currency translation reserve
Balance at start of period	(2,742)	(2,381)	(1,725)	15%	59%
Currency translation adjustments net of hedges after tax	(557)	(361)	(656)	54%	-15%

Total foreign currency translation reserve	(3,299)	(2,742)	(2,381)	20%	39%

Share option reserve[4]
Balance at start of period	64	61	69	5%	-7%
Share-based payments	(21)	7	—	large	n/a
Transfer of options lapsed to retained earnings	(1)	(4)	(8)	-75%	-88%

Total share option reserve	42	64	61	-34%	-31%

1.	On-market purchase of shares for settlement of amounts due under the share-based payments compensation plans
2.	As at 31 March 2011, there were 14,495,458 Treasury shares outstanding (30 Sep 10: 11,472,666; 31 Mar 10: 11,532,597)
3.

On acquisition of OnePath Australia, an adjustment has been made for ANZ shares held by OnePath Australia. As at 31 March 2011, there were 16,776,922 OnePath Australia treasury shares outstanding (30 Sep 10: 16,710,967)

4.

The share option reserve arises on the grant of share options to selected employees under the ANZ Share option plan. Amounts are transferred out of the reserve and into share capital when the options are exercised

NOTES TO CONDENSED FINANCIAL STATEMENTS

14. Shareholders’ equity, cont’d

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 11	Mar 11
	Mar 11	Sep 10	Mar 10	v. Sep 10	v. Mar 10
	$M	$M	$M	%	%
Available-for-sale revaluation reserve[5]
Balance at start of period	80	119	(41)	-33%	large
Gain/(loss) recognised after tax	(53)	(35)	147	51%	large
Transferred to income statement	30	(4)	13	large	large

Total available-for-sale revaluation reserve	57	80	119	-29%	-52%

Hedging reserve[6]
Balance at start of period	11	(76)	(90)	large	large
Gain/(loss) recognised after tax	22	115	23	-81%	-4%
Transferred to income statement	(4)	(28)	(9)	-86%	-56%

Total hedging reserve	29	11	(76)	large	large

Total reserves	(3,171)	(2,587)	(2,277)	23%	39%

Retained earnings
Balance at start of period	15,921	14,629	14,129	9%	13%
Profit attributable to shareholders of the Company	2,664	2,576	1,925	3%	38%
Transfer of options lapsed from share option reserve	1	4	8	-75%	-88%

Total available for appropriation	18,586	17,209	16,062	8%	16%
Actuarial gain/(loss) on defined benefit plans after tax[7]	33	10	(14)	large	large
Adjustments to opening retained earnings on adoption of revised accounting standard AASB 3R	—	—	(39)	n/a	-100%
Ordinary share dividends paid	(1,860)	(1,293)	(1,374)	44%	35%
Dividend income on treasury shares held within the Group’s life insurance statutory funds	13	—	—	n/a	n/a
Preference share dividends paid	(6)	(5)	(6)	20%	0%

Retained earnings at end of period	16,766	15,921	14,629	5%	15%

Share capital and reserves attributable to shareholders of the Company	35,060	34,091	32,517	3%	8%
Non-controlling interests	69	64	66	8%	5%

Total equity	35,129	34,155	32,583	3%	8%

5.

The available-for-sale revaluation reserve arises on the revaluation of available-for-sale financial assets. Where a revalued financial asset is sold, that portion of the reserve which relates to that financial asset is realised and recognised in the income statement. Where a revalued financial asset is impaired, that portion of the reserve which relates to that financial asset is recognised in the income statement

6.

The hedging reserve represents hedging gains and losses recognised on the effective portion of cash flow hedges. The cumulative deferred gain or loss on the hedge is recognised in the income statement when the hedged transaction impacts profit or loss, consistent with the applicable accounting policy

7.	ANZ has taken the option available under AASB 119 to recognise actuarial gains/losses on defined benefit superannuation plans directly in retained earnings

NOTES TO CONDENSED FINANCIAL STATEMENTS

15. Contingent liabilities and contingent assets

There are outstanding court proceedings, claims and possible claims against the Group, the aggregate amount of which cannot readily be quantified. Appropriate legal advice has been obtained and, in the light of such advice, provisions as deemed necessary have been made. In some instances we have not disclosed the estimated financial impact as this may prejudice the interests of the Group.

Refer to Note 44 of the 2010 ANZ Annual Report for a detailed listing of current contingent liabilities and contingent assets. A summary of the more significant matters are set out below:

•	Exception fees class action

On 22 September 2010, litigation funder IMF (Australia) Ltd commenced a class action against ANZ, which it said was on behalf of 27,000 ANZ customers and relating to more than $50 million in exception fees charged to those customers over the previous 6 years. The case is at an early stage. ANZ is defending it.

•	Securities Lending

There are ongoing developments concerning the events surrounding ANZ’s securities lending business which may continue for some time. There is a risk that further actions (court proceedings or regulatory actions) may be commenced against various parties, including ANZ. The potential impact or outcome of future claims (if any) cannot presently be ascertained. ANZ would review and defend any claim, as appropriate.

On 4 July 2008, ANZ appointed a receiver and manager to Primebroker Securities Limited. On 31 August 2009, an Associate Justice set aside some statutory demands served by the receiver and said that, among other things, ANZ’s appointment of the receiver to Primebroker was invalid. The receiver is appealing the decision. ANZ has joined in the appeal.

Separately:

•

On 14 April 2010, the liquidator of Primebroker filed an action against the receiver of Primebroker and ANZ, alleging (among other things) that a charge created on 12 February 2008 is void against the liquidators. The action initially claimed $98 million and was subsequently increased to $177 million (plus interest and costs) from ANZ.

•

On 15 July 2010, Primebroker and some associated companies brought an action against parties including ANZ, seeking $102 million and certain unquantified amounts. The allegations include misleading or deceptive conduct, wrongful appointment of receivers, and failure to perform an alleged equity investment agreement.

ANZ is defending these actions which are set down for a court hearing starting in October 2011.

NOTES TO CONDENSED FINANCIAL STATEMENTS

16. Note to the Cash Flow Statement

(a) Reconciliation of profit after income tax to net cash provided by operating activities

	Half year Mar 11 Inflows (Outflows) $M	Half year Sep 10 Inflows (Outflows) $M	Half year Mar 10 Inflows (Outflows) $M
Profit after income tax	2,664	2,576	1,925
Adjustments to reconcile to net cash provided by operating activities
Provision for credit impairment	675	705	1,082
Credit risk on derivatives	(70)	12	(47)
Impairment on available for sale assets transferred to profit and loss	35	—	—
Depreciation and amortisation	320	331	229
(Profit)/Loss on sale of businesses	(6)	—	—
Provision for employee entitlements, restructuring and other provisions	323	267	194
Payments from provisions	(269)	(252)	(268)
(Profit)/loss on sale of premises and equipment	(1)	4	4
(Profit)/loss on sale of available-for-sale securities	4	(29)	(7)
Amortisation of discounts/premiums included in interest income	(9)	(12)	(20)
Share based payments expense	74	79	64
Changes in policyholder liabilities	1,021	(247)	1,083
Net foreign exchange earnings	(431)	(354)	(393)
Net (gains)/losses on trading derivatives	(350)	184	(89)
Net derivatives/foreign exchange adjustment	960	(77)	735
(Increase)/decrease in operating assets:
Trading securities	(1,755)	(311)	(1,693)
Liquid assets—greater than three months	1,251	350	1,834
Due from other banks—greater than three months	(643)	(19)	(46)
Net decrease/(increase) in investments backing policyholder liabilities	(981)	554	(1,045)
Loans and advances	(12,449)	(12,201)	(4,843)
Net derivative financial instruments	(2,783)	(2,286)	463
Interest receivable	(40)	(88)	(93)
Accrued income	54	(129)	(18)
Net tax assets	(94)	717	397
Increase/(decrease) in operating liabilities:
Deposits and other borrowings	13,970	5,242	9,484
Due to other financial institutions	(106)	4,808	(4,753)
Payables and other liabilities	1,744	(2,265)	977
Interest payable	11	411	(248)
Accrued expenses	(213)	319	44
Other	(184)	(199)	7

Net cash provided by/(used in) operating activities	2,722	(1,910)	4,959

(b) Reconciliation of cash and cash equivalents

Cash at the end of the period as shown in the cash flow statement is reconciled to the related items in the balance sheet as follows
Liquid assets—less than three months	19,708	17,042	17,716
Due from other financial institutions—less than three months	6,234	4,862	6,291

	25,942	21,904	24,007

(c) Non-cash financing activities

Dividends satisfied by share issue	712	507	500

NOTES TO CONDENSED FINANCIAL STATEMENTS

17. Segment analysis

The following analysis shows revenue and the result for each business segment.

	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Segment Revenue
Australia	6,064	6,031	5,093	1%	19%
Asia Pacific, Europe & America	1,283	1,120	883	15%	45%
New Zealand	1,258	1,324	1,241	-5%	1%

Operating income	8,605	8,475	7,217	2%	19%

Segment result
Australia	2,903	2,967	2,079	-2%	40%
Asia Pacific, Europe & America	495	306	282	62%	76%
New Zealand	506	575	392	-12%	29%

Profit before income tax	3,904	3,848	2,753	1%	42%

18. Changes in composition of the Group

Acquisition of material entities

There were no material entities acquired during the half year ended March 2011.

During the year ended 30 September 2010, the Group acquired the following:

•

OnePath Australia and OnePath New Zealand (formerly ING Australia and ING New Zealand (ING))—on 30 November 2009, the Group acquired the remaining 51% shareholding in the ANZ-ING joint ventures in Australia and New Zealand, taking its ownership interest to 100%. The results for the half years ended 31 March 2010 and 30 September 2010 includes the financial impact of full ownership since 30 November 2009. For the period 1 October 2009 to 30 November 2009, the investments were accounted for as joint ventures.

•	Landmark Financial Services (Landmark)—on 1 March 2010, the Group completed its acquisition of the Landmark financial services business from the AWB Group.

•

Acquisition of selected Royal Bank of Scotland Group plc (RBS) businesses were completed in the Philippines on 21 November 2009, Vietnam on 5 December 2009, Hong Kong on 20 March 2010, Taiwan on 17 April 2010, Singapore on 15 May 2010 and Indonesia on 12 June 2010. The financial impacts of these acquisitions are included from these respective dates.

Disposal of material controlled entities

There were no material controlled entities disposed of during the half year ended 31 March 2011, or for the year ended 30 September 2010.

19. Business Combinations

During the year ended 30 September 2010, the Group made a number of acquisitions (refer note 18). The provisional accounting window for the OnePath and Landmark acquisitions has now closed with no significant change to the provisionally accounted acquisition balances reported as at 30 September 2010.

During the financial year ended 30 September 2010, ANZ acquired the Royal Bank of Scotland retail, wealth and commercial businesses in Taiwan, Singapore, Indonesia and Hong Kong, and their institutional businesses in Taiwan, Philippines and Vietnam.

The provisional accounting window for the acquisitions in Philippines, Vietnam and Hong Kong is now closed, while the provisional accounting window for Taiwan closed on 17 April 2011 and Indonesia and Singapore remain open pending the completion of fair value procedures. As at 31 March 2011, $114 million of Goodwill has been recognised ($19 million of which is final and $95 million remains provisionally accounted) in addition to $32 million of intangibles assets. As at

30 September 2010, $141 million of provisionally accounted goodwill and intangibles was recognised in respect of all the RBS acquisitions.

NOTES TO CONDENSED FINANCIAL STATEMENTS

20. Associates, joint venture entities and investments

	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M
Profit after income tax	243	232	201

Contributions to profit1

	Contribution to Group pre-tax profit			Ownership interest held by Group
	Half year Mar 11 $M	Half year Sep 10 $M	Half year Mar 10 $M	As at Mar 11%	As at Sep 10%	As at Mar 10%
Associates
P.T. Bank Pan Indonesia	40	39	40	39	39	39
Metrobank Card Corporation Inc	4	5	5	40	40	40
Bank of Tianjin[2]	28	35	33	20	20	20
AMMB Holdings Berhad	53	80	34	24	24	24
Shanghai Rural Commercial Bank	102	56	24	20	20	20
Saigon Securities Inc.	2	6	3	18	18	18
Other associates	14	11	6	n/a	n/a	n/a

Joint ventures
OnePath Australia Limited[3]	—	—	28	100	100	100
OnePath NZ Holdings Limited[3]	—	—	5	100	100	100
Diversified Yield Fund and Diversified Income Fund[4]	—	—	23	99	99	99

1.

The results differ from the published results of these entities due to the application of IFRS, Group Policies and acquisition adjustments. This amounted to $61 million in March 2011 (Sep 2010 half: $64 million; Mar 2010 half: $15 million)

2.	The Group is participating in a rights issue which will maintain its existing 20% interest. The issuance is subject to local regulatory approval
3.	Accounted for as joint ventures up to 30 November 2009 prior to full acquisition
4.

Increase in fair value of securities held in the Diversified Yield Fund and Diversified Income Fund which were accounted for as associates up to 30 November 2009 prior to full acquisition of OnePath (NZ) Holdings Limited

21. Related party disclosure

There have been no signficant changes to the arrangements with related parties. Refer Notes 47 and 48 of the 2010 Annual Report.

22. Exchange rates

Major exchange rates used in translation of results of offshore controlled entities and branches and investments in Associates and joint venture entities were as follows:

	Balance sheet			Profit & Loss Average
	As at Mar 11	As at Sep 10	As at Mar 10	Half year Mar 11	Half year Sep 10	Half year Mar 10
Euro	0.7305	0.7111	0.6829	0.7303	0.6932	0.6330
Great British Pound	0.6415	0.6105	0.6073	0.6258	0.5866	0.5671
New Zealand Dollar	1.3588	1.3139	1.2902	1.3158	1.2591	1.2615
United States Dollar	1.0333	0.9668	0.9156	0.9956	0.8920	0.9060
Chinese Yuan	6.7742	6.4687	6.2496	6.5906	6.0632	6.1855
Indonesian Rupiah	8997.5	8625.3	8348.4	8895.0	8073.6	8486.8
Malaysian Ringgit	3.1266	2.9850	2.9962	3.0679	2.8474	3.0696
Papua New Guinea Kina	2.6596	2.5920	2.5222	2.6148	2.4577	2.4563

23. Significant events since balance date

There are no significant events from 31 March 2011 to the date of this report.

NOTES TO CONDENSED FINANCIAL STATEMENTS

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DIRECTORS’ DECLARATION

The Directors of Australia and New Zealand Banking Group Limited declare that:

1.	in the Directors’ opinion the Condensed Consolidated Financial Statements set out on pages 82 to 109 are in accordance with the Corporations Act 2001 (as amended), including:

(a)	that they comply with the Australian Accounting Standard AASB 134: ‘Interim Financial Reporting’, and the Corporations Regulations 2001; and

(b)	that they give a true and fair view of the financial position of the Group as at 31 March 2011 and of its performance for the half year ended on that date; and

2.	in the Directors’ opinion at the date of this declaration there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable.

Signed in accordance with a resolution of the Directors.

John Morschel	Michael R P Smith
Chairman	Director

2 May 2011

AUDITORS’ REVIEW REPORT AND INDEPENDENCE DECLARATION

Independent auditors’ review report to the members of Australia and New Zealand Banking Group Limited

Report on the condensed consolidated financial statements

We have reviewed the accompanying half-year condensed consolidated financial statements of Australia and New Zealand Banking Group Limited (the “Company”) which comprises the condensed consolidated statement of financial position as at 31 March 2011, condensed consolidated income statement and condensed consolidated statement of comprehensive income, condensed consolidated statement of changes in equity and condensed consolidated cash flow statement for the half-year ended on that date, notes 1 to 23 comprising a basis of preparation and other explanatory notes, and the directors’ declaration of the Group comprising the Company and the entities it controlled at the half-year’s end or from time to time during the half-year.

Directors’ responsibility for the half-year condensed consolidated financial statements

The directors of the Company are responsible for the preparation of the half-year condensed consolidated financial statements that give a true and fair view in accordance with Australian Accounting Standards and the Corporations Act 2001 and for such control as the directors determine is necessary to enable the preparation of the half-year condensed consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express a conclusion on the half-year condensed consolidated financial statements based on our review. We conducted our review in accordance with Auditing Standard on Review Engagements ASRE 2410 Review of a Financial Report Performed by the Independent Auditor of the Entity, in order to state whether, on the basis of the procedures described, we have become aware of any matter that makes us believe that the half-year condensed consolidated financial statements are not in accordance with the Corporations Act 2001 including: giving a true and fair view of the Group’s financial position as at 31 March 2011 and its performance for the half-year ended on that date; and complying with Australian Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Regulations 2001. As auditor of Australia and New Zealand Banking Group Limited, ASRE 2410 requires that we comply with the ethical requirements relevant to the audit of the annual report.

A review of a half-year financial report consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing Standards and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Independence

In conducting our review, we have complied with the independence requirements of the Corporations Act 2001.

Conclusion

Based on our review, which is not an audit, we have not become aware of any matter that makes us believe that the half-year condensed consolidated financial statements of Australia and New Zealand Banking Group Limited are not in accordance with the Corporations Act 2001, including:

(a)	giving a true and fair view of the Group’s financial position as at 31 March 2011 and of its performance for the half-year ended on that date; and

(b)	complying with Australian Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Regulations 2001.

KPMG	Peter Nash
Melbourne	Partner

2 May 2011

Lead Auditor’s Independence Declaration under section 307C of the Corporations Act 2001

To the directors of Australia and New Zealand Banking Group Limited

I declare that, to the best of my knowledge and belief, in relation to the review for the half-year ended 31 March 2011 there have been:

(i)	no contraventions of the auditor independence requirements as set out in the Corporations Act 2001 in relation to the review; and

(ii)	no contraventions of any applicable code of professional conduct in relation to the review.

KPMG	Peter Nash
Melbourne	Partner

2 May 2011

SUPPLEMENTARY INFORMATION

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SUPPLEMENTARY INFORMATION

Reconciliation of statutory profit to underlying profit

March 2011 Half Year

	Statutory	Less: Adjustments to statutory profit							Cash
	profit								profit
	$M	Acquisition costs and valuation adjustments $M	Treasury shares adjust- ment $M	Policy- holders tax gross up $M	Tax on New Zealand Conduits $M	Changes in New Zealand tax legisiation $M	Economic hedging - fair value gains/ losses $M	Revenue and investment hedges - MtM $M	$M
Net interest income	5,646	1	—	—	—	—	1	—	5,644
Fee income	1,177	—	—	—	—	—	—	—	1,177
Foreign exchange earnings	431	—	—	—	—	—	—	43	388
Profit on trading instruments	464	—	—	—	—	—	—	—	464
Net income from wealth mgmt	742	—	(16)	166	—	—	—	—	592
Other	145	—	—	—	—	—	(155)	—	300

Other operating income	2,959	—	(16)	166	—	—	(155)	43	2,921
Operating income	8,605	1	(16)	166	—	—	(154)	43	8,565

Personnel expenses	(2,397)	(20)	—	—	—	—	—	—	(2,377)
Premises expenses	(344)	(3)	—	—	—	—	—	—	(341)
Computer expenses	(527)	(9)	—	—	—	—	—	—	(518)
Other expenses	(758)	(61)	—	—	—	—	—	—	(697)

Operating expenses	(4,026)	(93)	—	—	—	—	—	—	(3,933)

Profit before credit impair’t and tax	4,579	(92)	(16)	166	—	—	(154)	43	4,632
Provision for credit impairment	(675)	—	—	—	—	—	—	—	(675)

Profit before income tax	3,904	(92)	(16)	166	—	—	(154)	43	3,957
Income tax expense	(1,235)	20	1	(166)	—	3	40	(13)	(1,120)
Non-controlling interests	(5)	—	—	—	—	—	—	—	(5)

Profit	2,664	(72)	(15)	—	—	3	(114)	30	2,832

September 2010 Half Year
	Statutory	Less: Adjustments to statutory profit							Cash
	profit								profit
	$M	Acquisition costs and valuation adjustments $M	Treasury shares adjust- ment $M	Policy- holders tax gross up $M	Tax on New Zealand Conduits $M	Changes in New Zealand tax legisiation $M	Economic hedging - fair value gains/ losses $M	Revenue and investment hedges - MtM $M	$M
Net interest income	5,633	2	—	—	—	—	(1)	—	5,632
Fee income	1,192	—	—	—	—	—	—	—	1,192
Foreign exchange earnings	354	—	—	—	—	—	—	1	353
Profit on trading instruments	152	—	—	—	—	—	—	—	152
Net income from wealth mgmt	806	—	22	215	—	—	—	—	569
Other	338	(4)	—	—	—	—	(10)	—	352

Other operating income	2,842	(4)	22	215	—	—	(10)	1	2,618
Operating income	8,475	(2)	22	215	—	—	(11)	1	8,250

Personnel expenses	(2,328)	(37)	—	—	—	—	—	—	(2,291)
Premises expenses	(335)	(2)	—	—	—	—	—	—	(333)
Computer expenses	(455)	(15)	—	—	—	—	—	—	(440)
Other expenses	(804)	(139)	—	—	—	—	—	—	(665)

Operating expenses	(3,922)	(193)	—	—	—	—	—	—	(3,729)

Profit before credit impair’t and tax	4,553	(195)	22	215	—	—	(11)	1	4,521
Provision for credit impairment	(705)	—	—	—	—	—	—	—	(705)

Profit before income tax	3,848	(195)	22	215	—	—	(11)	1	3,816
Income tax expense	(1,270)	35	(2)	(215)	—	(36)	3	—	(1,055)
Non-controlling interests	(2)	2	—	—	—	—	—	—	(4)

Profit	2,576	(158)	20	—	—	(36)	(8)	1	2,757

SUPPLEMENTARY INFORMATION

March 2011 Half Year

Less: Adjustments to statutory profit						Underlying	Add: Pro forma adjustments		Pro forma
						profit			profit
NZ technology integration	NZ managed fund impacts	Non cont. business - Credit Intermed’n Trades	Non cont. business - Other	Credit risk on impaired derivatives	Adjustments to statutory profits		Pro forma adjustments	Foreign exchange adjustments
$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
1	1	—	—	—	4	5,642	—	n/a	5,642
—	—	—	2	—	2	1,175	—	n/a	1,175
—	—	—	—	—	43	388	—	n/a	388
—	60	55	—	15	130	334	—	n/a	334
—	—	—	—	—	150	592	—	n/a	592
—	—	—	1	—	(154)	299	—	n/a	299

—	60	55	3	15	171	2,788	—	n/a	2,788
1	61	55	3	15	175	8,430	—	n/a	8,430

(18)	—	—	(4)	—	(42)	(2,355)	—	n/a	(2,355)
—	—	—	—	—	(3)	(341)	—	n/a	(341)
(20)	—	—	—	—	(29)	(498)	—	n/a	(498)
(70)	—	—	—	—	(131)	(627)	—	n/a	(627)

(108)	—	—	(4)	—	(205)	(3,821)	—	n/a	(3,821)

(107)	61	55	(1)	15	(30)	4,609	—	n/a	4,609
—	—	—	—	(15)	(15)	(660)	—	n/a	(660)
(107)	61	55	(1)	—	(45)	3,949	—	n/a	3,949
32	(19)	(10)	3	—	(109)	(1,126)	—	n/a	(1,126)
—	—	—	—	—	—	(5)	—	n/a	(5)

(75)	42	45	2	—	(154)	2,818	—	n/a	2,818

September 2010 Half Year
Less: Adjustments to statutory profit						Underlying	Add: Pro forma adjustments		Pro forma
						profit			profit
NZ technology integration $M	NZ managed fund impacts $M	Non cont. business - Credit Intermed’n Trades $M	Non cont. business - Other $M	Credit risk on impaired derivatives $M	Adjustments to statutory profits $M	$M	Pro forma adjustments $M	Foreign exchange adjustments $M	$M
—	8	—	1	—	10	5,623	24	(99)	5,548
—	—	—	1	—	1	1,191	8	(23)	1,176
—	—	—	—	—	1	353	—	(2)	351
—	10	5	—	(17)	(2)	154	(1)	(1)	152
—	—	—	—	—	237	569	3	(5)	567
—	(5)	—	32	—	13	325	2	(19)	308

—	5	5	33	(17)	250	2,592	12	(50)	2,554
—	13	5	34	(17)	260	8,215	36	(149)	8,102

—	—	—	(7)	—	(44)	(2,284)	(14)	54	(2,244)
—	—	—	1	—	(1)	(334)	(2)	9	(327)
—	—	—	—	—	(15)	(440)	(2)	8	(434)
—	—	—	(1)	—	(140)	(664)	(6)	6	(664)

—	—	—	(7)	—	(200)	(3,722)	(24)	77	(3,669)

—	13	5	27	(17)	60	4,493	12	(72)	4,433
—	—	—	—	17	17	(722)	(14)	10	(726)

—	13	5	27	—	77	3,771	(2)	(62)	3,707
—	(4)	(2)	(9)	—	(230)	(1,040)	(1)	9	(1,032)
—	—	—	—	—	2	(4)	—	—	(4)

—	9	3	18	—	(151)	2,727	(3)	(53)	2,671

SUPPLEMENTARY INFORMATION

March 2010 Half Year

	Statutory	Less: Adjustments to statutory profit							Cash
	profit								profit
		Acquisition costs and valuation adjustments	Treasury shares adjust- ment	Policy- holders tax gross up	Tax on New Conduits Zealand	Changes in New Zealand tax legislation	Economic hedging - fair value investment gains/ losses	Revenue and hedges - MtM
	$M	$M	$M	$M	$M	$M	$M	$M	$M
Net interest income	5,236	(4)	—	—	—	—	—	—	5,240
Fee income	1,132	—	—	—	—	—	—	—	1,132
Foreign exchange earnings	393	—	—	—	—	—	—	33	360
Profit on trading instruments	202	—	—	—	—	—	(3)	—	205
Net income from wealth mgmt	293	—	(57)	—	—	—	—	—	350
Other	(39)	(213)	—	—	—	—	(189)	—	363

Other operating income	1,981	(213)	(57)	—	—	—	(192)	33	2,410
Operating income	7,217	(217)	(57)	—	—	—	(192)	33	7,650

Personnel expenses	(1,950)	(38)	—	—	—	—	—	—	(1,912)
Premises expenses	(301)	(1)	—	—	—	—	—	—	(300)
Computer expenses	(411)	(4)	—	—	—	—	—	—	(407)
Other expenses	(720)	(83)	—	—	—	—	—	—	(637)

Operating expenses	(3,382)	(126)	—	—	—	—	—	—	(3,256)

Profit before credit impair’t and tax	3,835	(343)	(57)	—	—	—	(192)	33	4,394
Provision for credit impairment	(1,082)	—	—	—	—	—	—	—	(1,082)

Profit before income tax	2,753	(343)	(57)	—	—	—	(192)	33	3,312
Income tax expense	(826)	21	5	—	38	—	54	(10)	(934)
Non-controlling interests	(2)	—	—	—	—	—	—	—	(2)

Profit	1,925	(322)	(52)	—	38	—	(138)	23	2,376

SUPPLEMENTARY INFORMATION

March 2010 Half Year

Less: Adjustments to statutory profit						Underlying	Add: Pro forma adjustments		Pro forma
						profit			profit
NZ technology integration	NZ managed fund impacts	Non cont. business - Credit Intermed’n Trades	Non cont. business - Other	Credit risk on impaired derivatives	Adjustments to statutory profits		Pro forma adjustments	Foreign exchange adjustments
$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
—	—	—	1	—	(3)	5,239	154	(76)	5,317
—	—	—	2	—	2	1,130	59	(18)	1,171
—	—	—	—	—	33	360	7	(1)	366
—	—	64	—	(17)	44	158	5	(2)	161
—	—	—	—	—	(57)	350	188	(3)	535
—	27	—	6	—	(369)	330	(31)	(8)	291

—	27	64	8	(17)	(347)	2,328	228	(32)	2,524
—	27	64	9	(17)	(350)	7,567	382	(108)	7,841

—	—	—	—	—	(38)	(1,912)	(162)	35	(2,039)
—	—	—	(2)	—	(3)	(298)	(37)	6	(329)
—	—	—	(1)	—	(5)	(406)	(33)	5	(434)
—	—	—	(4)	—	(87)	(633)	(49)	7	(675)

—	—	—	(7)	—	(133)	(3,249)	(281)	53	(3,477)

—	27	64	2	(17)	(483)	4,318	101	(55)	4,364
—	—	—	(1)	17	16	(1,098)	(38)	16	(1,120)

—	27	64	1	—	(467)	3,220	63	(39)	3,244
—	(2)	(13)	1	—	94	(920)	(19)	9	(930)
—	—	—	—	—	—	(2)	—	—	(2)

—	25	51	2	—	(373)	2,298	44	(30)	2,312

SUPPLEMENTARY INFORMATION

Reconciliation of statutory profit to underlying profit by geography

March 2011 Half Year

	Group	Australia	Asia Pacific, Europe & America	New Zealand
	$M	$M	$M	$M
Statutory profit	2,664	1,917	384	363
Adjust for the following gains/(losses) included in statutory profit (net of tax)
New Zealand technology integration	(75)	—	—	(75)
Acquisition costs and valuation adjustments	(72)	(38)	(32)	(2)
Treasury shares adjustment	(15)	(15)	—	—
Changes in New Zealand tax legislation	3	—	—	3
Economic hedging—fair value gains/(losses)	(114)	(69)	19	(64)
Revenue and net investment hedges	30	30	—	—
NZ managed fund impacts	42	—	—	42
Non continuing businesses
Credit intermediation trades	45	45	—	—
Other	2	2	—	—

Underlying profit	2,818	1,962	397	459

September 2010 Half Year
	Group	Australia	Asia Pacific, Europe & America	New Zealand
	$M	$M	$M	$M
Statutory profit	2,576	1,903	291	382
Adjust for the following gains/(losses) included in statutory profit (net of tax)
Acquisition costs and valuation adjustments	(158)	(52)	(99)	(7)
Treasury shares adjustment	20	20	—	—
Changes in New Zealand tax legislation	(36)	—	—	(36)
Economic hedging—fair value gains/(losses)	(8)	(9)	(8)	9
Revenue and net investment hedges	1	1	—	—
NZ managed fund impacts	9	—	—	9
Non continuing businesses
Credit intermediation trades	3	3	—	—
Other	18	16	—	2

Underlying profit	2,727	1,924	398	405

March 2010 Half Year
	Group	Australia	Asia Pacific, Europe & America	New Zealand
	$M	$M	$M	$M
Statutory profit	1,925	1,390	229	306
Adjust for the following gains/(losses) included in statutory profit (net of tax)
Acquisition costs and valuation adjustments	(322)	(178)	(70)	(74)
Treasury shares adjustment	(52)	(52)	—	—
Tax on New Zealand Conduits	38	—	—	38
Economic hedging—fair value gains/losses	(138)	(157)	(4)	23
Revenue and net investment hedges	23	23	—	—
NZ managed fund impacts	25	—	—	25
Non continuing businesses
Credit intermediation trades	51	51	—	—
Other	2	4	—	(2)

Underlying profit	2,298	1,699	303	296

SUPPLEMENTARY INFORMATION

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SUPPLEMENTARY INFORMATION

Underlying profit by division—Australia

March 2011 Half Year

$M	Retail	Commercial	Wealth	Other	Australia Division
Net interest income	1,724	1,115	28	7	2,874
Other external operating income	482	134	569	—	1,185

Operating income	2,206	1,249	597	7	4,059
Operating expenses	(968)	(438)	(335)	(6)	(1,747)

Profit before credit impairment and income tax	1,238	811	262	1	2,312
Provision for credit impairment	(224)	(192)	2	—	(414)

Profit before tax	1,014	619	264	1	1,898
Income tax expense	(305)	(185)	(78)	(1)	(569)

Underlying profit	709	434	186	—	1,329

September 2010 Half Year

$M	Retail	Commercial	Wealth	Other	Australia Division
Net interest income	1,590	1,099	32	4	2,725
Other external operating income	499	139	558	(3)	1,193

Operating income	2,089	1,238	590	1	3,918
Operating expenses	(933)	(414)	(334)	(8)	(1,689)

Profit before credit impairment and income tax	1,156	824	256	(7)	2,229
Provision for credit impairment	(163)	(115)	34	(1)	(245)

Profit before tax	993	709	290	(8)	1,984
Income tax expense	(298)	(214)	(63)	2	(573)

Underlying profit	695	495	227	(6)	1,411

March 2010 Half Year

$M	Retail	Commercial	Wealth	Other	Australia Division
Net interest income	1,614	994	29	20	2,657
Other external operating income	522	134	391	(17)	1,030

Operating income	2,136	1,128	420	3	3,687
Operating expenses	(952)	(393)	(227)	3	(1,569)

Profit before credit impairment and income tax	1,184	735	193	6	2,118
Provision for credit impairment	(198)	(142)	3	(1)	(338)

Profit before tax	986	593	196	5	1,780
Income tax expense	(297)	(176)	(46)	(1)	(520)

Underlying profit	689	417	150	4	1,260

SUPPLEMENTARY INFORMATION

Institutional	Group Centre	Underlying profit	Adj between stat and underlying profit	Profit
1,067	188	4,129	1	4,130
614	(31)	1,768	166	1,934

1,681	157	5,897	167	6,064
(597)	(192)	(2,536)	(58)	(2,594)

1,084	(35)	3,361	109	3,470
(137)	(1)	(552)	(15)	(567)

947	(36)	2,809	94	2,903
(276)	(2)	(847)	(139)	(986)

671	(38)	1,962	(45)	1,917

Institutional	Group Centre	Underlying profit	Adj between stat and underlying profit	Profit
1,160	190	4,075	2	4,077
590	(70)	1,713	241	1,954

1,750	120	5,788	243	6,031
(562)	(185)	(2,436)	(80)	(2,516)

1,188	(65)	3,352	163	3,515
(320)	—	(565)	17	(548)

868	(65)	2,787	180	2,967
(258)	(32)	(863)	(201)	(1,064)

610	(97)	1,924	(21)	1,903

Institutional	Group Centre	Underlying profit	Adj between stat and underlying profit	Profit
1,097	139	3,893	1	3,894
526	(20)	1,536	(337)	1,199

1,623	119	5,429	(336)	5,093
(521)	(160)	(2,250)	(41)	(2,291)

1,102	(41)	3,179	(377)	2,802
(387)	(10)	(735)	12	(723)

715	(51)	2,444	(365)	2,079
(212)	(13)	(745)	56	(689)

503	(64)	1,699	(309)	1,390

SUPPLEMENTARY INFORMATION

Underlying profit by division – Asia Pacific, Europe & America

March 2011 Half Year

USD M	Retail	Asia Partnerships	Institutional	Operations & Support
Net interest income	279	(34)	310	1
Other external operating income	176	191	347	(2)

Operating income	455	157	657	(1)
Operating expenses	(355)	(4)	(317)	(54)

Profit before credit impairment and income tax	100	153	340	(55)
Provision for credit impairment	(16)	—	(27)	—

Profit before income tax	84	153	313	(55)
Income tax expense	(20)	(5)	(79)	(1)
Non-controlling interests	(1)	—	(2)	(2)

Underlying profit	63	148	232	(58)

September 2010 Half Year

USD M	Retail	Asia Partnerships	Institutional	Operations & Support
Net interest income	245	(28)	284	1
Other external operating income	123	197	214	(1)

Operating income	368	169	498	—
Operating expenses	(310)	(1)	(273)	(32)

Profit before credit impairment and income tax	58	168	225	(32)
Provision for credit impairment	(36)	—	(11)	—

Profit before income tax	22	168	214	(32)
Income tax expense	(9)	7	(31)	3
Non-controlling interests	(1)	—	—	(2)

Underlying profit	12	175	183	(31)

March 2010 Half Year

USD M	Retail	Asia Partnerships	Institutional	Operations & Support
Net interest income	161	(25)	235	1
Other external operating income	62	156	242	(6)

Operating income	223	131	477	(5)
Operating expenses	(167)	(3)	(207)	(35)

Profit before credit impairment and income tax	56	128	270	(40)
Provision for credit impairment	(27)	—	(59)	(6)

Profit before income tax	29	128	211	(46)
Income tax expense	(11)	4	(53)	8
Non-controlling interests	(1)	—	—	(1)

Underlying profit	17	132	158	(39)

SUPPLEMENTARY INFORMATION

Asia Pacific, Europe & America Division	Other	Underlying profit	Adj between stat and underlying profit	Profit
556	(22)	534	2	536
712	(6)	706	35	741

1,268	(28)	1,240	37	1,277
(730)	27	(703)	(38)	(741)

538	(1)	537	(1)	536
(43)	—	(43)	—	(43)

495	(1)	494	(1)	493
(105)	12	(93)	(13)	(106)
(5)	—	(5)	—	(5)

385	11	396	(14)	382

Asia Pacific, Europe & America Division	Other	Underlying profit	Adj between stat and underlying profit	Profit
502	(26)	476	—	476
533	4	537	(12)	525

1,035	(22)	1,013	(12)	1,001
(616)	31	(585)	(97)	(682)

419	9	428	(109)	319
(47)	—	(47)	—	(47)

372	9	381	(109)	272
(30)	8	(22)	12	(10)
(3)	—	(3)	1	(2)

339	17	356	(96)	260

Asia Pacific, Europe & America Division	Other	Underlying profit	Adj between stat and underlying profit	Profit
372	(23)	349	(1)	348
454	(3)	451	1	452

826	(26)	800	—	800
(412)	31	(381)	(71)	(452)

414	5	419	(71)	348
(92)	—	(92)	—	(92)

322	5	327	(71)	256
(52)	2	(50)	4	(46)
(2)	—	(2)	—	(2)

268	7	275	(67)	208

SUPPLEMENTARY INFORMATION

Underlying profit by division – New Zealand

March 2011 Half Year

NZD M	Retail	Commercial	Wealth	Operations & Support
Net interest income	418	667	1	12
Other external operating income	169	40	93	(1)

Operating income	587	707	94	11
Operating expenses	(363)	(231)	(67)	—

Profit before credit impairment and income tax	224	476	27	11
Provision for credit impairment	(34)	(65)	1	—

Profit before income tax	190	411	28	11
Income tax expense	(57)	(125)	(2)	(3)

Underlying profit	133	286	26	8

September 2010 Half Year

NZD M	Retail	Commercial	Wealth	Operations & Support
Net interest income	410	657	2	7
Other external operating income	174	44	88	2

Operating income	584	701	90	9
Operating expenses	(380)	(231)	(70)	(10)

Profit before credit impairment and income tax	204	470	20	(1)
Provision for credit impairment	(61)	(104)	—	—

Profit before income tax	143	366	20	(1)
Income tax expense	(42)	(110)	—	—

Underlying profit	101	256	20	(1)

March 2010 Half Year

NZD M	Retail	Commercial	Wealth	Operations & Support
Net interest income	390	593	4	9
Other external operating income	176	53	66	(3)

Operating income	566	646	70	6
Operating expenses	(344)	(240)	(53)	(5)

Profit before credit impairment and income tax	222	406	17	1
Provision for credit impairment	(88)	(261)	(2)	—

Profit before income tax	134	145	15	1
Income tax expense	(41)	(43)	5	—

Underlying profit	93	102	20	1

SUPPLEMENTARY INFORMATION

New Zealand Businesses	Institutional	Other	Underlying profit	Adj between stat and underlying profit	Profit
1,098	198	(11)	1,285	1	1,286
301	108	—	409	(40)	369

1,399	306	(11)	1,694	(39)	1,655
(661)	(88)	(10)	(759)	(147)	(906)

738	218	(21)	935	(186)	749
(98)	13	—	(85)	—	(85)

640	231	(21)	850	(186)	664
(187)	(68)	10	(245)	59	(186)

453	163	(11)	605	(127)	478

New Zealand Businesses	Institutional	Other	Underlying profit	Adj between stat and underlying profit	Profit
1,076	230	(28)	1,278	10	1,288
308	42	—	350	29	379

1,384	272	(28)	1,628	39	1,667
(691)	(89)	(17)	(797)	(14)	(811)

693	183	(45)	831	25	856
(165)	34	—	(131)	—	(131)

528	217	(45)	700	25	725
(152)	(62)	24	(190)	(54)	(244)

376	155	(21)	510	(29)	481

New Zealand Businesses	Institutional	Other	Underlying profit	Adj between stat and underlying profit	Profit
996	252	(37)	1,211	(3)	1,208
292	78	1	371	(14)	357

1,288	330	(36)	1,582	(17)	1,565
(642)	(76)	(12)	(730)	(16)	(746)

646	254	(48)	852	(33)	819
(351)	21	—	(330)	5	(325)

295	275	(48)	522	(28)	494
(79)	(79)	8	(150)	42	(108)

216	196	(40)	372	14	386

SUPPLEMENTARY INFORMATION

Capital management

Qualifying Capital		As at Mar 11 $M	As at Sep 10 $M	As at Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Tier 1
Shareholders’ equity and non-controlling interests		35,129	34,155	32,583	3%	8%
Prudential adjustments to shareholders’ equity	Table 1	(2,637)	(2,840)	(2,003)	-7%	32%

Fundamental Tier 1 capital		32,492	31,315	30,580	4%	6%
Deductions	Table 2	(10,070)	(10,057)	(9,433)	0%	7%

Core Tier 1 capital		22,422	21,258	21,147	5%	6%
Non-innovative Tier 1 capital instruments		3,751	3,787	3,791	-1%	-1%
Innovative Tier 1 capital instruments		1,597	1,646	1,690	-3%	-6%

Tier 1 capital		27,770	26,691	26,628	4%	4%

Tier 2
Upper Tier 2 capital	Table 3	1,166	1,223	1,057	-5%	10%
Subordinated notes	Table 4	6,176	6,619	7,405	-7%	-17%
Deductions	Table 2	(3,055)	(3,026)	(2,830)	1%	8%

Tier 2 capital		4,287	4,816	5,632	-11%	-24%

Total qualifying capital		32,057	31,507	32,260	2%	-1%

Capital adequacy ratios
Core Tier 1		8.5%	8.0%	8.5%
Tier 1		10.5%	10.1%	10.7%
Tier 2		1.6%	1.8%	2.3%

Total		12.1%	11.9%	13.0%

Risk weighted assets	Table 5	264,236	264,242	248,961	0%	6%

SUPPLEMENTARY INFORMATION

		As at Mar 11 $M	As at Sep 10 $M	As at Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Table 1: Prudential adjustments to shareholders’ equity
Treasury shares attributable to OnePath policy holders		359	358	364	0%	-1%
Reclassification of preference share capital		(871)	(871)	(871)	0%	0%
Accumulated retained profits and reserves of insurance, funds management and securitisation entities and associates		(1,274)	(1,312)	(955)	-3%	33%
Deferred fee revenue including fees deferred as part of loan yields		398	402	425	-1%	-6%
Hedging reserve		(29)	(11)	76	large	large
Available-for-sale reserve		(57)	(80)	(119)	-29%	-52%
Dividend not provided for		(1,662)	(1,895)	(1,318)	-12%	26%
Accrual for Dividend Reinvestment Plans		499	569	395	-12%	26%

Total		(2,637)	(2,840)	(2,003)	-7%	32%

Table 2: Deductions from Tier 1 capital
Unamortised goodwill & other intangibles (excluding OnePath Australia and New Zealand)		(2,855)	(2,952)	(2,872)	-3%	-1%
Intangible component of investments in OnePath Australia and New Zealand[1]		(2,059)	(2,043)	(1,961)	1%	5%
Capitalised software		(1,263)	(1,127)	(960)	12%	32%
Capitalised expenses including loan and lease origination fees		(666)	(655)	(617)	2%	8%
Applicable deferred tax assets (excluding the component relating to the general reserve for impairment of financial assets)		(154)	(235)	(215)	-34%	-28%
Mark-to-market impact of own credit spread		(18)	(19)	22	-5%	large

Sub-total		(7,015)	(7,031)	(6,603)	0%	6%
Deductions taken 50% from Tier 1 and 50% from Tier 2	Gross	50%
Investment in ANZ insurance subsidiaries	(399)	(200)	(198)	(189)	1%	6%
Investment in funds management entities	(57)	(29)	(36)	(33)	-19%	-12%
Investment in OnePath in Australia and New Zealand	(1,803)	(901)	(845)	(634)	7%	42%
Investment in other Authorised Deposit Taking Institutions and overseas equivalents	(2,325)	(1,162)	(988)	(981)	18%	18%
Expected losses in excess of eligible provisions	(947)	(473)	(560)	(518)	-16%	-9%
Investment in other commercial operations	(16)	(8)	(21)	(36)	-62%	-78%
Other deductions	(564)	(282)	(378)	(439)	-25%	-36%

Sub-total	(6,111)	(3,055)	(3,026)	(2,830)	1%	8%

Total		(10,070)	(10,057)	(9,433)	0%	7%

Table 3: Upper Tier 2 capital
Perpetual subordinated notes		902	943	972	-4%	-7%
General reserve for impairment of financial assets net of attributable deferred tax asset[2]		264	280	85	-6%	large

Total		1,166	1,223	1,057	-5%	10%

Table 4: Subordinated notes3

For capital adequacy calculation purposes, subordinated note issues are reduced by 20% of the original amount over the last four years to maturity and are limited to 50% of Tier 1 capital.

1.	Calculation based on prudential requirements
2.	Under Basel II, this consists of the surplus of the general reserve for impairment of financial assets, net of tax and/or the provisions attributable to the standardised portfolio
3.	The fair value adjustment is excluded for prudential purposes as the prudential standard only permits inclusion of cash received and makes no allowance for hedging

SUPPLEMENTARY INFORMATION

	As at Mar 11 $M	As at Sep 10 $M	As at Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Table 5: Risk weighted assets
On balance sheet	175,661	173,035	166,069	2%	6%
Commitments	37,619	39,835	35,996	-6%	5%
Contingents	9,621	10,084	9,796	-5%	-2%
Derivatives	10,345	10,563	8,514	-2%	22%

Total credit risk	233,246	233,517	220,375	0%	6%
Market risk—Traded	2,547	5,652	3,969	-55%	-36%
Market risk—IRRBB	10,112	7,690	8,136	31%	24%
Operational risk	18,331	17,383	16,481	5%	11%

Total risk weighted assets	264,236	264,242	248,961	0%	6%

	As at Mar 11 $M	As at Sep 10 $M	As at Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Table 6: Credit risk weighted assets by Basel asset class Subject to Advanced IRB approach
Corporate	98,393	101,940	100,945	-3%	-3%
Sovereign	3,217	2,720	2,470	18%	30%
Bank	6,958	6,135	5,108	13%	36%
Residential Mortgage	40,126	38,708	37,423	4%	7%
Qualifying revolving retail (credit cards)	7,552	7,205	7,238	5%	4%
Other retail	18,485	17,899	17,942	3%	3%

Credit risk weighted assets subject to Advanced IRB approach	174,731	174,607	171,126	0%	2%

Credit risk specialised lending exposures subject to slotting criteria	26,799	26,605	24,965	1%	7%

Subject to Standardised approach
Corporate	21,439	21,281	16,330	1%	31%
Residential Mortgage	406	567	399	-28%	2%
Qualifying revolving retail (credit cards)	1,792	1,841	4	-3%	large
Other Retail	1,366	1,113	560	23%	large

Credit risk weighted assets subject to Standardised approach	25,003	24,802	17,293	1%	45%

Credit risk weighted assets relating to securitisation exposures	1,209	2,091	1,975	-42%	-39%
Credit risk weighted assets relating to equity exposures	1,635	1,577	1,639	4%	0%
Other assets	3,869	3,835	3,377	1%	15%

Total credit risk weighted assets	233,246	233,517	220,375	0%	6%

	Collective Provision		Regulatory Expected Loss
	As at Mar 11	As at Sep 10	As at Mar 11	As at Sep 10
	$M	$M	$M	$M
Table 7: Collective provision and regulatory expected loss by region
Australia	2,144	2,021	3,223	3,360
Asia Pacific, Europe & America	489	520	127	135
New Zealand	544	612	953	1,060

Total	3,177	3,153	4,303	4,555

SUPPLEMENTARY INFORMATION

	As at Mar 11 $M	As at Sep 10 $M	As at Mar 10 $M	Movt Mar 11 v. Sep 10%	Movt Mar 11 v. Mar 10%
Table 8: Expected loss in excess of eligible provisions
Basel expected loss
Defaulted	2,018	2,225	2,445	-9%	-17%
Non-defaulted	2,285	2,330	2,243	-2%	2%

	4,303	4,555	4,688	-6%	-8%

Less: Qualifying collective provision after tax
Collective provision	(3,177)	(3,153)	(3,037)	1%	5%
Non-qualifying collective provision	271	234	260	16%	4%
Standardised collective provision	378	399	121	-5%	large
Deferred tax asset	719	725	792	-1%	-9%

	(1,809)	(1,795)	(1,864)	1%	-3%

Less: Qualifying individual provision after tax
Individual provision	(1,717)	(1,875)	(1,593)	-8%	8%
Standardised individual provision	429	458	64	-6%	large
Collective provision on advanced defaulted	(259)	(224)	(259)	16%	0%

	(1,547)	(1,641)	(1,788)	-6%	-13%

Gross deduction	947	1,119	1,036	-15%	-9%
50/50 deduction	473	559	518	-15%	-9%

SUPPLEMENTARY INFORMATION

Average balance sheet and related interest

Averages used in the following tables are predominantly daily averages. Interest income figures are presented on a tax-equivalent basis. Impaired loans are included under the interest earning asset category, ‘loans and advances’. Intra-group interest earning assets and interest bearing liabilities are treated as external assets and liabilities for the geographic segments.

	Half year Mar 11			Half year Sep 10			Half year Mar 10
	Ave bal	Int	Rate	Ave bal	Int	Rate	Ave bal	Int	Rate
	$M	$M	%	$M	$M	%	$M	$M	%
Interest earning assets
Due from other financial institutions
Australia	2,666	60	4.5%	2,836	62	4.4%	3,065	55	3.6%
New Zealand	575	6	2.1%	595	9	3.0%	838	10	2.4%
Asia Pacific, Europe & America	8,679	40	0.9%	7,879	25	0.6%	7,137	24	0.7%
Trading and available-for-sale assets
Australia	31,700	727	4.6%	35,799	814	4.5%	34,184	708	4.2%
New Zealand	6,801	161	4.7%	7,082	181	5.1%	6,348	148	4.7%
Asia Pacific, Europe & America	11,449	93	1.6%	12,022	106	1.8%	9,766	102	2.1%
Loans and advances and acceptances
Australia	277,227	10,553	7.6%	262,150	9,804	7.5%	252,453	8,424	6.7%
New Zealand	73,553	2,365	6.4%	76,795	2,357	6.1%	76,841	2,235	5.8%
Asia Pacific, Europe & America	27,926	688	4.9%	25,528	643	5.0%	19,225	457	4.8%
Other assets
Australia	4,739	106	4.5%	4,313	108	5.0%	2,991	41	2.7%
New Zealand	2,373	77	6.5%	2,708	86	6.3%	3,356	91	5.4%
Asia Pacific, Europe & America	10,341	69	1.3%	12,154	57	0.9%	12,432	60	1.0%
Intragroup assets
Australia	2,943	274	18.7%	3,937	228	11.6%	8,212	252	6.2%
Asia Pacific, Europe & America	9,086	11	0.2%	8,493	44	1.0%	4,773	8	0.3%

	470,058	15,230		462,291	14,524		441,621	12,615
Intragroup elimination	(12,029)	(285)		(12,430)	(272)		(12,985)	(259)

	458,029	14,945	6.5%	449,861	14,252	6.3%	428,636	12,356	5.8%

Non-interest earning assets
Derivatives
Australia	26,812			30,115			27,036
New Zealand	7,494			8,128			7,612
Asia Pacific, Europe & America	3,503			3,599			2,495
Premises and equipment	2,171			2,193			2,132
Investment for risk of policyholders	32,780			32,453			21,680
Other assets	25,579			23,405			20,965
Provisions for credit impairment
Australia	(2,996)			(3,033)			(3,065)
New Zealand	(998)			(1,167)			(1,060)
Asia Pacific, Europe & America	(906)			(931)			(420)

	93,439			94,762			77,375

Total average assets	551,468			544,623			506,011

SUPPLEMENTARY INFORMATION

	Half year Mar 11			Half year Sep 10			Half year Mar 10
	Ave bal	Int	Rate	Ave bal	Int	Rate	Ave bal	Int	Rate
	$M	$M	%	$M	$M	%	$M	$M	%
Interest bearing liabilities
Time deposits
Australia	121,281	3,330	5.5%	103,864	2,725	5.2%	96,056	2,151	4.5%
New Zealand	29,362	681	4.7%	29,605	647	4.4%	29,643	620	4.2%
Asia Pacific, Europe & America	46,226	258	1.1%	47,262	255	1.1%	41,425	201	1.0%
Savings deposits
Australia	20,006	404	4.0%	19,892	362	3.6%	19,021	299	3.2%
New Zealand	1,970	24	2.4%	2,057	22	2.1%	2,131	19	1.8%
Asia Pacific, Europe & America	5,845	14	0.5%	4,023	10	0.5%	1,864	5	0.5%
Other demand deposits
Australia	63,464	1,236	3.9%	61,867	1,135	3.7%	63,867	979	3.1%
New Zealand	13,014	192	3.0%	13,424	180	2.7%	14,255	163	2.3%
Asia Pacific, Europe & America	4,758	11	0.5%	4,413	8	0.4%	2,205	7	0.6%
Due to other financial institutions
Australia	8,383	180	4.3%	5,900	124	4.2%	4,895	73	3.0%
New Zealand	702	8	2.3%	784	7	1.8%	1,418	20	2.8%
Asia Pacific, Europe & America	12,760	70	1.1%	11,219	58	1.0%	8,947	44	1.0%
Commercial paper
Australia	5,597	138	4.9%	5,845	136	4.7%	8,010	151	3.8%
New Zealand	4,028	68	3.4%	7,511	116	3.1%	6,526	94	2.9%
Borrowing corporations’ debt
Australia	591	21	7.1%	936	31	6.6%	1,626	49	6.0%
New Zealand	1,171	31	5.3%	1,081	27	5.0%	1,121	28	5.0%
Loan capital, bonds and notes
Australia	69,512	2,113	6.1%	70,442	1,963	5.6%	66,437	1,551	4.7%
New Zealand	15,305	372	4.9%	14,559	345	4.7%	13,587	311	4.6%
Asia Pacific, Europe & America	23	—	0.7%	—	—	0.0%	—	—	0.0%
Other liabilities[1]
Australia	4,615	168	n/a	14,838	463	n/a	15,228	335	n/a
New Zealand	50	(30)	n/a	54	(7)	n/a	49	12	n/a
Asia Pacific, Europe & America	564	10	n/a	524	12	n/a	329	8	n/a
Intragroup liabilities
New Zealand	12,029	285	4.8%	12,430	272	4.4%	12,985	259	4.0%

	441,256	9,584		432,530	8,891		411,625	7,379
Intragroup elimination	(12,029)	(285)		(12,430)	(272)		(12,985)	(259)

	429,227	9,299	4.3%	420,100	8,619	4.1%	398,640	7,120	3.6%

Non-interest bearing liabilities
Deposits
Australia	4,876			4,696			5,307
New Zealand	3,653			3,659			3,512
Asia Pacific, Europe & America	1,828			1,981			1,577
Derivatives
Australia	23,277			26,845			24,320
New Zealand	5,160			6,111			5,702
Asia Pacific, Europe & America	(1,661)			(1,441)			(2,222)
Insurance Liabilities	29,187			28,665			19,018
External unit holder liabilities	5,447			5,578			3,740
Other liabilities	15,782			14,375			13,963

	87,549			90,469			74,917

Total average liabilities	516,776			510,569			473,557

1.	Includes foreign exchange swap costs

SUPPLEMENTARY INFORMATION

	Half year Mar-11 $M	Half year Sep 10 $M	Half year Mar 10 $M
Total average assets
Australia	391,334	383,020	359,729
New Zealand	94,220	98,537	98,314
Asia Pacific, Europe & America	77,943	75,496	60,953
less intragroup elimination	(12,029)	(12,430)	(12,985)

	551,468	544,623	506,011

% of total average assets attributable to overseas activities	29.6%	30.4%	30.5%

Average interest earning assets
Australia	319,275	309,035	300,905
New Zealand	83,302	87,180	87,383
Asia Pacific, Europe & America	67,481	66,076	53,333
less intragroup elimination	(12,029)	(12,430)	(12,985)

	458,029	449,861	428,636

Total average liabilities
Australia	367,995	359,942	337,658
New Zealand	88,098	92,501	92,382
Asia Pacific, Europe & America	72,712	70,556	56,502
less intragroup elimination	(12,029)	(12,430)	(12,985)

	516,776	510,569	473,557

% of total average liabilities attributable to overseas activities	28.8%	29.5%	28.7%

Total average shareholders’ equity[1]
Ordinary share capital, reserves and retained earnings	33,821	33,183	31,583
Preference share capital	871	871	871

	34,692	34,054	32,454

Total average liabilities and shareholders’ equity	551,468	544,623	506,011

1.	Average shareholders’ equity includes OnePath Australia shares that are eliminated from the closing shareholders’ equity balance of $360 million (September 2010 $360 million; March 2010 $366 million)

SUPPLEMENTARY INFORMATION

	Half year Mar-11%	Half year Sep 10%	Half year Mar 10%
Gross earnings rate[1]
Australia	7.36	7.11	6.32
New Zealand	6.28	6.02	5.70
Asia Pacific, Europe & America	2.68	2.64	2.44
Total Group	6.54	6.32	5.78

Interest spread and net interest average margin may be analysed as follows:

Australia
Net interest spread	2.17	2.23	2.25
Interest attributable to net non-interest bearing items	0.42	0.40	0.35

Net interest margin—Australia	2.59	2.63	2.60

New Zealand
Net interest spread	2.06	2.09	1.96
Interest attributable to net non-interest bearing items	0.29	0.25	0.24

Net interest margin—New Zealand	2.35	2.34	2.20

Asia Pacific, Europe & America
Net interest spread	1.64	1.63	1.48
Interest attributable to net non-interest bearing items	(0.04)	(0.02)	(0.03)

Net interest margin—Asia Pacific, Europe & America	1.60	1.61	1.45

Group
Net interest spread	2.20	2.23	2.20
Interest attributable to net non-interest bearing items	0.27	0.27	0.25

Net interest margin	2.47	2.50	2.45

1.	Average interest rate received on interest earning assets

SUPPLEMENTARY INFORMATION

Derivative financial instruments

Derivatives

Derivative instruments are contracts whose value is derived from one or more underlying financial instruments or indices. They include swaps, forward rate contracts, futures, options and combinations of these instruments. The use of derivatives and their sale to customers as risk management products is an integral part of the Group’s trading activities. Derivatives are also used to manage the Group’s own exposure to fluctuations in foreign exchange and interest rates as part of its asset and liability management activities. Derivatives are subject to the same types of credit and market risk as other financial instruments, and the Group manages these risks in a consistent manner.

The following table provides an overview of the Group’s exchange rate, interest rate, commodity and credit derivatives. It includes all contracts, both trading and hedging.

Notional principal amount is the face value of the contract and represents the volume of outstanding transactions. Fair value is the net position of contracts with positive market values and negative market values.

	As at 31 March 2011			As at 30 September 2010
	Notional Principal amount $M			Notional Principal amount $M
		Total fair value			Total fair value
		Assets	Liabilities		Assets	Liabilities
		$M	$M		$M	$M
Foreign exchange contracts
Spot and forward contracts	236,409	4,360	(5,739)	244,322	5,618	(7,304)
Swap agreements	224,318	9,352	(12,000)	210,038	11,382	(15,595)
Futures contracts	2,127	142	(240)	739	93	(148)
Options purchased	15,352	283	—	7,594	323	—
Options sold	22,770	—	(290)	12,701	—	(343)

	500,976	14,137	(18,269)	475,394	17,416	(23,390)

Commodity contracts
Derivative contracts	23,174	1,956	(1,947)	20,995	1,381	(1,409)

Interest rate contracts
Forward rate agreements	106,193	22	(16)	108,534	18	(15)
Swap agreements	1,224,508	14,416	(13,960)	1,159,637	19,026	(17,631)
Futures contracts	208,707	1,178	(1,177)	148,600	1,584	(1,612)
Options purchased	28,294	269	—	37,497	268	—
Options sold	27,820	—	(438)	32,292	—	(329)

	1,595,522	15,885	(15,591)	1,486,560	20,896	(19,587)

Credit default swaps
Structured credit derivatives purchased[1]	8,597	302	—	10,213	449	—
Other credit derivatives purchased[2]	15,658	60	(152)	14,326	111	(126)

Total credit derivatives purchased	24,255	362	(152)	24,539	560	(126)

Structured credit derivatives sold[1]	8,125	—	(427)	8,697	—	(624)
Other credit derivatives sold[2]	14,514	138	(49)	11,500	112	(99)

Total credit derivatives sold	22,639	138	(476)	20,197	112	(723)

	46,894	500	(628)	44,736	672	(849)

Collateral	—	(2,832)	6,639	—	(2,544)	8,018

Total	2,166,566	29,646	(29,796)	2,027,685	37,821	(37,217)

1.	Refer page 25
2.

The notional amounts comprise vanilla credit default swap transactions including credit indices such as Itraxx (Europe and Australia) and CDX. In the case of back-to-back deals, where a risk position from one counterparty is “closed out” with another counterparty, the notional amounts are not netted down in the above table. For example, ANZ may sell credit protection over a particular corporate bond (or reference asset) to a counterparty and simultaneously offset that credit exposure by buying credit protection over the same corporate bond (or reference asset) from another counterparty. Netting may only occur where there is an offsetting deal with the same counterparty. These credit default swap trades are transacted in conjunction with other financial instruments by reference to the traded market risk limit framework which includes VaR, name and rating specific concentration limits, sensitivity limits and stress testing limits. VaR disclosures are set out on page 30

SUPPLEMENTARY INFORMATION

Principal risks and uncertainties

Introduction

ANZ’s activities are subject to risks that can adversely impact its business, operations and financial condition. The risks and uncertainties described below are not the only ones that ANZ may face. Additional risks and uncertainties that ANZ is unaware of, or that ANZ currently deems to be immaterial, may also become important factors that affect it. If any of the listed or unlisted risks actually occur, ANZ’s business, operations, financial condition, or reputation could be materially adversely affected, with the result that the trading price of ANZ’s equity or debt securities could decline, and investors could lose all or part of their investment.

Changes in general business and economic conditions, including disruption in regional or global credit and capital markets, may adversely affect ANZ’s business, operations and financial condition.

ANZ’s financial performance is primarily influenced by the economic conditions and the level of business activity in the major countries and regions in which it operates or trades, i.e. Australia, New Zealand, the Asia Pacific Region, Europe and the United States of America. ANZ’s business, operations, and financial condition can be negatively affected by changes to these economic and business conditions.

The economic and business conditions that prevail in ANZ’s major operating and trading markets are affected by domestic and international economic events, political events, natural disasters, and by movements and events that occur in global financial markets.

The impact of the Global Financial Crisis (‘GFC’) in 2008 and 2009 saw a sudden and prolonged dislocation in credit and equity capital markets, a contraction in global economic activity, and the creation of many challenges for financial services institutions worldwide that still persist in many regions.

The economic effects of the GFC in Australia included weakened retail sales, declines in personal and business credit growth, lower growth in housing credit, and subdued business and consumer confidence. While some of these economic factors have since improved, there is no certainty as to the future sustainability of these improvements.

The New Zealand economy contracted sharply in 2008 and in the first quarter of 2009. Economic conditions in Australia, New Zealand, and some Asia Pacific countries remain difficult especially in the rural, commercial and corporate sectors.

Should the difficult economic conditions of these countries persist or worsen, asset values in the housing, commercial, or rural property markets could decline, unemployment could rise and corporate and personal incomes could suffer. Also, deterioration in global markets, including equity, property and other asset markets, could impact ANZ’s customers and the security ANZ holds against loans and other credit exposures, which may impact its ability to recover some loans and other credit exposures.

All or any of these negative economic and business impacts could cause a reduction in demand for ANZ’s products and services and/or an increase in loan and other credit defaults and bad debts, which could adversely affect ANZ’s business, operations, and financial condition.

ANZ’s financial performance could also be adversely affected if it were unable to adapt cost structures, products, pricing or activities in response to a drop in demand or lower than expected revenues. Similarly, higher than expected costs (including credit costs) could be incurred because of adverse changes in the economy, general business conditions or the operating environment in the countries in which it operates.

Other economic and financial factors or events which may adversely affect ANZ’s performance and results, include, but are not limited to, the level of and volatility in foreign exchange rates and interest rates, changes in inflation and money supply, fluctuations in both debt and equity capital markets, declining commodity prices due, for example, to reduced Asian demand, and decreasing consumer and business confidence.

Geopolitical instability, such as threats of, potential for, or actual conflict, occurring around the world, such as the ongoing conflicts in the Middle East, may also adversely affect global financial markets, general economic and business conditions, and ANZ’s ability to continue operating or trading in a country, which in turn may adversely affect ANZ’s business, operations, and financial condition.

Natural disasters such as (but not restricted to) cyclones, floods and earthquakes, and the economic and financial market implications of such disasters on domestic and global conditions can adversely impact ANZ’s ability to continue operating or trading in country or countries directly or indirectly affected, which in turn may adversely affect ANZ’s business, operations and financial condition.

Changes in exchange rates may adversely affect ANZ’s business, operations and financial condition

An appreciation in the Australian or New Zealand dollar relative to other currencies could adversely affect the Australian or New Zealand economies, including agricultural exports, international tourism, manufacturers, and import-competing producers whereas a depreciation would increase debt service obligations in Australia or New Zealand dollar terms of unhedged exposures. Also, a depreciation in the value of the New Zealand dollar against the Australian dollar could have a negative translation effect on the financial results of our New Zealand businesses, which include ANZ National Bank Limited (‘ANZNBL’). Similarly, to the extent the Australian dollar appreciates against the United States dollar, this could also negatively impact ANZ’s growing United States dollar earnings from the Group’s Asian businesses.

SUPPLEMENTARY INFORMATION

Principal risks and uncertainties, cont’d

Competition may adversely affect ANZ’s business, operations and financial condition, especially in Australia, New Zealand and the Asian markets in which it operates

The markets in which ANZ operates are highly competitive and could become even more so, particularly in those segments that are considered to provide higher growth prospects or are in greatest demand (for example customer deposits). Factors that contribute to competition risk include industry regulation, mergers and acquisitions, changes in customers’ needs and preferences, entry of new participants, development of new distribution and service methods, increased diversification of products by competitors, and regulated changes in the rules governing the operations of banks and non-bank competitors. For example, changes in the financial services sector in Australia and New Zealand have made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic payment systems, mortgages, and credit cards. In addition, banks organised in jurisdictions outside Australia are subject to different levels of regulation and consequently some may have lower cost structures. Increasing competition for customers could also potentially lead to a compression in ANZ’s net interest margins, or increased advertising and related expenses to attract and retain customers.

Additionally, the Australian Government announced in late 2010 a set of measures with the stated purpose of promoting a competitive and sustainable banking system in Australia. Any regulatory or behavioural change that occurs in response to this policy shift could have the effect of limiting or reducing ANZ’s revenue earned from its banking products or operations. These regulatory changes could also result in higher operating costs. A reduction or limitation in revenue or an increase in operating costs could adversely affect ANZ’s profitability.

The effect of competitive market conditions, especially in ANZ’s main markets, may lead to erosion in ANZ’s market share or margins, and adversely affect ANZ’s business, operations, and financial condition.

Changes in monetary policies may adversely affect ANZ’s business, operations and financial condition

The Reserve Bank of Australia (‘RBA’) and the Reserve Bank of New Zealand (‘RBNZ’) set official interest rates so as to affect the demand for money and credit in Australia and New Zealand, respectively. Their policies significantly affect ANZ’s cost of funds for lending and investing and the return that ANZ will earn on those loans and investments. Both these factors impact ANZ’s net interest margin and can affect the value of financial instruments it holds, such as debt securities and hedging instruments. The policies of the RBA, the RBNZ and any other relevant central monetary authority can also affect ANZ’s borrowers, potentially increasing the risk that they may fail to repay loans. Changes in the RBA’s and RBNZ’s policies are difficult to predict accurately.

Sovereign risk may destabilize global financial markets adversely affecting all participants, including ANZ

Sovereign risk or the risk that foreign governments will default on their debt obligations or be unable to refinance their debts as they fall due has emerged as a risk to the recovery prospects of global economies. This risk is particularly relevant to a number of European countries, though it is not limited to Europe. Should one sovereign default, there could be a cascading effect to other markets and countries, the consequences of which, while difficult to predict, may be similar to or worse than that experienced during the GFC. Such an event could destabilize global financial markets adversely affecting all participants, including ANZ.

The withdrawal of the Australian Government Guarantee Scheme for Large Deposits and Wholesale Funding and the New Zealand Government Wholesale Funding Guarantee Scheme may adversely impact ANZ’s access to funding and liquidity

With improvement in international capital market and liquidity conditions, and banks subsequently being able to again successfully raise non-government guaranteed funds in the international wholesale market, many government-sponsored financial stabilisation packages are progressively being withdrawn. There is a risk that this may result in unexpected stress on the global financial system or regional financial systems, which could adversely impact ANZ and its customers and counterparties.

Specifically, on February 7, 2010, the Australian Federal Government announced the withdrawal of the Australian Government guarantee scheme for wholesale funding with effect from March 31, 2010. Similarly, on March 10, 2010, the New Zealand Government announced the withdrawal of its wholesale guarantee facility with effect from April 30, 2010. The withdrawal of the Australian and New Zealand wholesale funding guarantee schemes could adversely affect ANZ’s ability to access sources of funding and lead to a decrease in ANZ’s liquidity position and increase in funding costs, particularly if global financial conditions again deteriorate or new risks emerge in ways that are not currently foreseeable. Such conditions could adversely affect ANZ’s funding and liquidity position, negatively affecting ANZ’s business, operations and financial condition.

ANZ is exposed to liquidity and funding risk, which may adversely affect its business, operations and financial condition

Liquidity risk is the risk that the Group is unable to meet its payment obligations as they fall due, including repaying depositors or maturing wholesale debt, or that the Group has insufficient capacity to fund increases in assets. Liquidity risk is inherent in all banking operations due to the timing mismatch between cash inflows and cash outflows.

Reduced liquidity could lead to an increase in the cost of ANZ’s borrowings and possibly constrain the volume of new lending, which could adversely affect ANZ’s profitability. A significant deterioration in investor confidence in ANZ could materially impact ANZ’s cost of borrowings, and ANZ’s ongoing operations and funding.

SUPPLEMENTARY INFORMATION

Principal risks and uncertainties, cont’d

ANZ raises funding from a variety of sources including customer deposits and wholesale funding in Australia and offshore markets to ensure that it continues to meet its funding obligations and to maintain or grow its business generally. In times of systemic liquidity stress, in the event of damage to market confidence in ANZ or in the event that funding outside of Australia is not available or constrained, ANZ’s ability to access sources of funding and liquidity may be constrained and it will be exposed to liquidity risk.

Since the second half of 2007, developments in the U.S. mortgage industry and in the U.S. and European markets more generally, have adversely affected the liquidity in global capital markets which has subsequently resulted in an increase in funding costs. Future deterioration in these market conditions may limit ANZ’s ability to replace maturing liabilities and access funding in a timely and cost-effective manner necessary to fund and grow its business.

ANZ is exposed to the risk that its credit ratings could change, which could adversely affect its ability to raise capital and wholesale funding

ANZ’s credit ratings have a significant impact on both its access to, and cost of, capital and wholesale funding. Credit ratings are not a recommendation by the relevant rating agency to invest in securities offered by ANZ. Credit ratings may be withdrawn, subject to qualifiers, revised, or suspended by the relevant credit rating agency at any time. On February 16, 2011, Moody’s Investors Service has placed ANZ’s deposit and long term senior debt rating on review for a possible downgrade as part of a review of major Australian bank ratings. On 6 January 2011, Standard & Poor’s issued a request for comments on their proposed new bank ratings industry wide methodology. While the timing and result of the implementation of this proposed new methodology remains unclear, if implemented there is a potential impact on ANZ’s (and other Australian banks’) rating with Standard & Poor’s. While no action has been taken, a downgrade or potential downgrade to ANZ’s credit rating may reduce access to capital and wholesale debt markets, potentially leading to an increase in funding costs, as well as affecting the willingness of counterparties to transact with it. In addition, the ratings of individual securities (including, but not limited to, Tier-1 and Tier-2 securities) issued by ANZ (and banks globally) could be impacted from time to time by changes in the ratings methodologies used by rating agencies. Ratings agencies may revise their methodologies in response to legal or regulatory changes or other market developments.

ANZ may experience challenges in managing its capital base, which could give rise to greater volatility in capital ratios

ANZ’s capital base is critical to the management of its businesses and access to funding. ANZ is required by regulators including, but not limited to, APRA, RBNZ, the UK Financial Services Authority, U.S. regulators and various Asia Pacific jurisdictions where ANZ has operations, to maintain adequate regulatory capital.

Under current regulatory requirements, risk weighted assets and expected loan losses increase as a counterparty’s risk grade worsens. These additional regulatory capital requirements compound any reduction in capital resulting from increased provisions for loan losses and lower profits in times of stress. As a result, greater volatility in capital ratios may arise and may require ANZ to raise additional capital. There can be no certainty that any additional capital required would be available or could be raised on reasonable terms.

Global and domestic regulators have released proposals, including the Basel III proposals, to strengthen, among other things, the liquidity and capital requirements of banks and funds management, and insurance entities. These proposals, together with any risks arising from any regulatory changes, are described below in the risk factor entitled “Regulatory changes or a failure to comply with regulatory standards, law or policies may adversely affect ANZ’s business, operations or financial condition”.

ANZ is exposed to credit risk, which may adversely affect its business, operations and financial condition

As a financial institution, ANZ is exposed to the risks associated with extending credit to other parties. Less favourable business or economic conditions, whether generally or in a specific industry sector or geographic region, or natural disasters, could cause customers or counterparties to fail to meet their obligations in accordance with agreed terms. ANZ holds provisions for credit impairment. The amount of these provisions is determined by assessing the extent of impairment inherent within the current lending portfolio, based on current information. This process, which is critical to ANZ’s financial condition and results requires difficult, subjective and complex judgments, including forecasts of how current and future economic conditions might impair the ability of borrowers to repay their loans. However, if the information upon which the assessment is made proves to be inaccurate or if ANZ fails to analyse the information correctly, the provisions made for credit impairment may be insufficient, which could have a material adverse effect on ANZ’s business, operations and financial condition.

In addition, in assessing whether to extend credit or enter into other transactions with customers, ANZ relies on information provided by or on behalf of customers, including financial statements and other financial information. ANZ may also rely on representations of customers as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. ANZ’s financial performance could be negatively impacted to the extent that it relies on information that is inaccurate or materially misleading.

SUPPLEMENTARY INFORMATION

Principal risks and uncertainties, cont’d

An increase in the failure of third parties to honour their commitments in connection with ANZ’s trading, lending, derivatives and other activities may adversely affect its business, operations and financial condition

ANZ is exposed to the potential risk of credit-related losses that can occur as a result of a counterparty being unable or unwilling to honour its contractual obligations. As with any financial services organisation, ANZ assumes counterparty risk in connection with its lending, trading, derivatives and other businesses where it relies on the ability of a third party to satisfy its financial obligations to ANZ on a timely basis. ANZ is also subject to the risk that its rights against third parties may not be enforceable in certain circumstances.

Credit exposure may also be increased by a number of factors including deterioration in the financial condition of the counterparty, the value of assets ANZ holds as collateral, and the market value of the counterparty instruments and obligations it holds. Credit losses can and have resulted in financial services organisations realising significant losses and in some cases failing altogether. Should material unexpected credit losses occur to ANZ’s credit exposures, it could have an adverse effect on ANZ’s business, operations and financial condition.

Weakening of the real estate markets in Australia, New Zealand or other markets where it does business may adversely affect ANZ’s business, operations and financial condition

Residential, commercial and rural property lending, together with property finance, including real estate development and investment property finance, constitute important businesses to ANZ. Overall, the property market has been variable and in some locations there have been substantially reduced asset values.

A decrease in property valuations in Australia, New Zealand or other markets where it does business could decrease the amount of new lending ANZ is able to write and/or increase the losses that ANZ may experience from existing loans, which, in either case, could materially and adversely impact ANZ’s financial condition and results of operations. A significant slowdown in the Australian and New Zealand housing markets or in other markets where it does business could adversely affect ANZ’s business, operations and financial conditions.

ANZ is exposed to market risk which may adversely affect its business, operations and financial condition

ANZ is subject to market risk, which is the risk to ANZ’s earnings arising from changes in interest rates, foreign exchange rates, credit spreads, equity prices and indices, prices of commodities, debt securities and other financial contracts, including derivatives. Losses arising from these risks may have a material adverse effect on ANZ. As ANZ conducts business in several different currencies, its businesses may be affected by a change in currency exchange rates. Additionally, as ANZ’s annual and interim reports are prepared and stated in Australian dollars, any appreciation in the Australian dollar against other currencies in which ANZ earns revenues (particularly to the New Zealand dollar and US dollar) may adversely affect the reported earnings.

The profitability of ANZ’s funds management and insurance businesses is also affected by changes in investment markets and weaknesses in global securities markets due to credit, liquidity or other problems.

ANZ is exposed to the risks associated with credit intermediation and financial guarantors which may adversely affect its results

ANZ entered into a series of structured credit intermediation trades from 2004 to 2007. ANZ sold protection using credit default swaps over these structures and then, to mitigate risk, purchased protection via credit default swaps over the same structures from eight U.S. financial guarantors. The underlying structures involve credit default swaps (‘CDSs’) over synthetic collateralised debt obligations (‘CDOs’), portfolios of external collateralised loan obligations (‘CLOs’) or specific bonds/floating rate notes (‘FRNs’).

Being derivatives, both the sold protection and purchased protection are marked-to-market. Prior to the commencement of the GFC, movements in valuations of these positions were not significant and the credit valuation adjustment (‘CVA’) charge on the protection bought from the non-collateralised financial guarantors was minimal.

Following the onset of the GFC, the market value of the structured credit transactions increased and the financial guarantors were downgraded. The combined impact of this was to increase the CVA charge on the purchased protection from financial guarantors.

Since mid 2009 credit markets have tightened substantially. Volatility in the market value and hence CVA will continue to persist given the volatility in credit spreads and USD/AUD rates.

ANZ is exposed to operational risk, which may adversely affect its business, operations and financial condition

Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. Operational risk includes legal risk and the risk of reputational loss, environmental damage, and health and safety risks, but excludes strategic risk.

Loss from operational risk can include fines, penalties, loss or theft of funds or assets, legal costs, customer compensation, loss of shareholder value, reputational loss, loss of life or injury to people, and loss of property and/or information.

SUPPLEMENTARY INFORMATION

Principal risks and uncertainties, cont’d

All operational risks carry at least a financial consequence. Examples of operational risk that ANZ is exposed to include the losses arising from internal fraud, external fraud, acts that are inconsistent with employment, health or safety laws or agreements, failure to meet professional customer and legal obligations, disruption of business or system failures, failure to execute a transaction correctly, inadequate process management and from failure caused by third parties.

Direct or indirect losses that occur as a result of operational failures, breakdowns, omissions or unplanned events could adversely affect ANZ’s financial results.

Disruption of information technology systems or failure to successfully implement new technology systems could significantly interrupt business

ANZ is highly dependent on information systems and technology and there is a risk that these, or the services ANZ uses or is dependent upon, might fail.

Most of ANZ’s daily operations are computer-based and information technology systems are essential to maintaining effective communications with customers. The exposure to systems risks includes the complete or partial failure of information technology systems or data centre infrastructure, the inadequacy of internal and third-party information technology systems due to, among other things, failure to keep pace with industry developments and the capacity of the existing systems to effectively accommodate growth and integrate existing and future acquisitions and alliances.

To manage these risks, ANZ has disaster recovery and information technology governance in place. However, any failure of these systems could result in business interruption, loss of customers, financial compensation, damage to reputation and/or a weakening of ANZ’s competitive position, which could adversely impact ANZ’s business and have a material adverse effect on ANZ’s financial condition and operations.

In addition, ANZ must update and implement new information technology systems, in part to assist it to satisfy regulatory demands, ensure information security, enhance computer-based banking services for ANZ’s customers and integrate the various segments of its business. ANZ may not implement these projects effectively or execute them efficiently, which could lead to increased project costs, delays in the ability to comply with regulatory requirements, failure of ANZ’s information security controls, or a decrease in ANZ’s ability to service its customers.

ANZ is exposed to risks associated with information security, which may adversely affect its financial results and reputation

Information security means protecting information and information systems from unauthorised access, use, disclosure, disruption, modification, perusal, inspection, recording or destruction. As a bank, ANZ handles a considerable amount of personal and confidential information about its customers and its own internal operations.

ANZ employs a team of information security subject matter experts who are responsible for the development and implementation of ANZ’s Information Security Policy. ANZ is conscious that threats to information security are continuously evolving and as such ANZ conducts regular internal and external reviews to ensure new threats are identified, evolving risks are mitigated, policies and procedures are updated, and good practice is maintained. However, there is a risk that information may be inadvertently or inappropriately accessed or distributed or illegally accessed or stolen. Any unauthorised use of confidential information could potentially result in breaches of privacy laws, regulatory sanctions, legal action, and claims of compensation or erosion to our competitive market position, which could adversely affect ANZ’s financial position and reputation.

ANZ is exposed to reputation risk, which may adversely impact its business, operations and financial condition

Reputation risk may arise as a result of an external event or ANZ’s own actions, and adversely affect perceptions about ANZ held by the public (including our customers), shareholders, investors, regulators or rating agencies. The impact of a risk event on ANZ’s reputation may exceed any direct cost of the risk event itself and may adversely impact ANZ’s earnings, capital adequacy or value. Accordingly, damage to ANZ’s reputation may have wide-ranging impacts, including adverse effects on ANZ’s profitability, capacity and cost of sourcing funding, and availability of new business opportunities.

The unexpected loss of key staff or inadequate management of human resources may adversely affect ANZ’s business, operations and financial condition

ANZ’s ability to attract and retain suitably qualified and skilled employees is an important factor in achieving its strategic objectives. At ANZ, there are certain individuals and key executives whose skills and reputation are critical to setting the strategic direction successful management and growth of ANZ, and whose unexpected loss due to resignation, retirement, death or illness may adversely affect its operations and financial condition. In addition, ANZ may in the future have difficulty attracting highly qualified people to fill important roles, which could adversely affect its business, operations and financial condition.

SUPPLEMENTARY INFORMATION

Principal risks and uncertainties, cont’d

ANZ may be exposed to the impact of future climate change, geological and other extrinsic events which may adversely affect its business, operations and financial condition

Scientific observations and climate modelling point to changes in the global climate system that may see extreme weather events increase in both frequency and severity. Among the possible effects of climate change are the risks of severe storms, drought, fires, cyclones, hurricanes, floods and rising sea levels. Such events, and others like them, pose the risk of inundation and damage to ANZ property, and the houses and commercial assets of ANZ’s customers. In some cases, this impact may temporarily interrupt or restrict the provision of some ANZ services, and also adversely affect ANZ’s collateral position in relation to credit facilities extended to those customers.

While the future impact of climate change is difficult to predict accurately, it should nevertheless be considered among the risks that may adversely impact ANZ’s business, operations and financial condition in the future.

In addition to climatic events, geological events and events related to them, such as volcanic or seismic activity, tsunamis, or other extrinsic events, such as flu pandemic, can also severely disrupt normal business activity and have a negative effect on ANZ’s business, operations and financial condition.

Regulatory changes or a failure to comply with regulatory standards, law or policies may adversely affect ANZ’s business, operations or financial condition

ANZ is subject to laws, regulations, policies and codes of practice in Australia, New Zealand and in the other countries (including but not limited to the United Kingdom, the United States, Hong Kong, Singapore, Japan, China and other countries within the Asia Pacific region) in which it has operations, trades or raises funds or in respect of which it has some other connection. In particular, ANZ’s banking, funds management, and insurance activities are subject to extensive regulation, mainly relating to its liquidity levels, capital, solvency, provisioning, and insurance policy terms and conditions.

Regulations vary from country to country but generally are designed to protect depositors, insured parties, customers with other banking products, and the banking and insurance system as a whole.

The Australian Government and its agencies, including APRA, the RBA and other financial industry regulatory bodies including ASIC, have supervisory oversight of ANZ. The New Zealand Government and its agencies, including the RBNZ, have supervisory oversight of ANZ’s operations in New Zealand. To the extent that ANZ has operations, trades or raises funds in, or has some other connection with, countries other than Australia or New Zealand, then such activities may be subject to the laws of, and regulation by agencies in, those countries. Such regulatory agencies include, by way of example, the U.S. Federal Reserve Board, the U.S. Department of Treasury, the U.S. Office of the Comptroller of the Currency, the U.S. Office of Foreign Assets Control, the UK’s Financial Services Authority, the Monetary Authority of Singapore, the Hong Kong Monetary Authority, the China Banking Regulatory Commission, the Kanto Local Finance Bureau of Japan, and other financial regulatory bodies in those countries and in other relevant countries. In addition, ANZ’s expansion and growth in the Asia Pacific region gives rise to a requirement to comply with a number of different legal and regulatory regimes across that region.

A failure to comply with any standards, laws, regulations or policies in any of those jurisdictions could result in sanctions by these or other regulatory agencies, the exercise of any discretionary powers that the regulators hold, or compensatory action by affected persons, which may in turn cause substantial damage to ANZ’s reputation. To the extent that these regulatory requirements limit ANZ’s operations or flexibility, they could adversely impact ANZ’s profitability and prospects.

These regulatory and other governmental agencies (including revenue and tax authorities) frequently review banking and tax laws, regulations, codes of practice and policies. Changes to laws, regulations, codes of practice or policies, including changes in interpretation or implementation of laws, regulations, codes of practice or policies, could affect ANZ in substantial and unpredictable ways. These may include increasing required levels of bank liquidity and capital adequacy, limiting the types of financial services and products ANZ can offer, and/or increasing the ability of non-banks to offer competing financial services or products, as well as changes to accounting standards, taxation laws and prudential regulatory requirements.

As a result of the GFC, regulators have proposed various amendments to financial regulation that will affect ANZ. APRA, the Basel Committee on Banking Supervision and regulators in other jurisdictions where ANZ has a presence have released discussion papers and proposals in regards to strengthening the resilience of the banking and insurance sectors, including proposals to strengthen capital and liquidity requirements for the banking sector. In addition, the U.S. has recently passed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act which significantly affects financial institutions and financial activities in the U.S. Moreover, the Australian Senate is currently holding an inquiry into competition within the Australian banking sector and, in early December 2010, the Australian Government announced a Competition and Sustainable Banking System Package (discussed above under the risk factor entitled “Competition may adversely affect ANZ’s business, operations and financial condition, especially in Australia, New Zealand and the Asian markets in which it operates”).

While uncertainty remains as to the final form that the proposed regulatory changes will take in Australia, the U.S. and other countries in which ANZ operate, any such changes may adversely affect ANZ’s business, operations and financial condition. The changes may lead ANZ to, among other things, incur additional costs as a result of increased management attention, raise additional amounts of higher-quality capital (such as ordinary shares) and hold significant levels of additional liquid assets and undertake additional long-term wholesale funding to replace short-term wholesale funding to more closely match ANZ’s asset maturity profile.

SUPPLEMENTARY INFORMATION

Principal risks and uncertainties, cont’d

Unexpected changes to ANZ’s licence to operate in any jurisdiction may adversely affect its business, operations and financial condition

ANZ is licensed to operate in the various countries, states and territories in which it operates. Unexpected changes in the conditions of the licences to operate by governments, administrations or regulatory agencies which prohibit or restrict ANZ from trading in a manner that was previously permitted may adversely impact ANZ’s financial results.

ANZ is exposed to insurance risk, which may adversely affect its business, operations and financial condition

Insurance risk is the risk of loss due to unexpected changes in current and future insurance claim rates. In life insurance business, insurance risk arises primarily through mortality (death) and morbidity (illness and injury) risks being greater than expected and, in the case of annuity business, should annuitants live longer than expected. For general insurance business, insurance risk arises mainly through weather-related incidents (including floods and bushfires) and other calamities, such as earthquakes, tsunamis and volcanic activities, as well as adverse variability in home, contents, motor, travel and other insurance claim amounts. For further details on climate and geological events see also the risk factor entitled “ANZ may be exposed to the impact of future climate change, geological and other extrinsic events which may adversely affect its business, operations and financial condition”. ANZ has exposure to insurance risk in both life insurance and general insurance business, which may adversely affect its business, operations and financial condition.

ANZ may experience reductions in the valuation of some of its assets, resulting in fair value adjustments that may have a material adverse effect on its earnings

Under Australian Accounting Standards, ANZ recognizes at fair value:

•	financial instruments classified as “held-for-trading” or “designated as at fair value through profit or loss”;

•	financial assets classified as “available-for-sale”;

•	derivatives; and

•	financial assets backing insurance and investment liabilities.

Generally, in order to establish the fair value of these instruments, ANZ relies on quoted market prices or, where the market for a financial instrument is not sufficiently active, fair values are based on present value estimates or other accepted valuation techniques. In certain circumstances, the data for individual financial instruments or classes of financial instruments used by such estimates or techniques may not be available or may become unavailable due to changes in market conditions. In these circumstances, the fair value is determined using data derived and extrapolated from market data, and tested against historic transactions and observed market trends.

The valuation models incorporate the impact of factors that would influence the fair value determined by a market participant. Principal inputs used in the determination of the fair value of financial instruments based on valuation techniques include data inputs such as statistical data on delinquency rates, foreclosure rates, actual losses, counterparty credit spreads, recovery rates, implied default probabilities, credit index tranche prices and correlation curves. These assumptions, judgments and estimates need to be updated to reflect changing trends and market conditions. The resulting change in the fair values of the financial instruments could have a material adverse effect on ANZ’s earnings.

Changes to accounting policies may adversely affect ANZ’s business, operations and financial condition

The accounting policies and methods that ANZ applies are fundamental to how it records and reports its financial position and results of operations. Management must exercise judgment in selecting and applying many of these accounting policies and methods so that they not only comply with generally accepted accounting principles but they also reflect the most appropriate manner in which to record and report on the financial position and results of operations. However, these accounting policies may be applied inaccurately, resulting in a misstatement of financial position and results of operations.

In some cases, management must select an accounting policy or method from two or more alternatives, any of which might comply with generally accepted accounting principles and be reasonable under the circumstances, yet might result in reporting materially different outcomes than would have been reported under another alternative.

ANZ may be exposed to the risk of impairment to capitalised software, goodwill and other intangible assets that may adversely affect its financial condition

In certain circumstances ANZ may be exposed to a reduction in the value of intangible assets. As at March 31, 2011, ANZ carries goodwill principally related to its investments in New Zealand and Australia, intangible assets principally relating to assets recognised on acquisition of subsidiaries, and capitalised software balances.

ANZ is required to assess the recoverability of the goodwill balance on at least an annual basis. For this purpose ANZ uses either a discounted cash flow or a multiple of earnings calculation. Changes in the assumptions upon which the calculation is based, together with expected changes in future cash flows, could materially impact this assessment, resulting in the potential write-off of a part or all of the goodwill balance.

The recoverability of capitalised software and other intangible assets is assessed at least annually. In the event that an asset is no longer in use, or that the cash flows generated by the asset do not support the carrying value, an impairment may be recorded, adversely impacting ANZ’s financial condition.

SUPPLEMENTARY INFORMATION

Principal risks and uncertainties, cont’d

Litigation and contingent liabilities may adversely affect ANZ’s financial condition

From time to time, ANZ may be subject to material litigation, regulatory actions, legal or arbitration proceedings and other contingent liabilities which, if they crystallise, may adversely affect ANZ’s results. Details regarding ANZ’s material contingent liabilities are contained in Note 15 of the Condensed Consolidated Financial Statements and Note 44 of the 2010 ANZ Annual Report. There is a risk that these contingent liabilities may be larger than anticipated or that additional litigation or other contingent liabilities may arise.

ANZ regularly considers acquisitions and divestments, and there is a risk that ANZ may undertake an acquisition or divestment that could result in a material adverse effect on its performance

ANZ regularly examines a range of corporate opportunities, including material acquisitions and disposals, with a view to determining whether those opportunities will enhance ANZ’s financial performance and position. Any corporate opportunity that is pursued could, for a variety of reasons, turn out to have a material adverse effect on ANZ.

The successful implementation of ANZ’s corporate strategy, including its strategy to expand in the Asia-Pacific region, will depend on a range of factors including potential funding strategies, and challenges associated with integrating and adding value to acquired businesses, as well as new regulatory, market and other risks associated with increasing operations outside of Australia and New Zealand.

There can be no assurance that any acquisition would have the anticipated positive results, including results relating to the total cost of integration, the time required to complete the integration, the amount of longer-term cost savings, the overall performance of the combined entity, or an improved price for ANZ’s securities. Integration of an acquired business can be complex and costly, sometimes including combining relevant accounting and data processing systems, and management controls, as well as managing relevant relationships with employees, clients, suppliers and other business partners. Integration efforts could divert management attention and resources, which could adversely affect ANZ’s operations or results. Additionally, there can be no assurance that customers, counterparties and vendors of newly acquired businesses will remain as such post-acquisition, and the loss of customers, counterparties and vendors could adversely affect ANZ’s operations or results.

Acquisitions and disposals may also result in business disruptions that cause ANZ to lose customers or cause customers to remove their business from ANZ to competing financial institutions. It is possible that the integration process related to acquisitions could result in the disruption of ANZ’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that could adversely affect ANZ’s ability to maintain relationships with clients, customers, depositors and employees. The loss of key employees in connection with an acquisition or disposal could adversely affect ANZ’s ability to conduct its business successfully. ANZ’s operating performance, risk profile or capital structure may also be affected by these corporate opportunities and there is a risk that any of ANZ’s credit ratings may be placed on credit watch or downgraded if these opportunities are pursued.

DEFINITIONS

AAS—Australian Accounting Standards.

AASB—Australian Accounting Standards Board.

Collective provision is the Provision for credit losses that are inherent in the portfolio but not able to be individually identified. A collective provision may only be recognised when a loss event has already occurred. Losses expected as a result of future events, no matter how likely, are not recognised.

Customer deposits represent term deposits, other deposits bearing interest, deposits not bearing interest and borrowing corporations debt excluding securitisation deposits.

Economic profit is a risk adjusted profit measure. Economic profit is determined by adjusting underlying accounting profit with economic credit costs, the benefit of imputation credits and the cost of capital. This measure is used to evaluate business unit performance and is included in determining the variable component of remuneration packages.

Expected loss is determined based on the expected average annual loss of principal over the economic cycle for the current risk profile of the lending portfolio.

IFRS—International Financial Reporting Standards.

Impaired assets are those financial assets where doubt exists as to whether the full contractual amount will be received in a timely manner, or where concessional terms have been provided because of the financial difficulties of the customer. Financial Assets are impaired if there is objective evidence of impairment as a result of a loss event that occurred prior to the reporting date, and that loss event has had an impact, which can be reliably estimated, on the expected future cash flows of the individual asset or portfolio of assets.

Impaired commitments and contingencies comprises undrawn facilities and contingent facilities where the customer’s status is defined as impaired.

Impaired loans comprises drawn facilities where the customer’s status is defined as impaired.

Individual provision charge is the amount of expected credit losses on financial instruments assessed for impairment on an individual basis (as opposed to on a collective basis). It takes into account expected cash flows over the lives of those financial instruments.

Liquid assets are cash and cash equivalent assets. Cash equivalent assets are highly liquid investments with short periods to maturity, are readily convertible to cash at ANZ’s option and are subject to an insignificant risk of changes in value.

Net advances includes gross loans and advances and acceptances and capitalised brokerage/mortgage origination fees, less unearned income and provisions for credit impairment.

Net interest average margin is net interest income as a percentage of average interest earning assets.

Net tangible assets equals share capital and reserves attributable to shareholders of the Group less preference share capital and unamortised intangible assets (including goodwill and software).

Operating expenses excludes the provision for impairment of loans and advances charge.

Operating income includes net interest and other operating income.

Pro forma results includes adjustments to restate the Group’s underlying profit to assume the acquisitions of OnePath Australia and New Zealand, Landmark and RBS took effect from 1 October 2009. Pro forma results have also been adjusted for exchange rate movements. This enhances the comparability of financial information between reporting periods.

DEFINITIONS

Repo discount is a discount applicable on the repurchase by a central bank of an eligible security pursuant to a repurchase agreement.

Restructured items comprise facilities in which the original contractual terms have been modified for reasons related to the financial difficulties of the customer. Restructuring may consist of reduction of interest, principal or other payments legally due, or an extension in maturity materially beyond those typically offered to new facilities with similar risk.

Revenue includes net interest income and other operating income.

Segment review description:

The Group is managed along the geographic regions of Australia, Asia Pacific, Europe and America and New Zealand and the matrix segment of its global institutional client business which is viewed as a separate segment but also impacts each region.

Australia

The Australia region consists of Retail, Commercial, Institutional and Wealth segments together with the Group Centre.

•	Retail

•

Retail Distribution operates the Australian branch network, Australian call centre, specialist businesses (including specialist mortgage sales staff, mortgage broking and franchisees, direct channels (Mortgage Direct and One Direct)) and distribution services including the ANZ Affluent proposition.

•	Retail Products is responsible for delivering a range of products including mortgages, cards, unsecured lending, transaction banking, savings and deposits:

•	Mortgages provide housing finance to consumers in Australia for both owner occupied and investment purposes.

•	Cards and Unsecured Lending provides consumer credit cards, ePayment products, personal loans and ATM facilities in Australia.

•	Deposits provide transaction banking and savings products, such as term deposits and cash management accounts.

•	Commercial

•	Esanda provides motor vehicle and equipment finance and investment products.

•

Regional Commercial Banking provides a full range of banking services to personal customers and to small business and agribusiness customers in rural and regional Australia and includes the recent acquisition of loans and deposits from Landmark Financial Services.

•	Business Banking provides a full range of banking services, including risk management, to metropolitan based small to medium sized business clients with a turnover of up to A$50 million.

•	Small Business Banking provides a full range of banking services for metropolitan-based small businesses in Australia with lending up to A$550,000.

•	Institutional

•

Provides a full range of financial services to Corporate, Institutional and Financial Institutions customers as well as providing selected products to Commercial customers within Australia, and managing the Transaction Banking, Trade, Markets and Global Loan products. Also manages the banks interest rate position. Refer detailed description of the Institutional business under the paragraph below entitled “Institutional”.

•	Wealth

•

ANZ Private specialises in assisting high net worth individuals and families to manage, grow and preserve their family assets. The businesses within ANZ Private include Private Bank, Trustees, E*Trade, Investment Lending and Super Concepts.

•

OnePath Australia was formerly the INGA JV entity between ANZ and the ING Groep and is now a wholly owned subsidiary of ANZ. OnePath Australia operates as part of ANZ’s specialist wealth management and protection business. It provides a comprehensive range of wealth and insurance products available through financial advisers or direct to customers and includes ANZ Financial Planners.

•	Group Centre

•

Group Centre includes the Australian portion of Global Services and Operations, Technology, Treasury, Group Human Resources, Group Strategy & Marketing, Group Financial Management, Group Risk Management and Group Items.

DEFINITIONS

Segment review description, continued:

Asia Pacific, Europe & America

The Asia Pacific, Europe & America region includes the following:

•	Retail which provides retail and small business banking services to customers in the Asia Pacific region and also includes investment and insurance products and services for Asia Pacific customers.

•

Asia Partnerships which is a portfolio of strategic partnerships in Asia. This includes investments in Indonesia with PT Bank Pan Indonesia, in the Philippines with Metrobank Cards Corporation, in China with Bank of Tianjin and Shanghai Rural Commercial Bank, in Malaysia with AMMB Holdings Berhad and in Vietnam with Saigon Thuong Tin Commercial Joint-Stock (Sacombank) and Saigon Securities Incorporation.

•	Operations & Support which includes the central support functions for the division.

•	Institutional Asia Pacific, Europe & America matrix reports to the Asia Pacific, Europe & America division and is referred to in the paragraph below entitled “Institutional”.

•	Global Services & Operations centres located in Bangalore and Philippines which include operations and technology support services to all geographic regions.

During the September 2010 full year, ANZ acquired selected Royal Bank of Scotland Group PLC businesses in Asia. The acquisition of the businesses in Philippines, Vietnam and Hong Kong were completed during the March 2010 half, and the acquisition of the businesses in Taiwan, Singapore and Indonesia during the September 2010 half. The acquisition impacts the Retail and Institutional Asia Pacific, Europe and America business segments within the Asia Pacific, Europe and America region.

New Zealand Region

New Zealand comprises customer segments: Retail, Commercial, Institutional and Wealth, and an operations and support area which includes Treasury funding:

•	Retail

•	Provides a full range of banking services to personal customers under the ANZ and National Bank brands in New Zealand.

•	Commercial

•

Commercial & Agri incorporates the ANZ and National Bank brands and provides financial solutions through a relationship management model for medium-sized businesses, including agri-business, with a turnover of up to NZ$150 million. Asset Finance (including motor vehicle and equipment finance), operating leases and investment products are provided under the UDC brand.

•	Business Banking provides a full range of banking services to small enterprises, typically with turnover of less than NZ$5 million.

•	Institutional

•

A full range of financial services to institutional customers within New Zealand along the product lines of Transaction Banking, Markets and Global Loans. Also includes Relationship and infrastructure. Refer to detailed description of the Institutional business under the paragraph below entitled “Institutional”.

•	Wealth

•	Private Banking includes private banking operations under the ANZ and National Bank brands.

•

OnePath New Zealand (formerly ING NZ) was a joint venture between ANZ and ING whereby ANZ owned 49% of OnePath NZ and received proportional equity accounted earnings prior to ANZ acquiring the remaining 51% interest to take full ownership. OnePath NZ manufactures and distributes investment and insurance products and advice.

•	Operations and Support includes the back-office processing, customer account maintenance, and central support areas including Treasury funding.

Institutional

The Institutional division provides a full range of financial services to institutional customers in all geographies. Multinationals, institutions and corporates with sophisticated needs and multiple relationships are served globally. Institutional has a major presence in Australia and New Zealand and also has operations in Asia, Pacific, Europe and the United States. During the September 2010 full year, the Institutional business expanded following the acquisition of selected businesses from the Royal Bank of Scotland Group PLC. The acquisition impacts all business segments within Institutional.

•

Transaction Banking provides working capital solutions including deposit products, cash transaction banking management, trade finance, international payments, and clearing services principally to institutional and corporate customers.

•

Global Markets provides risk management services to corporate and institutional clients globally in relation to foreign exchange, interest rates, credit, commodities, debt capital markets, debt and loan syndications, wealth solutions and equity derivatives. This includes the business providing origination, underwriting, structuring and risk management services, advice and sale of credit and derivative products globally. Markets also manages the Group’s interest rate risk position.

DEFINITIONS

Segment review description, continued:

•

Global Loans provides term loans, general working capital facilities and specialist loan structuring. In addition to relationship lending, it provides specialist credit analysis, structuring, execution and ongoing monitoring of strategically significant customer transactions, including project and structured finance, debt structuring and acquisition finance, loan product structuring and management, structured asset and export finance. It also includes loan agency services.

•	Relationship and infrastructure includes client relationship management teams for global institutional customers and corporate customers in Australia, and central support functions.

Underlying profit represents the directors’ assessment of the profit for the ongoing business activities of the Group, and is based on guidelines published by the Australian Institute of Company Directors and the Financial Services Institute of Australasia. ANZ applies this guidance by adjusting statutory profit for material items that are not part of the normal ongoing operations of the Group including unusual gains and losses, gains and losses on the sale of businesses, non-continuing businesses, timing differences on economic hedges, and acquisition related costs.

ALPHABETICAL INDEX

PAGE
Associates, joint venture entities and investments	109

Basis of preparation	87

Business combinations	108

Chief Financial Officer’s Review	11

Changes in the composition of the Group	108

Condensed Consolidated Balance Sheet	84

Condensed Consolidated Cash Flow Statement	85

Condensed Consolidated Income Statement	82

Condensed Consolidated Statement of Comprehensive Income	83

Condensed Statement of Changes in Equity	86

Contingent liabilities and contingent assets	106

Credit quality	97

Critical estimates and judgements used in applying Accounting Policies	88

Definitions	143

Deposits and other borrowings	103

Dividends	94

Earnings per share	95

Exchange rates	109

Financial Highlights	7

Four year summary by half	77

Income	91

Income tax expense	93

Loan capital	103

Media Release	1

Net loans and advances	96

Note to the Cash Flow Statement	107

Operating expenses	92

Pro forma analysis	14

Provision for credit impairment	102

Related party disclosure	109

Segment Review	39

Segment analysis	108

Share capital	104

Shareholders’ equity	104

Significant events since balance date	109

Supplementary information—Average balance sheet and related interest	130

Supplementary information—Capital management	126

Supplementary information—Derivative financial instruments	134

Supplementary information—Principal risks and uncertainties	135

Supplementary information—Reconciliation of statutory profit to underlying profit	114

Supplementary information—Underlying profit by division	120

ALPHABETICAL INDEX

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